Exhibit 10.2

LOAN AGREEMENT
Dated as of May 24, 2006
Between
RPB WILLOWWOOD I LLC, a Delaware limited liability company,
and
RPB WILLOWWOOD II LLC, a Delaware limited liability company, individually and collectively, as Borrower
and
LEHMAN BROTHERS BANK, FSB
individually and as Agent for one or more Co-Lenders, as Lender

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION		1
Section 1.1	Definitions	1
Section 1.2	Principles of Construction	21

II. GENERAL TERMS		21
Section 2.1	Loan Commitment; Disbursement to Borrower	21
2.1.1	Agreement to Lend and Borrow	21
2.1.2	Single Disbursement to Borrower	21
2.1.3	The Note, Security Instrument and Loan Documents	21
2.1.4	Use of Proceeds	21
Section 2.2	Interest; Loan Payments; Late Payment Charge	22
2.2.1	Payments	22
2.2.2	Interest Calculation	22
2.2.3	Intentionally Omitted	22
2.2.4	Intentionally Omitted	22
2.2.5	Payment on Maturity Date	22
2.2.6	Payments after Default	22
2.2.7	Late Payment Charge	23
2.2.8	Usury Savings	23
2.2.9	Indemnified Taxes	23
2.2.10	Replacement of Co-Lender	25
Section 2.3	Prepayments	25
2.3.1	Voluntary Prepayments	25
2.3.2	Mandatory Prepayments	25
2.3.3	Prepayments After Default	26
2.3.4	Making of Payments	26
2.3.5	Application of Principal Prepayments	26
Section 2.4	Defeasance	27
2.4.1	Voluntary Defeasance	27
2.4.2	Successor Borrower	28
2.4.3	Release of Property	29
Section 2.5	Release on Payment in Full	29

III. CASH MANAGEMENT		30
Section 3.1	Establishment of Accounts	30
Section 3.2	Deposits into Lockbox Account	31
Section 3.3	Account Name	31
Section 3.4	Eligible Accounts	31
Section 3.5	Permitted Investments	31
Section 3.6	The Initial Deposits	32
Section 3.7	Transfer To and Disbursements from the Lockbox Account	32
Section 3.8	Withdrawals From the Tax Account and the Insurance Premium Account	33
Section 3.9	Withdrawals from the Replacement Reserve Account	33
Section 3.10	Withdrawals from the Required Repair Account	33
Section 3.11	Withdrawals from the Debt Service Account	33
Section 3.12	Withdrawals from the Rollover Reserve Account	33
Section 3.13	Withdrawals from the Unfunded Tenant Obligations Reserve Account	34
Section 3.14	Intentionally Omitted	34

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Section 3.15	Intentionally Omitted	34
Section 3.16	Intentionally Omitted	34
Section 3.17	Intentionally Omitted	34
Section 3.18	Sole Dominion and Control	34
Section 3.19	Security Interest	34
Section 3.20	Rights on Default	34
Section 3.21	Financing Statement; Further Assurances	35
Section 3.22	Borrower’s Obligation Not Affected	35
Section 3.23	Payments Received Under this Agreement	35

IV. REPRESENTATIONS AND WARRANTIES		35
Section 4.1	Borrower Representations	35
4.1.1	Organization	35
4.1.2	Proceedings	36
4.1.3	No Conflicts	36
4.1.4	Litigation	36
4.1.5	Agreements	36
4.1.6	Solvency	37
4.1.7	Full and Accurate Disclosure	37
4.1.8	No Plan Assets	37
4.1.9	Compliance	38
4.1.10	Financial Information	38
4.1.11	Condemnation	38
4.1.12	Federal Reserve Regulations	38
4.1.13	Utilities and Public Access	39
4.1.14	Not a Foreign Person	39
4.1.15	Separate Lots	39
4.1.16	Assessments	39
4.1.17	Enforceability	39
4.1.18	No Prior Assignment	39
4.1.19	Insurance	39
4.1.20	Use of Property	40
4.1.21	Certificate of Occupancy; Licenses	40
4.1.22	Flood Zone	40
4.1.23	Physical Condition	40
4.1.24	Boundaries	40
4.1.25	Leases	41
4.1.26	Survey	42
4.1.27	Loan to Value	42
4.1.28	Filing and Recording Taxes	42
4.1.29	Intentionally Omitted	42
4.1.30	Management Agreement	42
4.1.31	Illegal Activity	42
4.1.32	No Change in Facts or Circumstances; Disclosure	42
4.1.33	Investment Company Act	43
4.1.34	Principal Place of Business; State of Organization	43
4.1.35	Single Purpose Entity	43

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4.1.36	Business Purposes	48
4.1.37	Taxes	48
4.1.38	Forfeiture	48
4.1.39	Environmental Representations and Warranties	49
4.1.40	Taxpayer Identification Number	49
4.1.41	OFAC	49
4.1.42	Intentionally Omitted	49
4.1.43	Deposit Accounts	49
4.1.44	Embargoed Person	50
Section 4.2	Survival of Representations	51

V. BORROWER COVENANTS		51
Section 5.1	Affirmative Covenants	51
5.1.1	Existence; Compliance with Legal Requirements	51
5.1.2	Taxes and Other Charges	52
5.1.3	Litigation	53
5.1.4	Access to the Property	53
5.1.5	Notice of Default	53
5.1.6	Cooperate in Legal Proceedings	54
5.1.7	Award and Insurance Benefits	54
5.1.8	Further Assurances	54
5.1.9	Mortgage and Intangible Taxes	54
5.1.10	Financial Reporting	55
5.1.11	Business and Operations	56
5.1.12	Costs of Enforcement	56
5.1.13	Estoppel Statement	57
5.1.14	Loan Proceeds	57
5.1.15	Performance by Borrower	57
5.1.16	Confirmation of Representations	57
5.1.17	Leasing Matters	58
5.1.18	Management Agreement	61
5.1.19	Environmental Covenants	63
5.1.20	Alterations	64
5.1.21	Intentionally Omitted	64
5.1.22	Intentionally Omitted	64
5.1.23	OFAC	64
Section 5.2	Negative Covenants	64
5.2.1	Liens	64
5.2.2	Dissolution	65
5.2.3	Change In Business	65
5.2.4	Debt Cancellation	65
5.2.5	Zoning	65
5.2.6	No Joint Assessment	65
5.2.7	Name, Identity, Structure, or Principal Place of Business	66
5.2.8	ERISA	66
5.2.9	Affiliate Transactions	66
5.2.10	Transfers	67

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5.2.11	One-Time Property Transfer	68

VI. INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS		70
Section 6.1	Insurance	70
Section 6.2	Casualty	74
Section 6.3	Condemnation	75
Section 6.4	Restoration	75

VII. RESERVE FUNDS		80
Section 7.1	Required Repair Funds	80
7.1.1	Deposits	80
7.1.2	Release of Required Repair Funds	80
Section 7.2	Tax and Insurance Escrow Fund	81
Section 7.3	Replacements and Replacement Reserve	82
7.3.1	Replacement Reserve Fund	82
7.3.2	Disbursements from Replacement Reserve Account	82
7.3.3	Performance of Replacements	84
7.3.4	Failure to Make Replacements	86
7.3.5	Balance in the Replacement Reserve Account	86
Section 7.4	Rollover Reserve	86
7.4.1	Deposits to Rollover Reserve Fund	86
7.4.2	Withdrawal of Rollover Reserve Funds	87
7.4.3	Provisions Regarding Letters of Credit	87
Section 7.5	Unfunded Tenant Obligations Reserve Fund	88
7.5.1	Withdrawal of Unfunded Tenant Obligation Reserve Funds	88
Section 7.6	Intentionally Omitted	89
Section 7.7	Reserve Funds, Generally	89

VIII. DEFAULTS		90
Section 8.1	Event of Default	90
Section 8.2	Remedies	93
Section 8.3	Remedies Cumulative; Waivers	95

IX. SPECIAL PROVISIONS		95
Section 9.1	Sale of Notes and Securitization	95
Section 9.2	Securitization Indemnification	97
Section 9.3	Servicer	99
Section 9.4	Exculpation	99
Section 9.5	Intentionally Omitted	101
Section 9.6	Contributions and Waivers	101
Section 9.7	Syndication	104
9.7.1	Syndication	104
9.7.2	Sale of Loan, Co-Lenders, Participations and Servicing	105
9.7.3	Cooperation in Syndication	107
9.7.4	Payment of Agent’s, and Co-Lender’s Expenses, Indemnity, etc	109
9.7.5	Limitation of Liability	110
9.7.6	No Joint Venture	110
9.7.7	Voting Rights of Co-Lenders	111
Section 9.8	Intentionally Omitted	111
Section 9.9	Mezzanine Financing	111

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X. MISCELLANEOUS		113
Section 10.1	Survival	113
Section 10.2	Lender’s Discretion	113
Section 10.3	Governing Law	113
Section 10.4	Modification, Waiver in Writing	114
Section 10.5	Delay Not a Waiver	114
Section 10.6	Notices	114
Section 10.7	Trial by Jury	116
Section 10.8	Headings	116
Section 10.9	Severability	116
Section 10.10	Preferences	116
Section 10.11	Waiver of Notice	116
Section 10.12	Remedies of Borrower	117
Section 10.13	Expenses; Indemnity	117
Section 10.14	Schedules and Exhibits Incorporated	118
Section 10.15	Offsets, Counterclaims and Defenses	119
Section 10.16	No Joint Venture or Partnership; No Third Party Beneficiaries	119
Section 10.17	Publicity	119
Section 10.18	Waiver of Marshalling of Assets	119
Section 10.19	Waiver of Counterclaim	120
Section 10.20	Conflict; Construction of Documents; Reliance	120
Section 10.21	Brokers and Financial Advisors	120
Section 10.22	Prior Agreements	121
SCHEDULE 4.1.1 Organizational Chart of Borrower
SCHEDULE 4.1.25 Rent Roll / Leases
SCHEDULE 7.1 Required Repairs — Deadlines For Completion
SCHEDULE 7.5 Unfunded Tenant Obligations
EXHIBIT A Property Account Bank Property Account Agreement		123
EXHIBIT B Tenant Notice Letter		124
EXHIBIT C Rollover Guaranty		126
EXHIBIT D Form of Non-Disturbance Agreement		127
EXHIBIT E Form of Assignment of Management Agreement		8
EXHIBIT F Guarantor Requirements		9

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LOAN AGREEMENT
     THIS LOAN AGREEMENT, dated as of May 24, 2006 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between LEHMAN BROTHERS BANK, FSB, a federal stock savings bank, having an address at 1000 West Street, Suite 200, Wilmington, Delaware 19801, individually and as Agent for one or more Co-Lenders (“Lender”) and RPB WILLOWWOOD I LLC, a Delaware limited liability company, and RPB WILLOWWOOD II LLC, a Delaware limited liability company, each having its principal place of business at 1280 Maryland Avenue, S.W., Suite 280, Washington, DC 20024 (individually and collectively, as the context may require, “Borrower”).
WITNESSETH:
     WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and
     WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).
     NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
     I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION
     Section 1.1 Definitions.
     For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
     “Account Collateral” shall mean: (i) the Accounts, and all Cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, Cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) — (iii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.
     “Accounts” shall mean, collectively, the Property Account, the Tax Account, the Insurance Premium Account, the Required Repair Account, the Replacement Reserve Account, the Debt Service Account, the Rollover Reserve Account, the Unfunded Tenant Obligations Reserve Account, the Lockbox Account or any other escrow accounts or reserve accounts established by the Loan Documents.

     “Additional Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.
     “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or an Affiliate of such Person.
     “Affiliated Manager” shall mean any property manager which is an Affiliate of, or in which Borrower, Principal, or any Guarantor has, directly or indirectly, any legal, beneficial or economic interest.
     “Agent” shall have the meaning set forth in Section 9.7.2(d) hereof.
     “ALTA” shall mean American Land Title Association, or any successor thereto.
     “Annual Budget” shall mean the operating budget, including all planned capital expenditures, for the Property prepared by Borrower for the applicable Fiscal Year or other period.
     “Applicable Contribution” shall have the meaning set forth in Section 9.6(f) hereof.
     “Applicable Laws” shall mean all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations and court orders.
     “Applicable Interest Rate” shall mean six and two tenths percent (6.2%) per annum.
     “Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA and USPAP, prepared by an independent third party appraiser holding an MAI designation, who is State licensed or State certified if required under the laws of the State where the Property is located, who meets the requirements of FIRREA and USPAP and who is otherwise satisfactory to Lender.
     “Approved Accountant” shall mean a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender.
     “Approved Manager” shall mean Republic Property TRS LLC, a Delaware limited liability company or any Affiliate of Guarantor that is wholly-owned and controlled, in each case, directly or indirectly, by Guarantor.
     “Assignment and Assumption” shall have the meaning set forth in Section 9.7.2 hereof.
     “Assignment of Leases” shall mean, that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s interest in and to the Leases and Rents of the Property as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Assignment of Management Agreement” shall have the meaning set forth in Section 5.1.18 hereof.
     “Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.
     “Bankruptcy Code” shall mean Title 11 U.S.C. § 101 et seq., and the regulations adopted and promulgated pursuant thereto (as the same may be amended from time to time).
     “Benefit Amount” shall have the meaning set forth in Section 9.6(d) hereof.
     “Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.
     “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.
     “Business Party” shall have the meaning set forth in Section 4.1.35(aa) hereof.
     “Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).
     “Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such fund delivered by wire transfer.
     “Casualty” shall have the meaning set forth in Section 6.2 hereof.
     “Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.
     “Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.
     “Closing Date” shall mean the date of the funding of the Loan.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and all applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
     “Co-Lender” shall have the meaning set forth in Section 9.7.2(a) hereof.
     “Co-Lending Agreement” shall mean the co-lending agreement entered into between Lender, individually as a Co-Lender and as Agent and the other Co-Lenders in the event of a Syndication, as the same may be further supplemented modified, amended or restated.
     “Collateral” shall mean the Property, the Accounts, the Reserve Funds, the Guaranty, the Personal Property, the Rents, the Account Collateral, and all other real or personal property of Borrower or any Guarantor that is at any time pledged, mortgaged or otherwise given as security to Lender for the payment of the Debt under the Security Instrument, this Agreement or any other Loan Document.
     “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
     “Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
     “Contribution” shall have the meaning set forth in Section 9.6(a) hereof.
     “control” (and the correlative terms “controlled by” and “controlling”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of the entity in question by reason of the ownership of beneficial interests, by contract or otherwise.
     “Creditors Rights Laws” shall mean with respect to any Person, any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.
     “Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument or any other Loan Document, including, without limitation, all Reserve Fund Deposits.
     “Debt Service” shall mean, with respect to any particular period of time, interest and principal payments due under the Note for such period.
     “Debt Service Account” shall have the meaning set forth in Section 3.1 hereof.
     “Debt Service Coverage Ratio” shall mean a ratio in which:
     (a) the numerator is the Net Operating Income for the 12 full calendar month period preceding the date of calculation as set forth in the financial statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Property, or (ii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of four percent

(4%) of Gross Income from Operations or (2) the actual management fees incurred, and (B) assumed Replacement Reserve Fund contributions equal to $0.45 per square foot of gross leasable area of the Property and (C) and Lease Termination Payments; and
     (b) the denominator is the aggregate amount of Debt Service which would be due and payable for such 12 full calendar month period.
     “Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.
     “Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) five percent (5%) above the Applicable Interest Rate.
     “Defeasance Collateral” shall have the meaning set forth in Section 2.4.1(b) hereof
     “Defeasance Date” shall have the meaning set forth in Section 2.4.1(a)(i) hereof.
     “Defeasance Deposit” shall mean an amount equal to the remaining principal amount of the Note, the Yield Maintenance Premium, the Interest Shortfall Payment if the Defeasance Date is not a Payment Date, any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note or otherwise required to accomplish the agreements of Section 2.3 and Section 2.4 hereof.
     “Defeasance Event” shall have the meaning set forth in Section 2.4.1 hereof.
     “Disclosure Document” shall have the meaning set forth in Section 9.2(a) hereof.
     “Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or State chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or State chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a State chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R.§9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and State authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
     “Eligible Institution” shall mean a depository institution or trust company, insured by the Federal Deposit Insurance Corporation, (a) the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1 by Fitch in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long term unsecured debt obligations of which are rated at least “AA” by

Fitch and S&P and “Aa2” by Moody’s in the case of accounts in which funds are held for more than thirty (30) days.
     “Embargoed Person” shall have the meaning set forth in Section 4.1.44 hereof.
     “Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Environmental Law” shall mean any federal, State and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, that, at any time, apply to Borrower and Guarantor or the Property and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.
     “Environmental Liens” shall have the meaning set forth in Section 5.1.19(a) hereof.
     “Environmental Reports” shall have the meaning set forth in Section 4.1.39 hereof.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
     “Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.
     “Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.
     “Exchange Act Filing” shall have the meaning set forth in Section 9.2(a) hereof.
     “FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as the same may be amended from time to time.
     “Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during the term of the Loan.
     “Fitch” shall mean Fitch, Inc.
     “Flood Insurance Act” shall have the meaning set forth in Section 6.1(a)(vii) hereof.
     “Funding Borrower” shall have the meaning set forth in Section 9.6(c) hereof.
     “GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

     “Governmental Authority” shall mean any court, board, agency, commission, office, central bank or other authority of any nature whatsoever for any governmental unit (federal, State, county, district, municipal, city, country or otherwise) or quasi-governmental unit whether now or hereafter in existence.
     “Gross Income from Operations” shall mean all income, computed in accordance with GAAP derived from the ownership and operation of the Property from whatever source, including, but not limited to, the Rents, utility charges, escalations, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass throughs, but excluding pre-paid rents and revenues (except to the extent applied in satisfaction of tenants’ obligations for rent in accordance with a Lease), sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, security deposits, interest on credit accounts, utility and other similar deposits, interest on the Reserve Funds and any disbursements to Borrower from the Reserve Funds. Gross income shall not be diminished as a result of the Security Instrument or the creation of any intervening estate or interest in the Property or any part thereof.
     “Guarantor” shall mean RPLP, RPT and any other entity guaranteeing any payment or performance obligation of Borrower.
     “Guarantor Credit Facility” shall mean that certain Senior Secured Revolving Credit Facility Agreement, dated as of May 1, 2006, by and among Guarantor and KeyBank National Association and other parties thereto.
     “Guarantor Requirements” shall mean that Guarantor complies with each and every covenant set forth on Exhibit F attached hereto in all material respects.
     “Guaranty” shall mean that certain Guaranty of Recourse Obligations of Borrower, dated as of the date hereof, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; toxic mold; any substance the presence of which on the Property is prohibited by any federal, State or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law.

     “Improvements” shall have the meaning set forth in Article 1 of the Security Instrument with respect to the Property.
     “Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (f) obligations secured by any Liens, whether or not the obligations have been assumed.
     “Indemnified Liabilities” shall have the meaning set forth in Section 9.7.4(c) hereof.
     “Indemnified Parties” shall mean Lender, any Affiliate of Lender who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrance created by the Security Instrument is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan, the holders of any Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Property, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).
     “Indemnified Taxes” shall mean any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.
     “Indemnitee” shall have the meaning set forth in Section 9.7.4(c) hereof.
     “Independent Director” shall have the meaning set forth in Section 4.1.35(aa) hereof.
     “Information” shall have the meaning set forth in Section 9.7.3(b) hereof.
     “Initial Letter of Credit” shall mean the Letter of Credit in the amount of $2,400,000.00 which may be delivered to Lender in accordance with the terms and provisions of Section 7.4 hereof.

     “Insolvency Opinion” shall mean, that certain bankruptcy non-consolidation opinion letter delivered by counsel for Borrower in connection with the Loan and approved by Lender or the Rating Agencies, as the case may be.
     “Insurance Premium Account” shall have the meaning set forth in Section 3.1 hereof.
     “Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.
     “Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
     “Interest Shortfall Payment” shall have the meaning set forth in Section 2.3.1 hereof.
     “Investment Grade” shall mean a rating of “BBB-” or its equivalent by the Rating Agencies.
     “Investor” shall have the meaning set forth in Section 5.1.10(g) hereof.
     “Leases” shall have the meaning set forth in Article 1 of the Security Instrument.
     “Lease Termination Payments” shall mean all payments made to Borrower in connection with any termination, cancellation, surrender, sale or other disposition of any Lease.
     “Legal Requirements” shall mean, with respect to the Property, all federal, State, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the zoning, construction, use, alteration, occupancy or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.
     “Lehman” shall have the meaning set forth in Section 9.2(b) hereof.
     “Lehman Group” shall have the meaning set forth in Section 9.2(b) hereof.
     “Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.
     “Letter of Credit” shall mean a transferable, clean, irrevocable, unconditional, standby letter of credit in form, substance and amount reasonably satisfactory to Lender in its reasonable discretion, issued or confirmed by a commercial bank with a long term debt obligation rating of “AA-”or better (or a comparable long term debt obligation rating) as assigned by the Rating Agencies and otherwise satisfactory to Lender in its reasonable discretion (the “Issuing Bank”). The Letter of Credit shall be payable upon presentation of a sight draft only to the order of Lender at a New York City bank. The Letter of Credit shall have an initial expiration date of not less than one (1) year and shall be automatically renewed for successive twelve (12) month periods for the term of the Loan (unless such Letter of Credit provides that the Issuing Bank may elect not to renew the Letter of Credit upon written notice to the beneficiary at least thirty (30) days prior to its expiration date) and shall provide for multiple draws. The Letter of Credit shall be transferable by Lender and its successors and assigns at a New York City bank. The term “Letter of Credit” shall include the Initial Letter of Credit and any replacement or substitute thereof.
     “Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.
     “Licenses” shall have the meaning set forth in Section 4.1.21 hereof.
     “Lien” shall mean, with respect to the Property, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
     “Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement and the other Loan Documents as the same may be amended or split pursuant to the terms hereof.
     “Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Environmental Indemnity, the Assignment of Management Agreement, the Guaranty, the Rollover Guaranty and all other documents executed and/or delivered in connection with the Loan.
     “Lockbox Account” shall have the meaning set forth in Section 3.1(b) hereof.
     “Lockbox Bank” shall mean Wachovia Bank, N.A. or any other Eligible Institution selected by Lender.
     “Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to attorneys’ fees and other costs of defense).
     “Major Lease” shall mean (i) any Lease which together with all other Leases to the same tenant and to all Affiliates of such tenant, (A) provides for rental income representing ten percent (10%) or more of the total rental income for the Property, (B) covers 10,000 square feet or more of the total space at the Property, in the aggregate, (C)

provides for a lease term of more than ten (10) years including options to renew or (D) is with an Affiliate of Borrower and (ii) any instrument guaranteeing or providing credit support for any Major Lease.
     “Management Agreement” shall have the meaning set forth in Section 5.1.18 hereof.
     “Manager” shall mean Approved Manager, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement.
     “Material Adverse Effect” shall mean a material adverse effect, as determined by Lender in its reasonable discretion, on (i) the business activities, properties, assets, financial condition or results of operations of Borrower or any Guarantor considered as a whole, individually or in the aggregate with other events, (ii) the ability of Borrower or any Guarantor to perform any of its obligations under the Loan Documents, or (iii) the validity, enforceability or priority of any of the Loan Documents or any security interest or lien created therein or the rights or remedies of Lender thereunder.
     “Maturity Date” shall mean June 11, 2016, or such other date on which the final payment of the principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
     “Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such State or States whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
     “Monthly Debt Service Payment Amount” shall mean the amount of interest due and payable on each Payment Date, pursuant to the Note and Section 2.2 hereof.
     “Monthly Insurance Premium Deposit” shall have the meaning set forth in Section 7.2 hereof.
     “Monthly Tax Deposit” shall have the meaning set forth in Section 7.2 hereof.
     “Moody’s” shall mean Moody’s Investors Service, Inc.
     “Net Cash Flow” for any period shall mean the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.
     “Net Cash Flow After Debt Service” for any period shall mean the amount obtained by subtracting Debt Service for such period from Net Cash Flow for such period.

     “Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations.
     “Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
     “Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.
     “Non-U.S. Entity” shall have the meaning set forth in Section 2.2.9 hereof.
     “Note” shall mean that certain promissory note of even date herewith in the original principal amount of Forty Six Million Four Hundred Thousand and 00/100 Dollars ($46,400,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.
     “Obligations” shall mean Borrower’s obligation to pay the Debt and perform its obligations under the Note, this Agreement and the other Loan Documents.
     “Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by a Responsible Officer of Borrower.
     “Operating Expenses” shall mean the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance premiums, license fees, property taxes and assessments, advertising and marketing expenses, franchise fees, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures and contributions to the Reserve Funds.
     “Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
     “Participant” shall have the meaning set forth in Section 9.7.2(i) hereof.
     “Payment Date” shall mean the eleventh (11th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately succeeding Business Day.
     “Permitted Defeasance Date” shall mean the date that is the earlier of (a) three (3) years from the Closing Date or (b) two (2) years from the “startup day” within the meaning of Section 860G(a)(9) of the Code of the REMIC Trust.

     “Permitted Encumbrances” shall mean, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to the Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent, and (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.
     “Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:
     (i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (ii) Federal Housing Administration debentures;
     (iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (v) fully Federal Deposit Insurance Corporation insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances with maturities of not more than 365 days and issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (vii) commercial paper (including both non interest bearing discount obligations and interest bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
     (viii) units of taxable money market funds, with maturities of not more than 365 days and which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and
     (ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;
     provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.
     “Permitted Prepayment Date” shall mean March 11, 2016.
     “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, State, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
     “Personal Property” shall have the meaning set forth in Article 1 of the Security Instrument with respect to the Property.
     “Physical Conditions Report” shall mean, with respect to the Property, a structural engineering report prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion, which report shall, among other things, (a) confirm that the Property and its use complies, in all material respects, with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and (b) include a copy of a final certificate of occupancy with respect to all Improvements on the Property.
     “Plan” shall mean an employee benefit plan (as defined in section 3(3) of ERISA) whether or not subject to ERISA or a plan or other arrangement within the meaning of section 4975 of the Code.
     “Plan Assets” shall mean assets of a Plan within the meaning of section 29 C.F.R. section 2510.3-101 or similar law.
     “Policies” shall have the meaning set forth in Section 6.1(b) hereof.
     “Principal” shall have the meaning set forth in Section 4.1.35 hereof, together with its successors and assigns. Lender and Borrower acknowledge and agree that, as of the date hereof, there is no “Principal”, and that the representations, warranties, covenants and other provisions of this Agreement that relate to “Principal” shall, insofar as such provisions related to “Principal”, be inapplicable unless and until Borrower shall be a partnership having a general partner or a limited liability company that does not comply with the provisions of Section 4.1.35 (aa), (bb) and (cc) hereof.
     “Prohibited Person” shall mean any Person:
          (a) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);
          (b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;
          (c) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;
          (d) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;
          (e) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or
          (f) who is an Affiliate of or affiliated with a Person listed above.
     “Projections” shall have the meaning set forth in Section 9.7.3(a) hereof.

     “Property” shall mean each parcel of real property, the Improvements thereon and all Personal Property owned by Borrower and encumbered by the Security Instrument, together with all rights pertaining to the Property and Improvements, as more particularly described in Article 1 of the Security Instrument and referred to therein as the “Property”.
     “Property Account” shall have the meaning set forth in Section 3.1(a) hereof.
     “Property Account Agreement” shall have the meaning set forth in Section 3.1(a) hereof.
     “Property Account Bank” shall mean SunTrust Bank, provided that it remains an Eligible Institution, and any successor Eligible Institution or other Eligible Institution selected by Borrower, subject to Lender’s approval.
     “Provided Information” shall have the meaning set forth in Section 9.1(a) hereof.
     “Publicly-Traded Entity” shall mean a reporting entity under the Securities Exchange Act of 1934, as the same may be amended from time to time, whose shares of stock are listed on the New York Stock Exchange, American Stock Exchange, NASDAQ, bulletin board, OTC or such other nationally recognized stock exchange.
     “Qualified Insurer” shall have the meaning set forth in Section 6.1(b) hereof.
     “Qualified Manager” shall mean (a) Approved Manager or (b) a reputable and experienced professional management organization (i) which manages, together with its Affiliates, ten (10) properties of a type, quality and size similar to the Property, totaling in the aggregate no less than 2,500,000 square feet and (ii) prior to whose employment as manager of the Property (A) prior to the occurrence of a Securitization, such employment shall have been approved by Lender, and (B) after the occurrence of a Securitization, Lender shall have received written confirmation from the Rating Agencies that the employment of such manager will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings of the Securities.
     “Rating Agencies” shall mean each of S&P, Moody’s, and Fitch, and any other nationally recognized statistical rating agency which has been approved by Lender and has rated the Securities.
     “Register” shall have the meaning set forth in Section 9.7.2(h) hereof.
     “Registration Statement” shall have the meaning set forth in Section 9.2(b) hereof.
     “Reimbursement Contribution” shall have the meaning set forth in Section 9.6(c) hereof.
     “Release” of any Hazardous Materials shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

     “REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.
     “Renewal Lease” shall have the meaning set forth in Section 5.1.17(a) hereof.
     “Rents” shall have the meaning set forth in Article 1 of the Security Instrument have respect to the Property.
     “Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, may require that Borrower obtain confirmation from the applicable Rating Agencies that such management agreement will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current rating of the Securities or any class thereof; (b) a conditional assignment of management agreement substantially in the form of the Assignment of Management Agreement (or such other form acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense and (c) if such replacement manager is an Affiliated Manager, Borrower shall have delivered, or cause to be delivered, to Lender, an updated Insolvency Opinion acceptable to Lender with respect to such Affiliated Manager.
     “Replacement Reserve Account” shall have the meaning set forth in Section 3.1(b)(iv) hereof.
     “Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.
     “Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 7.3.1 hereof.
     “Replacements” shall have the meaning set forth in Section 7.3.1 hereof.
     “Required Repair Account” shall have the meaning set forth in Section 3.1(b)(v) hereof.
     “Required Repair Fund” shall have the meaning set forth in Section 7.1.1 hereof.
     “Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.
     “Reserve Fund Deposits” shall mean the amounts to be deposited into the Reserve Funds for any given month or at any time as provided in this Agreement or in the Other Loan Documents.
     “Reserve Funds” shall mean the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, the Rollover Reserve Fund, the

Unfunded Tenant Obligations Reserve Fund, or any other escrow or reserve fund established by the Loan Documents.
     “Responsible Officer” means with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president-finance of such Peron.
     “Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be approved by Lender.
     “Restricted Party” shall mean Borrower, Principal, or any Guarantor, or any direct or indirect legal or beneficial owner of, Borrower, Principal, or any Guarantor; provided, however, that so long as RPT is a Publicly-Traded Entity, no direct or indirect legal or beneficial owner of RPT shall be deemed a Restricted Party.
     “Rollover Guaranty” shall mean an unconditional payment and performance guaranty, executed by Guarantor for the benefit of Lender, in the form attached hereto as Exhibit C.
     “Rollover Reserve Account” shall have the meaning set forth in Section 3.1(b)(vi) hereof.
     “Rollover Reserve Deposit” shall have the meaning set forth in Section 7.4.1 hereof.
     “Rollover Reserve Fund” shall have the meaning set forth in Section 7.4.1 hereof.
     “RPLP” shall mean Republic Property Limited Partnership, a Delaware limited partnership.
     “RPT” shall mean Republic Property Trust, a Maryland real estate investment trust.
     “S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.
     “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, transfer or pledge of a direct or indirect legal or beneficial interest.
     “Scheduled Defeasance Payments” shall have the meaning set forth in Section 2.4.1(b) hereof.
     “Securities” shall have the meaning set forth in Section 9.1 hereof.
     “Securitization” shall have the meaning set forth in Section 9.1 hereof.

     “Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.
     “Security Deposits” shall have the meaning set forth in Section 5.1.17(e) hereof.
     “Security Instrument” shall mean that certain first priority Mortgage, Deed of Trust or Deed to Secure Debt, as applicable, and Security Agreement, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Servicer” shall have the meaning set forth in Section 9.3 hereof.
     “Servicing Agreement” shall have the meaning set forth in Section 9.3 hereof.
     “Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.
     “State” shall mean, the State or Commonwealth in which the Property or any part thereof is located.
     “Survey” shall mean a survey prepared by a surveyor licensed in the State where the Property is located and satisfactory to Lender and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor satisfactory to Lender.
     “Syndication” shall have the meaning set forth in Section 9.7.2 hereof.
     “Tax Account” shall have the meaning set forth in Section 3.1 hereof.
     “Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.
     “Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.
     “Title Insurance Policy” shall mean, with respect to the Property, an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if the Property is located in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Lender) issued with respect to the Property and insuring the lien of the Security Instrument encumbering the Property.
     “Transfer” shall have the meaning set forth in Section 5.2.10 hereof.
     “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.

     “Unfunded Tenant Obligations Reserve Account” shall have the meaning set forth in Section 3.1(b)(vii) hereof.
     “Unfunded Tenant Obligations Reserve Fund” shall have the meaning set forth in Section 7.5 hereof.
     “Underwriter Group” shall have the meaning set forth in Section 9.2(b) hereof.
     “U.S. Obligations” shall mean direct non-callable obligations of the United States of America.
     “USPAP” shall mean the Uniform Standard of Professional Appraisal Practice.
     “Yield Maintenance Premium” shall mean the amount (if any) which, when added to the remaining principal amount of the Note, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments.
     Section 1.2 Principles of Construction.
     All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
     II. GENERAL TERMS
     Section 2.1 Loan Commitment; Disbursement to Borrower.
     2.1.1 Agreement to Lend and Borrow.
     Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
     2.1.2 Single Disbursement to Borrower.
     Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.
     2.1.3 The Note, Security Instrument and Loan Documents.
     The Loan shall be evidenced by the Note and secured by the Security Instrument, the Assignment of Leases and the other Loan Documents.
     2.1.4 Use of Proceeds.

     Borrower shall use the proceeds of the Loan to (a) acquire the Property, (b) pay closing costs and expenses associated with the acquisition of the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein or in the other Loan Documents, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, or (e) fund any working capital requirements of the Property. The balance, if any, shall be distributed to Borrower.
     Section 2.2 Interest; Loan Payments; Late Payment Charge.
     2.2.1 Payments.
     (a) Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to but excluding the Maturity Date at the Applicable Interest Rate. Monthly installments of interest only shall be paid on each Payment Date commencing on July 11, 2006 and on each subsequent Payment Date thereafter up to and including the Maturity Date. Interest on the outstanding principal amount of the Loan for the period through and including June 10, 2006 shall be paid by Borrower on the Closing Date.
     (b) All payments and other amounts due under the Note, this Agreement and the other Loan Documents shall be made without any setoff, defense or irrespective of, and without deduction for, counterclaims.
     2.2.2 Interest Calculation.
     Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate equal to the Applicable Interest Rate divided by three hundred sixty (360) by (c) the outstanding principal balance.
     2.2.3 Intentionally Omitted.
     2.2.4 Intentionally Omitted.
     2.2.5 Payment on Maturity Date.
     Borrower shall pay to Lender on the Maturity Date the outstanding principal balance, all accrued and unpaid interest thereon and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.
     2.2.6 Payments after Default.
     Upon the occurrence and during the continuance of an Event of Default, (a) interest on the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein and (b) Lender shall be entitled to receive and Borrower shall pay to Lender on each Payment Date an amount equal to the Net Cash Flow After Debt Service for the prior month, such amount to be applied by Lender to the payment of the Debt in such order as Lender shall determine in its sole discretion, including, without limitation, alternating applications thereof between interest and principal. Interest at the Default Rate and Net Cash Flow After Debt Service shall both be computed from the occurrence of the default until the actual receipt and collection of the Debt (or that portion thereof that is then due). To the extent permitted by Applicable Law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Security Instrument. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; the acceptance of any payment of Net Cash Flow After Debt Service shall not be deemed to cure or constitute a waiver of any Event of Default; and Lender retains its rights under the Note to accelerate and to continue to demand payment of the Debt upon the happening of any Event of Default, despite any payment of Net Cash Flow After Debt Service.
     2.2.7 Late Payment Charge.
     If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents to the extent permitted by Applicable Law.
     2.2.8 Usury Savings.
     This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
     2.2.9 Indemnified Taxes.

     (a) All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, Indemnified Taxes, excluding (i) Indemnified Taxes measured by Lender’s or any Co-Lender’s net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Lender or any Co-Lender is resident or organized, or any political subdivision thereof, (ii) taxes measured by Lender’s or any Co-Lender’s overall net income, and franchise taxes imposed on it, by the jurisdiction of Lender’s or such Co-Lender’s applicable lending office or any political subdivision thereof or in which Lender or such Co-Lender is resident or engaged in business, and (iii) withholding taxes imposed by the United States of America, any state, commonwealth, protectorate territory or any political subdivision or taxing authority thereof or therein as a result of the failure of Lender or any Co-Lender which is a Non-U.S. Entity to comply with the terms of paragraph (b) below. If any non excluded Indemnified Taxes are required to be withheld from any amounts payable to Lender or any Co-Lender hereunder, the amounts so payable to Lender or such Co-Lender shall be increased to the extent necessary to yield to Lender or such Co-Lender (after payment of all non excluded Indemnified Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any non excluded Indemnified Tax is payable pursuant to Applicable Law by Borrower, Borrower shall send to Lender or the applicable Co-Lender an original official receipt showing payment of such non excluded Indemnified Tax or other evidence of payment reasonably satisfactory to Lender or the applicable Co-Lender. Borrower hereby indemnifies Lender and each Co-Lender for any incremental taxes, interest or penalties that may become payable by Lender or any Co-Lender which may result from any failure by Borrower to pay any such non excluded Indemnified Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender or any Co-Lender the required receipts or other required documentary evidence.
     (b) In the event that Lender or any Co-Lender or any successor and/or assign of Lender or any Co-Lender is not incorporated under the laws of the United States of America or a state thereof (a “Non-U.S. Entity”) Lender and such Co-Lender agrees that, prior to the first date on which any payment is due such entity hereunder, it will deliver to Borrower two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such entity is entitled to receive payments under the Note, without deduction or withholding of any United States federal income taxes. Each entity required to deliver to Borrower a Form W-8BEN or W-8ECI pursuant to the preceding sentence further undertakes to deliver to Borrower two further copies of such forms, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires (which, in the case of the Form W-8ECI, is the last day of each U.S. taxable year of the Non-U.S. Entity) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and such other extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W-8BEN or W-8ECI that such entity is entitled to receive payments under the Note without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such entity from duly completing and delivering any such form with respect to it and such entity advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.
     2.2.10 Replacement of Co-Lender.
     Borrower shall be permitted to replace any Co-Lender that requests reimbursement for amounts owing pursuant to Section 2.2.9 hereof with a replacement financial institution, provided that (A) such replacement does not conflict with any Applicable Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) the replacement financial institution shall purchase, at par, such replaced Co-Lender’s interest in the Loan and pay all other amounts owing to such replaced Co-Lender under this Agreement and the other Loan Documents on or prior to the date of replacement, (D) the replacement financial institution, if not already a Co-Lender, shall be reasonably satisfactory to Lender, (E) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.2.9 hereof, and (F) any such replacement shall not be deemed to be a waiver of any rights that Borrower, Lender or any Co-Lender shall have against the replaced Co-Lender.
     Section 2.3 Prepayments.
     2.3.1 Voluntary Prepayments.
     Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Permitted Prepayment Date. On the Permitted Prepayment Date, or on any date thereafter, Borrower may, at its option and upon fifteen (15) days prior written notice to Lender, prepay the Debt in whole or in part without payment of the Yield Maintenance Premium, provided Borrower pays to Lender all accrued and unpaid interest on the amount of principal being prepaid through and including the date of prepayment and, if such prepayment occurs on a date which is not a Payment Date, all interest which would have accrued on the amount of principal being prepaid after the date of such prepayment to the next Payment Date (the “Interest Shortfall Payment”). Borrower shall be permitted the right to rescind, amend or revoke its notice of prepayment given in accordance with this Section 2.3.1, provided that (i) a written notice of such rescission, amendment or revocation is received by Lender no sooner than two (2) Business Days prior to the date of prepayment indicated by Borrower and (ii) any such written notice amending the date of prepayment shall specify a date of prepayment no later than the first Payment Date following the date of prepayment specified in the initial notice to Lender. In the event of a rescission, revocation or failure to prepay the Loan on the date set forth in any notice of prepayment (or amendment thereof), Borrower shall pay Lender’s reasonable costs and expenses incurred as a result of Lender’s receipt of such notice of prepayment and such subsequent rescission, revocation or failure to prepay the Loan.
     2.3.2 Mandatory Prepayments.

     On each date on which Borrower actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the restoration of the Property, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to the sum of one hundred percent (100%) of such Net Proceeds. In the event that the application of such Net Proceeds shall result in a remaining outstanding principal balance under the Note, at the option of Borrower and upon fifteen (15) days prior written notice to Lender, such notice to be given no later than fifteen (15) days following the application of such Net Proceeds, prepay any such remaining outstanding principal balance of the Note together with all accrued and unpaid interest on the amount of principal being prepaid through and including the date of prepayment and, if such prepayment occurs on a date which is not a Payment Date, the Interest Shortfall Payment. Borrower shall have no right to rescind, revoke or amend any such notice of prepayment. No Yield Maintenance Premium or any other premium or penalty shall be due in connection with any prepayment made pursuant to this Section 2.3.2.
     2.3.3 Prepayments After Default.
     If, prior to the Permitted Prepayment Date and following an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender, such tender or recovery shall be deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.3.1 and Borrower shall pay, in addition to the Debt, (i) an amount equal to the greater of (a) one percent (1%) of the outstanding principal amount of the Loan to be prepaid or satisfied, or (b) the Yield Maintenance Premium that would be required if a Defeasance Event had occurred in an amount equal to the outstanding principal amount of the Loan to be satisfied or prepaid and (ii) all accrued and unpaid interest on the amount of principal being prepaid through and including the date of prepayment.
     2.3.4 Making of Payments.
     Each payment by Borrower hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 2:00 p.m., New York City time, on or prior to the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day succeeding such scheduled due date.
     2.3.5 Application of Principal Prepayments.
     All prepayments received pursuant to this Section 2.3 shall be applied first, to interest on the portion of the outstanding principal balance being prepaid that accrued through and including the date of prepayment, second, to the Interest Shortfall Payment, if any, applicable to the portion of the outstanding principal balance being prepaid, and third, to the principal amount of the Loan.

     Section 2.4 Defeasance.
     2.4.1 Voluntary Defeasance.
     (a) Borrower shall have the right at any time after the Permitted Defeasance Date to voluntarily defease the entire Loan by and upon satisfaction of the following conditions (such event being a “Defeasance Event”):
     (i) Borrower shall provide not less than thirty (30) days prior written notice to Lender specifying the Payment Date (the “Defeasance Date”) on which the Defeasance Event will occur and the principal amount of the Loan to be defeased;
     (ii) Borrower shall pay to Lender all accrued and unpaid interest on the principal balance of the Note to and including the Defeasance Date; provided, however, that if the Defeasance Date is not a Payment Date, Borrower shall pay to Lender the Interest Shortfall Payment as a component of the Defeasance Deposit;
     (iii) Borrower shall pay to Lender all other sums, not including scheduled interest or principal payments, then due under the Note, this Agreement, the Security Instrument, and the other Loan Documents;
     (iv) Borrower shall deliver to Lender the Defeasance Deposit applicable to the Defeasance Event;
     (v) Borrower shall execute and deliver a customary security agreement, in form and substance reasonably satisfactory to Lender, creating a first priority lien on the Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit in accordance with the provisions of this Section 2.4 (the “Security Agreement”);
     (vi) Borrower shall deliver a customary opinion of counsel for Borrower in form and substance satisfactory to Lender stating, among other things, that Borrower has legally and validly transferred and assigned the U.S. Obligations and all obligations, rights and duties under and to the Note to the Successor Borrower, that Lender has a perfected first priority security interest in the Defeasance Deposit and the U.S. Obligations delivered by Borrower and that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such Defeasance Event;
     (vii) Borrower shall deliver confirmation in writing from the applicable Rating Agencies to the effect that such release will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event for the Securities issued in connection with the Securitization which are then outstanding. If required by the applicable Rating Agencies, Borrower shall also deliver or cause to be delivered a customary non-

consolidation opinion with respect to the Successor Borrower in form and substance satisfactory to Lender and the applicable Rating Agencies;
     (viii) Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.4.1(a) have been satisfied;
     (ix) Borrower shall deliver a certificate of Borrower’s independent certified public accountant certifying that the U.S. Obligation purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;
     (x) Borrower shall deliver such other customary certificates, documents or instruments as Lender may reasonably request; and
     (xi) Borrower shall pay all reasonable costs and expenses of Lender incurred in connection with the Defeasance Event, including any costs and expenses associated with a release of the Lien of the Security Instrument as provided in Section 2.5 hereof as well as reasonable attorneys’ fees and expenses.
     (b) In connection with a Defeasance Event, Borrower hereby appoints Lender as its agent and attorney-in-fact for the purpose of using the Defeasance Deposit to purchase U.S. Obligations (the “Defeasance Collateral”) which provide payments on or prior to, but as close as possible to, all successive scheduled payment dates after the Defeasance Date upon which interest and principal payments are required under the Note and in amounts equal to the scheduled payments due on such dates under this Agreement and the Note (including without limitation scheduled payments of principal, interest, servicing fees (if any) and any other amounts due under the Loan Documents on such dates) and assuming such Note is prepaid in full on the Maturity Date (the “Scheduled Defeasance Payments”). Each of the U.S. Obligations that are part of the Defeasance Collateral shall be duly endorsed by the holder thereof as directed by Lender or accompanied by a written instrument of transfer in form and substance that would be satisfactory to a prudent institutional lender (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book entry transfers and pledges through the book entry facilities of such institution) in order to perfect upon the delivery of the Defeasance Collateral a first priority security interest therein in favor of Lender in conformity with all applicable state and federal laws governing the granting of such security interests. Borrower, pursuant to the Security Agreement or other appropriate document, shall authorize and direct that the payments received from the U.S. Obligations may be made directly to the Lockbox Account (unless otherwise directed by Lender) and applied to satisfy the obligations of Borrower under the Note. Any portion of the Defeasance Deposit in excess of the amount necessary to purchase the U.S. Obligations required by this Section 2.4 and satisfy Borrower’s other obligations under this Section 2.4 and Section 2.5 shall be remitted to Borrower.
     2.4.2 Successor Borrower.

     In connection with any Defeasance Event, Borrower shall establish or designate a successor entity (the “Successor Borrower”) which shall be a single purpose bankruptcy remote entity with an Independent Director approved by Lender, not to be unreasonably withheld, conditioned or delayed, and Borrower shall transfer and assign all obligations, rights and duties under and to the Note together with the pledged U.S. Obligations to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Note and the Security Agreement and Borrower shall be relieved of its obligations under such documents and the other Loan Documents, except with respect to those obligations which are expressly stated to survive. Borrower shall pay $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement. Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Note in accordance with this Section 2.4.2, but Borrower shall pay all reasonable costs and expenses incurred by Lender, including Lender’s attorneys’ fees and expenses, incurred in connection therewith.
     2.4.3 Release of Property.
     Except as set forth in this Section 2.5, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of the Security Instrument on the Property. If Borrower has elected to defease the entire Loan and the requirements of Section 2.4 and this 2.5 have been satisfied, the Property shall be released from the Lien of the Security Instrument and the U.S. Obligations, pledged pursuant to the Security Agreement, shall be the sole source of collateral securing the Note. In connection with the release of the Security Instrument, Borrower shall submit to Lender, not less than ten (10) days prior to the Defeasance Date, a release of Lien (and related Loan Documents) for the Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement.
     Section 2.5 Release on Payment in Full.
     Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Loan Agreement, release the Lien of the Security Instrument on the Property.

     III. CASH MANAGEMENT
     Section 3.1 Establishment of Accounts.
     (a) Borrower shall, simultaneously herewith, (i) establish, and hereby covenants to maintain, an account (the “Property Account”) with Property Account Bank into which Borrower shall deposit, or cause to be deposited, all Gross Income from Operations and forfeited Security Deposits, and (ii) execute an agreement with Lender and the Property Account Bank providing for the control of the Property Account by Lender substantially in the form of Exhibit A attached herewith (the “Property Account Agreement”).
     (b) Borrower or Lender shall, simultaneously herewith, (i) establish accounts with the Lockbox Bank (the “Lockbox Account”), into which Borrower shall deposit or cause to be deposited all sums on deposit in the Property Account, in accordance with Section 3.2 and Section 3.6 hereof, and (ii) execute an agreement with the Lockbox Bank providing for the control of the Lockbox Account by Lender and establishing the following Accounts (which may be book entry sub-accounts) into which amounts in the Property Account or Gross Income from Operations and forfeited Security Deposits, as applicable, shall be deposited or allocated:
     (i) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Monthly Tax Deposit (the “Tax Account”);
     (ii) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Monthly Insurance Premium Deposit (the “Insurance Premium Account”);
     (iii) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Monthly Debt Service Payment Amount (the “Debt Service Account”);
     (iv) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Replacement Reserve Monthly Deposit (the “Replacement Reserve Account”);
     (v) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Required Repair Fund (the “Required Repair Account”);
     (vi) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Rollover Reserve Fund (the “Rollover Reserve Account”), if any; and
     (vii) An account with Lockbox Bank into which Borrower shall deposit, or cause to be deposited, the Unfunded Tenant Obligations Reserve Fund (the “Unfunded Tenant Obligations Reserve Account”).

     Section 3.2 Deposits into Lockbox Account.
     (a) Borrower represents, warrants and covenants that (i) Borrower shall, or shall cause Manager to, immediately deposit all Gross Income from Operations and forfeited Security Deposits into the Property Account, (ii) Borrower shall send a notice, substantially in the form of Exhibit B, to all tenants now or hereafter occupying space at the Property directing them to pay all Rents (including, without limitation, all Lease Termination Payments) and other sums due under the Lease to which they are a party into the Property Account, (iii) other than the Accounts, there shall be no other accounts maintained by Borrower or any other Person into which revenues from the ownership and operation of the Property are deposited, and (iv) neither Borrower nor any other Person shall open any other such account with respect to the deposit of income in connection with the Property. Until deposited into the Property Account, any Gross Income from Operations from the Property and forfeited Security Deposits held by Borrower shall be deemed to be Collateral and shall be held in trust by it for the benefit, and as the property, of Lender and shall not be commingled with any other funds or property of Borrower.
     (b) Borrower, or Lender on behalf of Borrower, shall direct the Property Account Bank to transfer, on the last Business Day of each calendar week, all funds on deposit in the Property Account to the Lockbox Account.
     (c) Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 3.2 without Lender’s prior written consent.
     Section 3.3 Account Name.
     (a) The Accounts shall each be in the name of Lender.
     (b) In the event Lender transfers or assigns the Loan, Borrower acknowledges that the Property Account Bank and Lockbox Bank, at Lender’s request, shall change the name of each Account to the name of the transferee or assignee. In the event Lender retains a servicer to service the Loan, Borrower acknowledges that the Property Account Bank and Lockbox Bank, at Lender’s request, shall change the name of each account to the name of the servicer, as agent for Lender.
     Section 3.4 Eligible Accounts.
     Borrower shall, and Borrower shall cause Property Account Bank and Lockbox Account Bank to maintain each Account as an Eligible Account.
     Section 3.5 Permitted Investments.
     Sums on deposit in any Account other than the Property Account or Lockbox Account may be invested in Permitted Investments provided (i) such investments are then regularly offered by Lockbox Bank for accounts of this size, category and type, (ii) such investments are permitted by Applicable Law, (iii) the maturity date of the Permitted Investment is not later than the date on which sums in the applicable Account are anticipated by Lender to be required for payment of an obligation for which such Account was created, and (iv) no Event of Default shall have occurred and be continuing. All income earned from Permitted Investments shall be the property of Borrower. Borrower hereby irrevocably authorizes and directs Lockbox Bank, to hold any income earned from Permitted Investments as part of the Accounts. Borrower shall be responsible for payment of any federal, State or local income or other tax applicable to income earned from Permitted Investments. No other investments of the sums on deposit in the Accounts shall be permitted except as set forth in this Section 3.2. Lender shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds or of any funds deposited in the related Accounts.
     Section 3.6 The Initial Deposits.
     Lender shall determine, in its reasonable discretion, the initial deposit amounts (the “Initial Deposits”) required to be deposited in each of the Tax Account, the Insurance Premium Account, the Replacement Reserve Account, the Rollover Reserve Account, the Required Repair Account, the Unfunded Tenant Obligations Reserve Account, and Borrower shall deposit the respective Initial Deposits into each Account on the Closing Date.
     Section 3.7 Transfer To and Disbursements from the Lockbox Account.
     (a) Lockbox Bank shall withdraw all funds on deposit in the Lockbox Account on the date immediately preceding each Payment Date (and if such day is not a Business Day then the preceding day which is a Business Day).
     (b) Lockbox Bank shall disburse the funds in the Lockbox Account in the following order of priority:
     (i) First, funds sufficient to pay the Monthly Tax Deposit shall be deposited in the Tax Account;
     (ii) Second, funds sufficient to pay the Monthly Insurance Premium Deposit shall be deposited in the Insurance Premium Account.
     (iii) Third, funds sufficient to pay the Monthly Debt Service Payment Amount shall be deposited into the Debt Service Account.
     (iv) Fourth, funds sufficient to pay the Replacement Reserve Monthly Deposit shall be deposited in the Replacement Reserve Account;
     (v) Fifth, funds sufficient to pay any interest accruing at the Default Rate, and late payment charges, if any, shall be deposited in the Debt Service Account;
     (vi) Sixth, to the payment of Lockbox Bank for fees and expenses incurred in connection with this Agreement and the accounts established hereunder; and

     (vii) Seventh, provided no Event of Default shall exist under the Loan Documents, all amounts remaining in the Lockbox Account after deposits for items (i) through (vi) for the current month and all prior months shall be disbursed to Borrower.
     (c) During each calendar month, provided no Event of Default has occurred and is continuing beyond the expiration of any applicable notice and cure period, Borrower shall be permitted, subsequent to the Payment Date that occurs during such calendar month, to submit to Lockbox Bank a written request for one (1) additional disbursement to Borrower of the funds on deposit in the Lockbox Account and Lockbox Bank will cause such funds to be disbursed to Borrower within a reasonable period of time, so long as following such disbursement, sufficient funds are on deposit in the Lockbox Account to satisfy all of the payments and deposits anticipated to be due on the next succeeding Payment Date.
     Section 3.8 Withdrawals From the Tax Account and the Insurance Premium Account.
     Lender shall have the right to withdraw funds from the Tax Account to pay Taxes on or before the date Taxes are due and payable. Lender shall have the right to withdraw funds from the Insurance Premium Account to pay Insurance Premiums on or before the date Insurance Premiums are due and payable. Lockbox Bank shall disburse funds from the Tax Account and the Insurance Premium Account in accordance with Lender’s written request therefor on the Business Day following Lockbox Bank’s receipt of such written request.
     Section 3.9 Withdrawals from the Replacement Reserve Account.
     Lender shall disburse funds on deposit in the Replacement Reserve Account in accordance with the provisions of Section 7.3 hereof.
     Section 3.10 Withdrawals from the Required Repair Account.
     Lender shall disburse funds on deposit in the Required Repair Account in accordance with the provisions of Section 7.1 hereof.
     Section 3.11 Withdrawals from the Debt Service Account.
     Lender shall have the right to withdraw funds from the Debt Service Account to pay the Monthly Debt Service Payment Amount on or after the date when due, together with any late payment charges or interest accruing at the Default Rate.
     Section 3.12 Withdrawals from the Rollover Reserve Account.
     Lender shall disburse funds on deposit in the Rollover Reserve Account in accordance with the provisions of Section 7.4 hereof.

     Section 3.13 Withdrawals from the Unfunded Tenant Obligations Reserve Account.
     Lender shall disburse funds on deposit in the Unfunded Tenant Obligations Reserve Account in accordance with the provisions of Section 7.5 hereof.
     Section 3.14 Intentionally Omitted.
     Section 3.15 Intentionally Omitted.
     Section 3.16 Intentionally Omitted.
     Section 3.17 Intentionally Omitted.
     Section 3.18 Sole Dominion and Control.
     Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, including Property Account Bank and Lockbox Bank, subject to the terms hereof; and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Lender or as otherwise provided herein.
     Section 3.19 Security Interest.
     Borrower hereby grants to Lender a first priority security interest in each of the Accounts and the Account Collateral as additional security for the Debt.
     Section 3.20 Rights on Default.
     Notwithstanding anything to the contrary in this Article 3, upon the occurrence of an Event of Default, Lender shall promptly notify Property Account Bank and Lockbox Bank in writing of such Event of Default and, without notice from Property Account Bank, Lockbox Bank or Lender, (a) Borrower shall have no further right in respect of (including, without limitation, the right to instruct Lockbox Bank or Property Account Bank to transfer from) the Accounts, (b) Lender may direct Lockbox Account to liquidate and transfer any amounts then invested in Permitted Investments to the Accounts or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lockbox Bank, as agent for Lender, or Lender to exercise and enforce Lender’s rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (c) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instrument, Lender may apply the amounts of such Accounts as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

     Section 3.21 Financing Statement; Further Assurances.
     Borrower hereby authorizes Lender to file, and upon Lender’s request shall execute and deliver to Lender for filing a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral with respect thereto in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Lender may request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lockbox Bank or Lender to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.
     Section 3.22 Borrower’s Obligation Not Affected.
     The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
     Section 3.23 Payments Received Under this Agreement.
     Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Tax and Insurance Escrow Fund, Required Repair Fund, Replacement Escrow Fund, Rollover Reserve Fund, the Unfunded Tenant Obligations Reserve Fund, and any other payment reserves established pursuant to this Agreement or any other Loan Document shall (provided Lender is not prohibited from withdrawing or applying any funds in the Accounts by Applicable Law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in the Lockbox Account established pursuant to this Agreement to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.
     IV. REPRESENTATIONS AND WARRANTIES
     Section 4.1 Borrower Representations.
     Borrower represents and warrants as of the Closing Date that:
     4.1.1 Organization.
     Borrower is duly organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to own the Property and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with the Property, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Property and to transact the businesses in which it is now engaged. Attached hereto as Schedule 4.1.1 is an organizational chart of Borrower.
     4.1.2 Proceedings.
     Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     4.1.3 No Conflicts.
     The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement, or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower or any of the Property or any of Borrower’s other assets, or any license or other approval required to operate the Property, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents have been obtained and is in full force and effect.
     4.1.4 Litigation.
     To Borrower’s knowledge, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower or the Property, which actions, suits or proceedings, if determined against Borrower or the Property, might have a Material Adverse Effect.
     4.1.5 Agreements.
     Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under the Loan Documents.
     4.1.6 Solvency.
     Borrower (a) has not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition under the Bankruptcy Code or similar state bankruptcy or insolvency law has been filed against Borrower or any constituent Person in the last seven (7) years, and neither Borrower nor any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under the Bankruptcy Code or similar state bankruptcy or insolvency law or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.
     4.1.7 Full and Accurate Disclosure.
     No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, or might materially and adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.
     4.1.8 No Plan Assets

     Borrower is not a Plan, and none of the assets of Borrower constitute or will constitute “Plan Assets” of one or more Plans. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to State statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.
     4.1.9 Compliance.
     Borrower and, to Borrower’s knowledge, the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, all Environmental Laws, building and zoning ordinances and codes. To Borrower’s knowledge, Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. To Borrower’s knowledge, there has not been committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
     4.1.10 Financial Information.
     All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrower and the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower and the Property, as applicable, as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have (except as referred to or reflected in said financial statements) Material Adverse Effect. Since the date of such financial statements, there has been no Material Adverse Effect in the financial condition, operations or business of Borrower from that set forth in said financial statements.
     4.1.11 Condemnation.
     No Condemnation or other similar proceeding has been commenced or, to the best of Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.
     4.1.12 Federal Reserve Regulations.
     No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
     4.1.13 Utilities and Public Access.
     The Property has rights of access to public ways and is served by public water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended use. All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right of way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purpose have been completed, are physically open and are dedicated to public use and have been accepted by all Governmental Authorities.
     4.1.14 Not a Foreign Person.
     Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.
     4.1.15 Separate Lots.
     The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.
     4.1.16 Assessments.
     To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
     4.1.17 Enforceability.
     The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower, including the defense of usury, and Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto.
     4.1.18 No Prior Assignment.
     There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
     4.1.19 Insurance.

     Borrower has obtained and has delivered to Lender certified copies of all insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. To Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.
     4.1.20 Use of Property.
     The Property is used exclusively for office purposes and other appurtenant and related uses.
     4.1.21 Certificate of Occupancy; Licenses.
     To Borrower’s knowledge, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of the Property by Borrower as a office building (collectively, the “Licenses”), have been obtained and are in full force and effect and are not subject to revocation, suspension or forfeiture. Borrower shall keep and maintain all Licenses necessary for the operation of the Property as a office building. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.
     4.1.22 Flood Zone.
     Except as set forth on the Survey, none of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards and, if so located, the flood insurance required pursuant to Section 6.1(a)(vii) is in full force and effect.
     4.1.23 Physical Condition.
     To Borrower’s knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. To Borrower’s knowledge, the Property is free from damage covered by fire or other casualty. To Borrower’s knowledge, all liquid and solid waste disposal, septic and sewer systems located on the Property are in a good and safe condition and repair and in compliance with all Legal Requirements.
     4.1.24 Boundaries.

     Except as set forth in the Title Insurance Policy, all of the Improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements.
     4.1.25 Leases.
     (a) The Property is not subject to any Leases other than the Leases described in Schedule 4.1.25 attached hereto and made a part hereof. Borrower is the owner and lessor of landlord’s interest in the Leases. No Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases. To Borrower’s knowledge, and except as set forth in the tenant estoppel certificates delivered to Lender on or prior to the Closing Date, the current Leases are in full force and effect and, there are no defaults by Borrower or, any tenant under any Lease, and, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults under any Lease. To Borrower’s knowledge, and except as set forth in the tenant estoppel certificates delivered to Lender on or prior to the Closing Date, no Rent has been paid more than one (1) month in advance of its due date. To Borrower’s knowledge, and except as set forth in the tenant estoppel certificates delivered to Lender on or prior to the Closing Date, there are no offsets or defenses to the payment of any portion of the Rents. To Borrower’s knowledge, and except as set forth in the tenant estoppel certificates delivered to Lender on or prior to the Closing Date, all work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any tenant has already been received by such tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. Except as described on Schedule 4.1.25, to Borrower’s knowledge, and except as set forth in the tenant estoppel certificates delivered to Lender on or prior to the Closing Date, no tenant under any Lease has sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under sublease, nor does anyone except such tenant and its employees occupy such leased premises. To Borrower’s knowledge, and except as set forth in the tenant estoppel certificates delivered to Lender on or prior to the Closing Date, no tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. To Borrower’s knowledge, and except as set forth in the tenant estoppel certificates delivered to Lender on or prior to the Closing Date, no tenant under any Lease has any right or option for additional space in the Improvements. To Borrower’s knowledge, and except as set forth in the tenant estoppel certificates delivered to Lender on or prior to the Closing Date, no Hazardous Materials have been disposed, stored or treated by any tenant under any Lease on or about the leased premises nor does Borrower have any knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any Hazardous Materials, except those that are both (i) in compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) either (A) in amounts not in excess of that necessary to operate, clean, repair and maintain the Property or each tenant’s respective business at the Property as set forth in their respective Leases, (B) held by a tenant for sale to the public in its ordinary course of business, or (C) fully disclosed to and approved by Lender in writing pursuant to the Environmental Reports.
     (b) Intentionally Omitted.
     4.1.26 Survey.
     To Borrower’s knowledge, the Survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.
     4.1.27 Loan to Value.
     The maximum principal amount of the Loan does not exceed one hundred twenty-five percent (125%) of the aggregate fair market value of the Property as determined by the Appraisal prepared for Lender in connection with this Loan.
     4.1.28 Filing and Recording Taxes.
     All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid.
     4.1.29 Intentionally Omitted.
     4.1.30 Management Agreement.
     Borrower represents and warrants that it self-manages the Property, and no agent, affiliated or unaffiliated with Borrower, receives a fee or other compensation for managing the Property.
     4.1.31 Illegal Activity.
     No portion of the Property has been or will be purchased with proceeds of any illegal activity and to the best of Borrower’s knowledge, there are no illegal activities or activities relating to any controlled substances at the Property.
     4.1.32 No Change in Facts or Circumstances; Disclosure.

     All information submitted by Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any information described in this Section 4.1.32 or any representation or warranty made herein to be materially misleading.
     4.1.33 Investment Company Act.
     Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or State law or regulation which purports to restrict or regulate its ability to borrow money.
     4.1.34 Principal Place of Business; State of Organization.
     Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the State of Delaware and its organizational identification numbers are 4141411 and 4141412.
     4.1.35 Single Purpose Entity.
     Borrower covenants and agrees that its organizational documents shall provide that it has not, and shall not and that the organizational documents of its general partner(s), if Borrower is a partnership, or its managing member(s), if Borrower is a limited liability company with multiple members (in each case, “Principal”) shall provide that it has not and shall not:
     (a) with respect to Borrower, engage in any business or activity other than the acquisition, construction, development, ownership, operation, leasing, management, maintenance and/or sale or other disposition of the Property, and entering into and performing under the Loan and the Loan Documents, and activities incidental, necessary and appropriate thereto, or otherwise required or permitted under the Loan or the Loan Documents and with respect to Principal, engage in any business or activity other than the ownership of its interest in Borrower, and activities incidental thereto;
     (b) with respect to Borrower, acquire or own any material assets other than (i) the Property, and (ii) such other assets necessary, incidental or appropriate for the acquisition, construction, development, ownership, operation, leasing, management, maintenance and/or sale or other disposition of the Property and with respect to Principal, acquire or own any material asset other than its interest in Borrower;
     (c) merge into or consolidate with any Person or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, except as permitted pursuant to the Loan or the Loan Documents;
     (d) (i) fail to observe its organizational formalities or preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, and qualification to do business in the State where the Property is located, if applicable, or (ii) without the prior written consent of Lender and except as expressly set forth in Sections 9(e)(ii) and 31 of Borrower’s Limited Liability Company Agreement, amend, modify, terminate or fail to comply with the provisions of Borrower’s Partnership Agreement, Articles of Organization or similar organizational documents, as the case may be, or of Principal’s Certificate of Incorporation, Articles of Organization or similar organizational documents, as the case may be, whichever is applicable;
     (e) other than Principal’s ownership interest in Borrower own any subsidiary or make any investment in, any Person without the prior written consent of Lender, except as permitted under the Loan Documents;
     (f) commingle its assets with the assets of any of its members, general partners, Affiliates, principals or of any other Person, participate in a cash management system with any other Person or fail to use its own separate stationery, invoices and checks;
     (g) with respect to Borrower, incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) the Debt and/or obligations otherwise permitted under the Loan Documents, and (ii) Trade Payables (as defined below) incurred in the ordinary course of its business of owning, operating, leasing, renovating and maintaining the Property, provided that such Trade Payables (A) are not evidenced by a note, (B) are paid within sixty (60) days of the date incurred, unless contested in accordance with Section 5.1.2(b) hereof, and (C) do not exceed, in the aggregate, four percent (4%) of the outstanding principal balance of the Note at any one time. For purposes hereof, “Trade Payables” shall mean unsecured amounts payable by or on behalf of Borrower for or in respect of the ownership, operation, leasing, renovation and maintenance of the Property in the ordinary course of business, including amounts payable to suppliers, vendors, contractors, subcontractors, mechanics, materialmen or other persons providing property or services to the Property or Borrower, and with respect to Principal, incur any debt secured or unsecured, direct or contingent (including guaranteeing any obligations);

     (h) fail to pay its own debts and liabilities from its own assets; provided, however, the foregoing shall not require the member of Borrower or any other Person to make any additional capital contributions to Borrower;
     (i) (i) fail to maintain its records (including financial statements), books of account and bank accounts separate and apart from those of any other Person, (ii) permit its assets or liabilities to be listed as assets or liabilities on the financial statement of any other Person or (iii) include the assets or liabilities of any other Person on its financial statements; provided, however, that Borrower’s and/or such Person’s financial position, assets, liabilities, results of operations and cash flows may be included in the consolidated financials and/or tax reporting statements and/or returns of Affiliates of Borrower or such Person, as the case may be, and so long as Borrower and such person are noted as separate legal entities;
     (j) enter into any contract or agreement with any member, general partner, principal or Affiliate of Borrower or of Principal, as the case may be, Guarantor or any member, general partner, principal or Affiliate, except upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms length basis with third parties;
     (k) seek the dissolution or winding up in whole, or in part, of Borrower or of Principal, as the case may be, without the consent of the Independent Director and the members of Borrower or Principal, as the case may be;
     (l) fail to correct any known misunderstandings regarding the separate identity of Borrower, or of Principal, as the case may be;
     (m) guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for the debts of another Person, except as otherwise set forth in the Loan Documents;
     (n) make any loans or advances to any other Person, and shall not acquire obligations or securities of any other Person, except as otherwise set forth in the Loan Documents;
     (o) fail to file its own tax returns, unless Borrower’s tax reporting is required by Applicable Law to be included on the tax returns of its member or other Affiliates as part of a consolidated group, and so long as Borrower and its member or other Affiliates are noted as separate legal entities;
     (p) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or a name franchised or licensed to it by an entity other than an Affiliate of Borrower or of Principal, as the case may be, and not as a division or part of any other entity in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Borrower or Principal, as the case may be, is responsible for the debts of any other Person;

     (q) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, the foregoing shall not require the member of Borrower or any other Person to make any additional capital contributions to Borrower;
     (r) share any common logo with or, except for federal and state tax reporting purposes, hold itself out as or be considered as a department or division of (i) any general partner, principal, member or Affiliate of Borrower or of Principal, as the case may be, (ii) any Affiliate of a general partner, principal or member of Borrower or of Principal, as the case may be, or (iii) any other Person;
     (s) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate; provided, however, the foregoing shall not require the member of Borrower or any other Person to make any additional capital contributions to Borrower;
     (t) pledge its assets for the benefit of any other Person, and with respect to Borrower, other than with respect to the Loan;
     (u) fail to maintain a sufficient number of employees in light of its contemplated business operations;
     (v) fail to provide in its (i) Articles of Organization, Certificate of Formation and/or Operating Agreement, as applicable, if it is a limited liability company, (ii) Limited Partnership Agreement, if it is a limited partnership or (iii) Certificate of Incorporation, if it is a corporation, that for so long as the Loan is outstanding pursuant to the Note, this Agreement and the other Loan Documents, it shall not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the affirmative vote of the Independent Director and of all other general partners/managing members/directors;
     (w) fail to hold its assets in its own name;
     (x) if Borrower or Principal is a corporation, fail to consider the interests of its creditors in connection with all corporate actions to the extent permitted by Applicable Law;
     (y) have any of its obligations guaranteed by an Affiliate, except the Guarantor in connection with the Loan;
     (z) violate or cause to be violated the assumptions made with respect to Borrower and Principal in the Insolvency Opinion in any material respects;
     (aa) with respect to Principal, or Borrower, if Borrower is a single member limited liability company that complies with the requirements of Section 4.1.35(cc) below, fail at any time to have at least one (1) independent director (the “Independent

Director”) that is not and has not been for at least five (5) years: (a) a stockholder, director, officer, employee, partner, member, attorney or counsel of Borrower or of Principal or any Affiliate of either of them; (b) a customer, supplier or other Person who derives its purchases or revenues (other than any fee paid to such director as compensation for such director to serve as an Independent Director) from its activities with Borrower, Principal or any Affiliate of either of them (a “Business Party”); (c) a Person or controlling or under common control with any such stockholder, partner, member, director, officer, attorney, counsel or Business Party; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, attorney, counsel or Business Party; provided, however, if this Loan becomes part of a Securitization and any Rating Agency requires at least two (2) Independent Directors, Borrower shall appoint, or cause the appointment of, a second Independent Director; or
     (bb) with respect to Principal, or Borrower, if Borrower is a single member limited liability company that complies with the requirements of Section 4.1.35(cc) below, permit its board of directors, officers or members to take any action which, under the terms of any certificate of incorporation, by-laws, voting trust agreement with respect to any common stock or other applicable organizational documents, requires the unanimous vote of one hundred percent (100%) of the members of the board or the members of the limited liability company without the vote of the Independent Director.
     (cc) In the event Borrower is a Delaware limited liability company that does not have a managing member which complies with the requirements for a Principal under this Section 4.1.35, the limited liability company agreement of Borrower (the “LLC Agreement”) shall provide that (A) upon the occurrence of any event that causes the last remaining member of Borrower (“Member”) to cease to be the member of Borrower (other than (1) upon an assignment by Member of all of its limited liability company interest in Borrower and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (2) the resignation of Member and the admission of an additional member of Borrower in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower, automatically be admitted to Borrower (“Special Member”) and shall continue Borrower without dissolution and (B) Special Member may not resign from Borrower or transfer its rights as Special Member unless (1) a successor Special Member has been admitted to Borrower as Special Member in accordance with requirements of Delaware law and (2) such successor Special Member has also accepted its appointment as an Independent Director. The LLC Agreement shall further provide that (v) Special Member shall automatically cease to be a member of Borrower upon the admission to Borrower of a substitute Member, (w) Special Member shall be a member of Borrower that has no interest in the profits, losses and capital of Borrower and has no right to receive any distributions of Borrower assets, (x) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Borrower and shall not receive a limited liability company interest in Borrower, (y) Special Member, in its capacity as Special Member, may not bind Borrower and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower, including, without limitation, the merger, consolidation or conversion of Borrower; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the LLC Agreement. In order to implement the admission to Borrower of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower as Special Member, Special Member shall not be a member of Borrower.
     Upon the occurrence of any event that causes the Member to cease to be a member of Borrower, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower, agree in writing (A) to continue Borrower and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of Member of Borrower in Borrower. Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower.
     4.1.36 Business Purposes.
     The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.
     4.1.37 Taxes.
     Borrower has filed all federal, State, county, municipal, and city income and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.
     4.1.38 Forfeiture.
     Neither Borrower nor, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Property has committed any act or omission affording the federal government or any State or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under the Note, this Agreement or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

     4.1.39 Environmental Representations and Warranties.
     Borrower represents and warrants to its knowledge, except as disclosed in the written reports resulting from the environmental site assessments of the Property delivered to and approved by Lender prior to the Closing Date (the “Environmental Report”) and information that Borrower knows or should reasonably have known that: (a) there are no Hazardous Materials or underground storage tanks in, on, or under the Property, except those that are both (i) in compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) either (A) in amounts not in excess of that necessary to operate, clean, repair and maintain the Property or each tenant’s respective business at the Property as set forth in their respective Leases, or (B) held by a tenant for sale to the public in its ordinary course of business, (b) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law and which would require remediation by a Governmental Authority in, on, under or from the Property; (c) there is no threat of any Release of Hazardous Materials migrating to the Property; (d) there is no past or present non-compliance with current Environmental Laws, or with permits issued pursuant thereto, in connection with the Property except as described in the Environmental Reports; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Materials in, on, under or from the Property; and (f) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property known to Borrower or contained in Borrower’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from the Property and/or to the environmental condition of the Property.
     4.1.40 Taxpayer Identification Number.
     Borrower’s United States taxpayer identification number is 20-3241959.
     4.1.41 OFAC.
     Borrower represents and warrants that neither Borrower, Guarantor, or any of their respective Affiliates is a Prohibited Person, and Borrower, Guarantor, and their respective Affiliates are in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.
     4.1.42 Intentionally Omitted.
     4.1.43 Deposit Accounts.
     (a) This Agreement and the Property Account Agreement create valid and continuing security interests (as defined in the UCC) in the Property Account and the Lockbox Account in favor of Lender, which security interests are prior to all other Liens and are enforceable as such against creditors of and purchasers from Borrower;

     (b) Borrower and Lender agree that the Property Account is and shall be maintained (i) as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 9-104(a)(2) of the UCC) over the Property Account and (iii) such that neither Borrower nor Manager shall have any right of withdrawal from the Property Account and no Account Collateral shall be released to Borrower or Manager from the Property Account. Without limiting Borrower’s obligations under the immediately preceding sentence, Borrower shall only establish and maintain the Property Account with a financial institution that has executed an agreement substantially in the form of the Property Account Agreement or in such other form reasonably acceptable to Lender.
     (c) Borrower and Lender agree that each Account other than the Property Account is and shall be maintained (i) as a “securities account” (as such term is defined in Section 8-501(a) of the UCC), (ii) in such a manner that Lender shall have control (within the meaning of Section 8-106(d)(2) of the UCC) over each such Account other than the Property Accounts, (iii) such that neither Borrower nor Manager shall have any right of withdrawal from such Accounts and, except as provided herein, no Account Collateral shall be released to Borrower from such Accounts, (iv) in such a manner that the Lockbox Bank shall agree to treat all property credited to each Account other than the Property Accounts as “financial assets” and (v) such that all securities or other property underlying any financial assets credited to such Accounts shall be registered in the name of Lockbox Bank, indorsed to Lockbox Bank or in blank or credited to another securities account maintained in the name of Lockbox Bank and in no case will any financial asset credited to any such Accounts be registered in the name of Borrower, payable to the order of Borrower or specially indorsed to Borrower except to the extent the foregoing have been specially indorsed to Lockbox Bank or in blank;);
     (d) Borrower owns and has good and marketable title to the Property Account and the Lockbox Account free and clear of any Lien or claim of any Person;
     (e) Borrower has delivered to Lender fully executed agreements pursuant to which the banks maintaining the Property Account and the Lockbox Account have agreed to comply with all instructions originated by Lender directing disposition of the funds in such accounts without further consent by Borrower;
     (f) Other than the security interest granted to Lender pursuant to this Agreement and the Property Account Agreement, Borrower has not pledged, assigned, or sold, granted a security interest in, or otherwise conveyed the Property Account or the Lockbox Account; and
     (g) The Property Account and the Lockbox Account are not in the name of any Person other than Borrower or Lender. Borrower has not consented to the banks maintaining the Lockbox Account, or, after the occurrence of a Triggering Event, of the Property Account, to comply with instructions of any Person other than Lender.
     4.1.44 Embargoed Person.

     As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Principal and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower, Principal, or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Principal, or Guarantor, as applicable, with the result that the investment in Borrower, Principal, or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Principal, or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Principal, or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.
     Section 4.2 Survival of Representations.
     Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
     V. BORROWER COVENANTS
     Section 5.1 Affirmative Covenants.
     From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:
     5.1.1 Existence; Compliance with Legal Requirements.
     (a) Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises, and comply, in all material respects, with all Legal Requirements applicable to it and the Property. There shall never be committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any State or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in this Agreement. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement.
     (b) After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Laws; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.
     5.1.2 Taxes and Other Charges.
     (a) Subject to Section 7.2 hereof, Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable. Borrower shall furnish to Lender receipts, or other evidence for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof). Borrower shall not suffer and shall within thirty (30) days following notice thereof, cause to be paid, discharged or bonded off, any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Laws; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may apply such security or part thereof held by Lender at any time when, in the judgment of Lender, the validity or applicability of such Taxes or Other Charges are established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.
     (b) With respect to the trade payables described in Section 4.1.35(g) hereof, after prior written notice to Lender, Borrower, at its own expense, may contest in good faith and with due diligence, the amount or validity or application in whole or in part of any such trade payables, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iii) Borrower shall promptly upon final determination thereof pay the amount of any such trade payables, together with all costs, interest and penalties which may be payable in connection therewith; and (iv) Borrower shall furnish such security as may be requested by Lender, to insure the payment of any such trade payables, together with all interest and penalties thereon. Lender may apply such security or part thereof held by Lender at any time when, in the judgment of Lender, the validity or applicability of such trade payables are established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Security Instrument being primed by any related Lien.
     5.1.3 Litigation.
     Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which, if adversely determined, could have a Material Adversely Effect.
     5.1.4 Access to the Property.
     Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.
     5.1.5 Notice of Default.

     Borrower shall promptly advise Lender of any Material Adverse Effect (as reasonably determined by Borrower), or of the occurrence of any Event of Default of which Borrower has knowledge.
     5.1.6 Cooperate in Legal Proceedings.
     Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
     5.1.7 Award and Insurance Benefits.
     Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Award or Insurance Proceeds.
     5.1.8 Further Assurances.
     Borrower shall, at Borrower’s sole cost and expense:
     (a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or reasonably requested by Lender in connection therewith;
     (b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require including, without limitation, the authorization of Lender to execute and/or the execution by Borrower of UCC financing statements; and
     (c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.
     5.1.9 Mortgage and Intangible Taxes.
     Borrower shall pay all State, county and municipal recording, mortgage, intangible, and all other taxes imposed upon the execution and recordation of the Security Instrument and/or upon the execution and delivery of the Note.

     5.1.10 Financial Reporting.
     (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with sound accounting principles consistently applied (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation on an individual basis of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Property, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.
     (b) Borrower will furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year, a complete copy of Borrower’s annual financial statements (if an Event of Default then exists or an event has occurred or a condition exists that may have a Material Adverse Effect, audited by an Approved Accountant) in accordance with sound accounting principles consistently applied (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower in such detail and format as Lender may reasonably request. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual income and expenses. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) a certificate executed by a Responsible Officer or other appropriate officer of Borrower or Principal, as applicable, stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property being reported upon and has been prepared in accordance with sound accounting principles consistently applied, (iii) if an Event of Default then exists or an event has occurred or a condition exists that may have a Material Adverse Effect, an unqualified audit opinion of such Approved Accountant, (iv) a list of tenants, if any, occupying more than twenty (20%) percent of the total floor area of the Improvements, and (v) a breakdown showing the year in which each Lease then in effect expires and the percentage of total floor area of the Improvements and the percentage of base rent with respect to which Leases shall expire in each such year, each such percentage to be expressed on both a per year and cumulative basis.
     (c) Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by a certificate of a Responsible Officer or other appropriate officer of Borrower or Principal, as applicable, stating that such items are true, correct, accurate, and complete in all material respects as of the date thereof and fairly present the financial condition and results of the operations of Borrower and the Property: (i) a rent roll for the subject quarter accompanied by an Officer’s Certificate with respect thereto; and (ii)

monthly and year-to-date operating statements prepared for each calendar month during such calendar quarter, noting income and expenses, and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses.
     (d) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender.
     (e) Borrower shall furnish to Lender, within ten (10) Business Days after request such further detailed information with respect to the operation of the Property and the financial affairs of Borrower as may be reasonably requested by Lender and can be reasonably provided by Borrower within such period, including, without limitation, an annual operating budget for the Property.
     (f) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).
     (g) Borrower agrees that Lender may forward to each purchaser, transferee, assignee, servicer, participant, Co-Lender or investor in all or any portion of the Loan or any Securities (collectively, the “Investor”) or any Rating Agency rating such participations and/or Securities and each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any Guarantor, and the Property, whether furnished by Borrower, any Guarantor, or otherwise, as Lender determines necessary or desirable. Borrower irrevocably waives any and all rights it may have under any Applicable Laws to prohibit such disclosure, including but not limited to any right of privacy.
     5.1.11 Business and Operations.
     Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will remain in good standing under the laws of each jurisdiction to the extent required for the ownership, maintenance, management and operation of the Property.
     5.1.12 Costs of Enforcement.
     In the event (a) that the Security Instrument encumbering the Property is foreclosed in whole or in part or that the Security Instrument is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Security Instrument encumbering the Property in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.
     5.1.13 Estoppel Statement.
     (a) After request by Lender to be made no more frequently than twice in any consecutive twelve (12) month period, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Applicable Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, and (vi) that the Note, this Agreement, the Security Instrument and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.
     (b) Borrower, upon request of Lender (to be made no more frequently than once in any consecutive twelve (12) month period, unless such request is made in connection with a Securitization or Syndication), shall use commercially reasonable efforts to deliver to Lender, tenant estoppel certificates from each tenant under a Major Lease in form and substance reasonably satisfactory to Lender, subject to the obligation of such tenant to deliver an estoppel as set forth in the Leases. Borrower shall not be required to default any tenant under its Lease for failure to deliver a requested estoppel.
     5.1.14 Loan Proceeds.
     Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.
     5.1.15 Performance by Borrower.
     Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.
     5.1.16 Confirmation of Representations.
     Borrower shall deliver, in connection with any Securitization or Syndication, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such

Securitization or Syndication in all relevant jurisdictions (or, to the extent any of such representations shall no longer be accurate in all material respects as of the date of such closing, disclosing any material inaccuracy in such representations), and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower and Principal as of the date of the closing of such Securitization or Syndication.
     5.1.17 Leasing Matters.
     (a) With respect to the Property, Borrower may enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by Borrower (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arms-length transaction with a bona fide, independent third party tenant, (iii) [intentionally deleted], (iv) is subject and subordinate to the Security Instrument and the lessee thereunder agrees to attorn to Lender, (v) is written on the standard form of lease approved by Lender with modifications consistent with clause (i) above, and (vi) is not a Major Lease. All proposed Leases which do not satisfy the requirements set forth in this Section 5.1.17(a) shall be subject to the prior approval of Lender, which approval shall not be unreasonably withheld. At Lender’s request, Borrower shall promptly deliver to Lender copies of all Leases which are entered into pursuant to this Subsection together with Borrower’s certification that it has satisfied all of the conditions of this Section.
     (b) Borrower (i) shall observe and perform all the obligations imposed upon the lessor under the Leases, in all material respects, and shall not do or permit to be done anything to materially impair the value of any of the Leases as security for the Debt; (ii) shall promptly send copies to Lender of all notices of default or other material matters which Borrower shall send or receive with respect to the Leases; (iii) shall enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed (except for termination of a Major Lease which shall require Lender’s prior written approval or Lender’s deemed approval pursuant to Section 5.1.17(f) hereof); (iv) shall not collect any of the Rents more than one (1) month in advance (except Security Deposits shall not be deemed Rents collected in advance); (v) shall, immediately upon receipt, deposit all Lease Termination Payments into the Rollover Reserve Account; (vi) shall not execute any other assignment of the lessor’s interest in any of the Leases or the Rents; and (vii) shall not consent to any assignment of any Major Lease, without the prior written consent of Lender, not to be unreasonably denied.
     (c) Borrower may, without the consent of Lender, amend, modify or waive the provisions of any Lease or terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that such Lease is not a Major Lease and that such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) is consistent with the then current market standards regarding such activities, and provided that such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement and any lease subordination agreement binding upon Lender with respect to such Lease. A termination of a Lease (other than a Major Lease) with a tenant who is in default beyond applicable notice and grace periods shall not be considered an action which is inconsistent with the then current market standards. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this Subsection shall be subject to the prior written approval of Lender and its counsel, at Borrower’s expense. At Lender’s request, Borrower shall promptly deliver to Lender copies of all Leases, amendments, modifications and waivers which are entered into pursuant to this Section 5.1.17(c) together with Borrower’s certification that it has satisfied all of the conditions of this Section 5.1.17(c).
     (d) Notwithstanding anything contained herein to the contrary, with respect to the Property, Borrower shall not, without the prior written consent of Lender, not to be unreasonably denied, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Major Lease or any instrument guaranteeing or providing credit support for any Major Lease.
     (e) In the event that Lender receives any monies representing security deposits under the Leases (the “Security Deposits”) following an Event of Default, Lender shall hold the Security Deposits in accordance with the terms of the respective Lease, and shall only release the Security Deposits in order to return a tenant’s Security Deposit to such tenant if such tenant is entitled to the return of the Security Deposit under the terms of the Lease. Absent an Event of Default, Lender shall transfer to Borrower any monies representing security deposits under the Leases received by Lender.
     (f) Notwithstanding the provisions of this Section 5.1.17, to the extent, if any, that Lender’s prior written approval or consent is required pursuant to this Section 5.1.17, such request for approval or consent shall be deemed approved if (i) Lender shall have failed to notify Borrower of its approval or disapproval within ten (10) days (the “Approval Period”) following Lender’s receipt of Borrower’s written request together with any and all required material information and documentation relating thereto required by Lender to reach a decision and provided, the request to Lender is marked in bold lettering with the following: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the request must be marked “PRIORITY”, (ii) Borrower shall have delivered to Lender a written notice of Lender’s failure to respond to Borrower’s request within the Approval Period (the “Failure to Respond Notice”), and (iii) Lender shall have failed to notify Borrower of its approval or disapproval within five (5) days following Lender’s receipt of the Failure to Respond Notice. Borrower shall be required to provide Lender with such material information and documentation as may be reasonably required by Lender, in its reasonable discretion, including without limitation, lease comparables and other market information as reasonably required by Lender.
     (g) Notwithstanding the leasing approval procedures set forth above, to facilitate Borrower’s leasing process, Borrower may present prospective leasing transactions to Lender prior to the negotiation of a final Lease pursuant to the following procedures:
     Whenever Lender’s approval or consent is required pursuant to the provisions of this Section 5.1.17, Borrower shall have the right to submit to Lender a summary term sheet of the proposed lease or a draft of the Lease, each including all material terms for the proposed lease including, without limitation, the identity of the tenant, square footage, term, rent, rent credits, abatements, work allowances and tenant improvements to be constructed by Borrower, and as supplemented by any additional information concerning such lease or tenant as may be reasonably requested by Lender (the “Lease Term Sheet”). Such request for approval or consent shall be deemed approved if (i) Lender shall have failed to notify Borrower of its approval or disapproval within ten (10) days (the “Term Sheet Approval Period”) following Lender’s receipt of Borrower’s written request together with any and all required material information and documentation relating thereto required by Lender to reach a decision and provided, the request to Lender is marked in bold lettering with the following: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the request must be marked “PRIORITY”, (ii) Borrower shall have delivered to Lender a written notice of Lender’s failure to respond to Borrower’s request within the Term Sheet Approval Period (the “Term Sheet Failure to Respond Notice”), and (iii) Lender shall have failed to notify Borrower of its approval or disapproval within five (5) days following Lender’s receipt of the Term Sheet Failure to Respond Notice. If Lender approves or is deemed to have approved the Lease Term Sheet, Lender’s prior approval shall not be required for the final Lease, except to the extent such final Lease (A) deviates in any material respect from the terms set forth in the Lease Term Sheet or contains any material terms not set forth in the Lease Term Sheet and Lender determines in good faith that such deviation or new information shall materially or adversely affect either (1) Borrower’s interest under the Lease or (2) Lender’s interest in this Agreement or the other Loan Documents, (B) if a draft Lease had not been submitted to Lender, deviates in any material respect from the standard form of lease approved by Lender and Lender determines in good faith that such deviation shall materially or adversely affect either (1) Borrower’s interest under the Lease or (2) Lender’s interest in this Agreement or the other Loan Documents or (C) is not fully executed within sixty (60) days after the Lease Term Sheet is approved or deemed approved. Borrower shall deliver to Lender a fully executed copy of the Lease within ten (10) days of the execution thereof.
     (h) Lender shall, within thirty (30) days after written request therefor by Borrower, enter into, and, if required by Applicable Law to provide constructive notice or if reasonably requested by a tenant, record in the county where the Property is located, a non-disturbance and attornment agreement, in form and substance substantially similar to the form attached hereto as Exhibit D (a “Non-Disturbance Agreement”) with any tenant under any Lease or Renewal Lease that (i) does not require Lender’s consent pursuant to Section 5.1.17(f) or (ii) was approved or deemed approved by Lender pursuant to Section 5.1.17(f). All reasonable costs and expenses incurred by Lender in connection with the negotiation, preparation, execution, delivery and recordation of any Non-Disturbance Agreement, including, without limitation, reasonable attorneys’ fees and disbursements, shall be paid by Borrower.
     5.1.18 Management Agreement.
     (a) Borrower shall not engage a property manager that is not an Approved Manager without Lender’s prior written consent. In the event that Borrower has engaged a Qualified Manager (that is not an Approved Manager) and thereafter, Lender determines that the Property is not being managed in accordance with generally accepted management practices for properties similar to the Property, Lender shall deliver written notice thereof to Borrower, which notice shall specify with particularity the grounds for Lender’s determination. If Lender determines that the conditions specified in Lender’s notice are not remedied to Lender’s satisfaction by Borrower within thirty (30) days from receipt of such notice or that Borrower has failed to diligently undertake correcting such conditions within such thirty (30) day period, or if an Event of Default has occurred and is continuing, (i) Borrower shall, at Lender’s direction, engage a Qualified Manager (that is not an Approved Manager), and enter into a property management agreement acceptable to Lender in all respects with such Qualified Manager (the “Management Agreement”), (ii) Borrower and such Qualified Manager shall execute an agreement acceptable to Lender conditionally assigning Borrower’s interest in such management agreement to Lender and subordinating such Qualified Manager’s right to receive fees and expenses under such management agreement while the Debt remains outstanding, substantially in the form attached hereto as Exhibit E (“Assignment of Management Agreement”), and (iii) Borrower shall comply with subsections (b) and (c) below. Notwithstanding the forgoing, the Property may be managed by an Approved Manager without the prior written consent of Lender; provided, however, that Borrower has obtained prior written consent of Lender with respect to the Management Agreement between Borrower and such Approved Manager, and has executed and delivered an Assignment of Management Agreement.
     (b) Except during any period of time where Borrower is self-managing the Property, the Property shall be operated under the terms and conditions of the Management Agreement. In no event shall the management fees under the Management Agreement exceed four percent (4%) of the gross income derived from the Property. Borrower shall (i) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement, on the part of Borrower to be performed and observed to the end that all things shall be done which are necessary to keep unimpaired the rights of Borrower under the Management Agreement and (ii) promptly notify Lender of the giving of any notice by the Manager to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed and deliver to Lender a true copy of each such notice. Borrower shall not surrender the

Management Agreement, consent to the assignment by Manager of its interest under the Management Agreement, or terminate or cancel the Management Agreement, or modify, change, supplement, alter or amend the Management Agreement, in any respect, either orally or in writing, unless following such surrender, assignment or termination, the Property shall be operated by an Approved Manager or other Qualified Manager pursuant to a Replacement Management Agreement. Borrower hereby assigns to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower to surrender the Management Agreement, or to terminate, cancel, modify, change, supplement, alter or amend the Management Agreement, in any respect, and any such surrender of the Management Agreement, or termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement, without the prior consent of Lender shall be void and of no force and effect. If Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property at any time and from time to time for the purpose of taking any such action. If the Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Borrower shall not, and shall not permit the Manager to, sub-contract any or all of its management responsibilities under the Management Agreement to a third party without the prior written consent of Lender, which consent shall not be unreasonably withheld. Borrower shall, from time to time, obtain from the Manager such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be requested by Lender. Borrower shall exercise each individual option, if any, to extend or renew the term of the Management Agreement upon demand by Lender made at any time within one (1) year of the last day upon which any such option may be exercised, and Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Any sums expended by Lender pursuant to this paragraph (i) shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, (ii) shall be deemed to constitute a portion of the Debt, (iii) shall be secured by the lien of the Security Instrument and the other Loan Documents and (iv) shall be immediately due and payable upon demand by Lender therefor.
     (c) Without limitation of the foregoing, Borrower, upon the request of Lender, shall (i) in the event that the Property is subject to a Management Agreement or a

Replacement Management Agreement, terminate such Management Agreement or Replacement Management Agreement and replace the Manager, without penalty or fee, with a Qualified Manager (that is not Approved Manager) pursuant to a Replacement Management Agreement, or (ii) in the event that the Property is self-managed by Borrower, enter into a Replacement Management Agreement with a Qualified Manager (that is not an Approved Manager), in each case, to assume management of the Property, if at any time during the Loan: (a) the Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, (b) there exists an Event of Default, or (c) there exists a default by Manager (other than an Approved Manager) under the Management Agreement beyond any applicable notice and cure periods.
     5.1.19 Environmental Covenants.
     (a) Borrower covenants and agrees to use commercially reasonable efforts to assure that (i) all uses and operations on or of the Property, whether by Borrower or any other Person, shall be in compliance in all material respects with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Materials in, on, under or from the Property; (iii) there shall be no Hazardous Materials in, on, or under the Property, except those that are both (A) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (B) (1) in amounts not in excess of that necessary to operate the Property or (2) fully disclosed to and approved by Lender in writing; (iv) Borrower shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person (the “Environmental Liens”); (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to paragraph (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief that the Property is not in full compliance with all Environmental Laws, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender to (A) reasonably effectuate remediation of any Hazardous Materials in, on, under or from the Property; and (B) comply with any Environmental Law; (viii) Borrower shall not allow any tenant or other user of any of the Property to violate any Environmental Law; and (ix) Borrower shall promptly notify Lender in writing after it has become aware of (A) any presence or Release or threatened Releases of Hazardous Materials in, on, under, from or migrating towards the Property; (B) any non compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien; (D) any required or proposed remediation of environmental conditions relating to the Property; and (E) any written or oral notice or other communication of which Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials.

     (b) Upon reasonable belief by Lender that there exists at the Property a violation of Environmental Law, a Release of Hazardous Materials or other condition prohibited thereunder or hereunder Lender and any other Person designated by Lender, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Borrower shall cooperate with and provide access to Lender and any such Person designated by Lender.
     5.1.20 Alterations.
     Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements that (i) together with all other alterations undertaken at the same time, have an aggregate cost in excess of $500,000 or (ii) may have a Material Adverse Effect, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Lender’s prior written consent shall not be required for any tenant improvements made pursuant to any existing Leases or any Renewal Leases or new Leases that in each case satisfy the terms and provisions of Section 5.1.17 hereof. All such alterations shall be completed in a good and workmanlike manner in compliance with all Applicable Laws and free of all liens.
     5.1.21 Intentionally Omitted.
     5.1.22 Intentionally Omitted.
     5.1.23 OFAC.
     At all times throughout the term of the Loan, Borrower, Guarantor and their respective Affiliates shall be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.
     Section 5.2 Negative Covenants.
     From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Security Instrument in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:
     5.2.1 Liens.

     Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for Permitted Encumbrances.
     5.2.2 Dissolution.
     Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the Property or assets of Borrower except to the extent expressly permitted by the Loan Documents, (c) except as expressly permitted under the Loan Documents modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (d) cause the Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) except as expressly permitted under the Loan Documents amend, modify, waive or terminate the certificate of incorporation, bylaws or similar organizational documents of the Principal, in each case, without obtaining the prior written consent of Lender.
     5.2.3 Change In Business.
     Borrower shall not enter into any line of business other than the ownership, acquisition, development, operation, leasing and management of the Property (including providing services in connection therewith), or make any material change in the scope or nature of its business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.
     5.2.4 Debt Cancellation.
     Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
     5.2.5 Zoning.
     Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non conforming use under any zoning ordinance or any other Applicable Law without the prior written consent of Lender.
     5.2.6 No Joint Assessment.
     Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.
     5.2.7 Name, Identity, Structure, or Principal Place of Business.
     Borrower shall not change its name, identity (including its trade name or names), or principal place of business set forth in the introductory paragraph of this Agreement, without, in each case, first giving Lender thirty (30) days prior written notice. Borrower shall not change its corporate, partnership or other structure, or the place of its organization as set forth in Section 4.1.34, without, in each case, the consent of Lender. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.
     5.2.8 ERISA.
     (a) During the term of the Loan or of any obligation, or right hereunder, Borrower shall not be a Plan and none of the assets of Borrower shall constitute Plan Assets.
     (b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, and represents and covenants that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to State statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:
     (i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3 101(b)(2);
     (ii) Less than twenty five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3 101(f)(2); or
     (iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3 101(c) or (e).
     5.2.9 Affiliate Transactions.
     Except with respect to the management of the Property by an Approved Manager, Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower, Principal or any of the partners of Borrower or Principal except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party.

     5.2.10 Transfers.
     (a) Borrower shall not sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.17 hereof, without (i) the prior written consent of Lender and (ii) if a Securitization has occurred, delivery to Lender of written confirmation from the Rating Agencies that the Transfer will not result in the downgrade, withdrawal or qualification of the then current ratings assigned to any Securities or the proposed rating of any Securities.
     (b) A Transfer shall include, but not be limited to: (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non managing membership interests or the creation or issuance of new non managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.18 hereof.
     (c) Notwithstanding the provisions of Sections 5.2.10(a) and (b), the following transfers shall not be deemed to be a Transfer: (i) a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party or a Restricted Party itself; (ii) the Sale or Pledge, in one or a series of transactions, of not more than forty nine percent (49%) of the stock in a Restricted Party; provided, however, no such transfers shall result in the change of voting control in the Restricted Party; (iii) the Sale or Pledge, in one or a series of transactions, of not more than forty nine percent (49%) of the limited partnership interests or non managing membership interests (as the case may be) in a Restricted Party; provided, however, no such transfers shall result in the change of voting control in the Restricted Party; and (iv) the sale, transfer or issuance of shares of stock in RPT provided RPT remains a Publicly-Traded Entity. Borrower shall deliver to Lender a copy of the register maintained by RPLP with respect to its record owners, (A) within fifteen (15) days following the end of each calendar quarter, and (B) within fifteen (15) days following Lender’s request in connection with a Securitization or Syndication.
     (d) Notwithstanding anything to the contrary contained in this Section 5.2.10, (i) RPT must continue to control Borrower and RPLP and own, directly or indirectly, at least a 51% interest in Borrower and RPLP, and (ii) RPLP must continue to control Borrower and own, directly or indirectly, all of the membership interest in Borrower.
     (e) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer in violation of this Section 5.2.10. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer. Notwithstanding anything to the contrary contained in this Section 5.2.10 (a) no transfer (whether or not such transfer shall constitute a Transfer) shall be made to any Prohibited Person, (b) in the event of any transfer (whether or not such transfer shall constitute a Transfer), results in any Person and its Affiliates owning in excess of ten percent (10%) of the ownership interest in a Restricted Party Borrower shall provide to Lender, not less than thirty (30) days prior to such transfer, the name and identity of each proposed transferee, together with the names of its controlling principals, the social security number or employee identification number of such transferee and controlling principals, and such transferee’s and controlling principal’s home address or principal place of business, and home or business telephone number, and (c) in the event any transfer (whether or not such transfer shall constitute a Transfer) results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the ownership interest in a Restricted Party, Borrower shall, prior to such transfer, deliver an updated Insolvency Opinion to Lender, which opinion shall be in form, scope and substance acceptable in all respects to Lender and the Rating Agencies.
     5.2.11 One-Time Property Transfer.
     Notwithstanding anything to the contrary contained in Section 5.2.10 hereof, Lender shall not unreasonably withhold, condition or delay its consent to a one-time sale, assignment, or other transfer of the Property provided that (a) Lender receives sixty (60) days prior written notice of such transfer, (b) no Event of Default has occurred and is continuing under this Agreement, the Security Instrument, the Note or the other Loan Documents, and (c) upon the satisfaction (in the reasonable determination of Lender) of the following conditions:
     (a) Borrower or such Permitted Transferee shall pay any and all costs incurred in connection with the transfer (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes);

     (b) Borrower or such Permitted Transferee shall pay to Lender a fee in the amount of one percent (1%) of the outstanding principal amount of the Note;
     (c) The transferee (the “Permitted Transferee”) shall comply with all of the requirements of Section 4.1.35 hereof;
     (d) The Permitted Transferee shall assume all of the obligations of Borrower under this Agreement, the Note, the Security Instrument and the other Loan Documents in a manner reasonably satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement (the “Assumption Agreement”) in form and substance reasonably satisfactory to Lender and delivering such legal opinions as Lender may reasonably require;
     (e) The Permitted Transferee shall deliver all organizational documentation, which documentation shall be reasonably satisfactory to Lender, and shall deliver an opinion of counsel of the Permitted Transferee covering the Assumption Agreement and any other documents executed by the Permitted Transferee in connection therewith in form and substance similar to the due execution, delivery and enforcement opinions delivered by counsel to Borrower in connection with the execution of this Agreement;
     (f) The Permitted Transferee shall deliver certificates and enter into agreements and covenants, or cause each of its principals to deliver certificates and enter into agreements and covenants, which certificates, agreements and covenants shall be similar in nature to those delivered, executed or made by Borrower or Principal in connection with the execution of this Agreement relating to the single purpose, bankruptcy remote nature of the Permitted Transferee and its managing principals and the sufficient independence of the Permitted Transferee and its managing principals to make the substantive consolidation of the bankruptcy of such parties unlikely, and the Permitted Transferee shall deliver opinions of counsel with respect to the foregoing rendered by an independent law firm reasonably satisfactory to Lender or (if a Securitization shall have occurred) the Rating Agencies;
     (g) The Property shall be managed by a Qualified Manager following such transfer;
     (h) Lender shall receive evidence of insurance policies in the name of the Permitted Transferee and otherwise in compliance with the terms of this Agreement;
     (i) If the Securitization shall have occurred, Borrower or the Permitted Transferee shall deliver to Lender written confirmation from the Rating Agencies that the transfers and assumption by the Permitted Transferee shall not result in the downgrading, withdrawal or qualification of the ratings then assigned to the Securities;
     (j) The Permitted Transferee shall deliver an endorsement to the existing Title Insurance Policy insuring the Security Instrument, as modified by the Assumption Agreement, as a valid first lien on the Property and naming the Permitted Transferee as owner of fee title to the Property, which endorsement shall insure that, as of the recording of the Assumption Agreement, the Property shall not be subject to any additional exceptions or liens other than Permitted Encumbrances; and
     (k) The Permitted Transferee shall deliver to Lender an opinion of counsel from an independent law firm with respect to the substantive non-consolidation of the Permitted Transferee and its constituent entities (partners, members or shareholders), which law firm and which opinion shall be satisfactory in all respects to (i) Lender, if a Securitization has not occurred, or (ii) Lender and the Rating Agencies, if a Securitization has occurred.
VI. INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS
Section 6.1 Insurance.
     (a) Borrower shall obtain and maintain, or cause to be maintained, Policies for Borrower and the Property providing at least the following coverages:
     (i) comprehensive all risk insurance, including the peril of wind (named storms) on the Improvements and the Personal Property, in each case (A) in an amount equal to 100% of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co insurance provisions; (C) providing for no deductible in excess of $50,000; and (D) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses. The Full Replacement Cost shall be redetermined from time to time (but not more frequently than once in any twenty-four (24) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;
     (ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so called “occurrence” form with a combined single limit of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability arising from written contracts; and (5) contractual liability covering the indemnities contained in Article 10 of the Security Instrument to the extent the same is available;
     (iii) business interruption/loss of rents insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Section 6.1(a)(i); (C) in an amount equal to 100% of the projected gross income from the Property (on an actual loss sustained basis) for a period continuing until the Restoration of the Property is completed; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on the greatest of: (x) Borrower’s reasonable estimate of the gross income from the Property and (y) the highest gross income received during the term of the Note for any full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding eighteen (18) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; All insurance proceeds payable to Lender pursuant to this Section 6.1(a)(iii) shall be held by Lender and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note and this Agreement; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note and this Agreement except to the extent such amounts are actually paid out of the proceeds of such business interruption/loss of rents insurance.
     (iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance provided for in Section 6.1(c)(iii); and (B) the insurance provided for in Section 6.1(a)(i) shall be written in a builder’s risk completed value form (1) on a non reporting basis, (2) against all risks insured against pursuant to Section 6.1(a)(i), (3) shall include permission to occupy the Property, and (4) shall contain an agreed amount endorsement waiving co insurance provisions;
     (v) workers’ compensation, subject to the statutory limits of the State in which the Property is located, and employer’s liability insurance with a limit of at least $500,000 per accident and per disease per employee, and $500,000 for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

     (vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under Section 6.1(c)(i);
     (vii) if any portion of the Improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance of the following types and in the following amounts (A) coverage under Policies issued pursuant to the Flood Insurance Acts (the “Flood Insurance Policies”) in an amount equal to the maximum limit of coverage available for the Property under the Flood Insurance Acts, subject only to customary deductibles under such Policies and (B) coverage under supplemental private Policies in an amount, which when added to the coverage provided under the Flood Act Policies with respect to the Property, is not less than the amount of the Loan or providing a sublimit no less than $10,000,000;
     (viii) earthquake, and, if required by Lender, sinkhole and mine subsidence insurance, in amounts equal to two time (2x) the probable maximum loss of the Property as determined by Lender in its sole discretion or providing a sublimit of no less than $5,000,000, and in form and substance satisfactory to Lender, provided that the insurance pursuant to this Section 6.1(a)(viii) hereof shall be on terms consistent with the all risk insurance policy required under Section 6.1(a)(i) hereof;
     (ix) umbrella liability insurance in an amount not less than Twenty-Five Million and No/100 Dollars ($25,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under Section 6.1(a) hereof; and
     (x) such other insurance and in such amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.
     (b) All insurance provided for in Section 6.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the State in which the Property is located and approved by Lender. The insurance companies must have a claims paying ability/financial strength rating of “A” (or its equivalent) or better by at least two (2) Rating Agencies (one of which will be S&P if they are rating the Securities and one of which shall be Moody’s if they are rating the Securities), or if only one Rating Agency is rating the Securities, then only by such Rating Agency (each such insurer shall be referred to below as a “Qualified Insurer”).

Borrower will be required to maintain insurance against terrorism, terrorist acts (including bio-terrorism) or similar acts of sabotage (“Terrorism Insurance”) with amounts, terms and coverage consistent with those required under Sections 6.1(a)(i) and (iii) hereof (the “Terrorism Insurance Required Amount”). Notwithstanding the foregoing sentence, Borrower shall not be obligated to expend more than $100,000 in any fiscal year on Insurance Premiums for Terrorism Insurance (the “Terrorism Insurance Cap”) and if the cost of the Terrorism Insurance Required Amount exceeds the Terrorism Insurance Cap, Borrower shall purchase the maximum amount of Terrorism Insurance available with funds equal to the Terrorism Insurance Cap. Not less than thirty (30) days prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Section 6.1(a), Borrower shall deliver certified copies of the Policies marked “premium paid” or accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”).
     (c) Borrower shall not obtain (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Lender and Lender’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer, or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Section 6.1(a) to be furnished by, or which may be reasonably required to be furnished by, Borrower. In the event Borrower obtains separate insurance or an umbrella or a blanket policy, Borrower shall notify Lender of the same and shall cause certified copies of each Policy to be delivered as required in Section 6.1(a). Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a). Notwithstanding Lender’s approval of any umbrella or blanket liability or casualty Policy hereunder, Lender reserves the right, in its sole discretion, to require Borrower to obtain a separate Policy in compliance with this Section 6.1.
     (d) All Policies provided for or contemplated by Section 6.1(a) hereof, except for the Policy referenced in Section 6.1(a)(v), shall name Lender and Borrower as the insured or additional insured, as their respective interests may appear, and in the case of property damage, boiler and machinery, and flood insurance, shall contain a so called New York standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.
     (e) All Policies provided for in Section 6.1(a) hereof shall contain clauses or endorsements to the effect that:
     (i) no act or negligence of Borrower, or anyone acting for Borrower, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

     (ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least 30 days’ written notice to Lender and any other party named therein as an insured;
     (iii) each Policy shall provide that the issuers thereof shall give written notice to Lender if the Policy has not been renewed thirty (30) days prior to its expiration; and
     (iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
     (f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, upon ten (10) days written notice to Borrower to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.
     (g) In the event of a foreclosure of the Security Instrument, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies then in force and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.
     (h) Borrower shall furnish to Lender, on or before thirty (30) days after the renewal of Borrower’s insurance coverage, Certificates of Insurance evidencing the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies providing such insurance and, if requested by Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Lender.
     Section 6.2 Casualty.
     If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and, provided that Lender has made the Net Proceeds available to Borrower for Restoration, Borrower shall, promptly commence and diligently prosecute the completion of the Restoration of the Property as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4; provided, however, regardless of whether Lender has made the Net Proceeds available for Restoration, Borrower shall promptly commence and diligence prosecute the removal and disposal of any debris, refuse or hazards resulting from such Casualty and insure that the Property is in safe condition. Provided Lender shall make Net Proceeds available to Borrower, Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.
     Section 6.3 Condemnation.
     Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any part of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, provided that Lender has made the Net Proceeds available for Restoration, Borrower shall, promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 6.4 hereof; provided, however, regardless of whether Lender has made the Net Proceeds available for Restoration, Borrower shall promptly commence and diligence prosecute the removal and disposal of any debris, refuse or hazards resulting from such Condemnation and insure that the Property is in safe condition. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.
     Section 6.4 Restoration.
     The following provisions shall apply in connection with the Restoration of the Property:
     (a) If the Net Proceeds shall be less than One Million and 00/100 Dollars ($1,000,000.00) and the costs of completing the Restoration shall be less than One Million and 00/100 Dollars ($1,000,000.00), the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

     (b) If the Net Proceeds are equal to or greater than One Million and 00/100 Dollars ($1,000,000.00) or the costs of completing the Restoration is equal to or greater than One Million and 00/100 Dollars ($1,000,000.00) Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (vi), (vii), (viii) and (ix) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
     (i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:
     (A) no Default or Event of Default shall have occurred and be continuing;
     (B) (1) in the event the Net Proceeds are Insurance Proceeds, less than forty percent (40%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;
     (C) Leases demising in the aggregate a percentage amount equal to or greater than eighty percent (80%) of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower furnishes to Lender evidence satisfactory to Lender that all tenants under Major Leases shall continue to operate their respective space at the Property after the completion of the Restoration;
     (D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws including, without limitation, all applicable Environmental Laws;
     (E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note,

which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(iii), if applicable, or (3) by other funds of Borrower;
     (F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) nine (9) months after the occurrence of such Casualty or Condemnation, or (3) the earliest date required for such completion under the terms of any Leases which are required in accordance with the provisions of this Section 6.4(b) to remain in effect subsequent to the occurrence of such Casualty or Condemnation and the completion of the Restoration, or (4) such time as may be required under Applicable Law in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or Condemnation or (5) the expiration of the insurance coverage referred to in Section 6.1(a)(iii);
     (G) the Property and the use thereof after the Restoration will be in compliance with and permitted under all Applicable Laws;
     (H) Lender shall be satisfied that the Debt Service Coverage Ratio after the completion of the Restoration shall be equal to or greater than 1.20 to 1;
     (I) such Casualty or Condemnation, as applicable, does not result in the total loss of access to the Property or the related Improvements;
     (J) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be acceptable to Lender;
     (K) the Net Proceeds together with any Cash or Cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration; and
     (L) the Management Agreement in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall (1) remain in full force and effect during the Restoration and shall not otherwise terminate as a result of the Casualty or Condemnation or the Restoration or (2) if terminated, shall have been replaced with a Replacement Management Agreement with a Qualified Manager, prior to the opening or reopening of the Property or any portion thereof for business with the public.

     (ii) The Net Proceeds shall be held by Lender in an interest bearing account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.
     (iii) All plans and specifications required in connection with the Restoration, shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Casualty Consultant. All costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower.
     (iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, not to be unreasonably withheld, conditioned or delayed, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%), of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy for the Property, and Lender receives an endorsement to such Title Insurance Policy insuring the continued priority of the Lien of the Security Instrument and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
     (v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
     (vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, if any, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.
     (vii) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.
     (c) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) may be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion. If Lender shall receive and retain Net Proceeds, the Lien of the Security

Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt.
     VII. RESERVE FUNDS
     Section 7.1 Required Repair Funds.
     7.1.1 Deposits.
     On the Closing Date, Borrower shall deposit with Lender the amount set forth on Schedule 7.1 hereto to perform the Required Repairs for the Property. Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.7 hereof. Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Fund.” Borrower shall perform the repairs at the Property, as more particularly set forth on Schedule 7.1 hereto (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete the Required Repairs on or before the required deadline for each repair as set forth on Schedule 7.1. It shall be an Event of Default under this Agreement if (a) Borrower does not complete the Required Repairs at the Property by the required deadline for each repair as set forth on Schedule 7.1, or (b) Borrower does not satisfy each condition contained in Section 7.1.2 hereof. Upon the occurrence of an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs at the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.
     7.1.2 Release of Required Repair Funds.
     Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least twenty (20) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such request is received by Lender and on the date such payment is to be made, no Default or Event of Default shall exist and remain uncured, (c) Lender shall have received an Officers’ Certificate (i) stating that all Required Repairs at the Property to be funded by the requested disbursement have been completed in good and workmanlike manner and, to the best of Borrower’s knowledge, in accordance with all Legal Requirements and Environmental Laws, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs performed at the Property with respect to the reimbursement to be funded by the requested disbursement, and (iii) stating that each such Person has been paid in full upon such disbursement, such Officers’ Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender, (d) at Lender’s option, a title search for the Property indicating that the Property is free from all

Liens, claims and other encumbrances not previously approved by Lender, and (e) Lender shall have received such other evidence as Lender shall reasonably request that the Required Repairs at the Property to be funded by the requested disbursement have been completed and are paid for upon such disbursement to Borrower. Lender shall not be required to make disbursements from the Required Repair Account with respect to the Property unless such requested disbursement is in an amount greater than $25,000 (or a lesser amount if the total amount in the Required Repair Account is less than $25,000, in which case only one disbursement of the amount remaining in the account shall be made). Lender shall not be obligated to make disbursements from the Required Repair Account with respect to the Property in excess of the amount deposited by Borrower. Upon the earlier of (1) Borrower’s completion of all Required Repairs to the satisfaction of Lender (provided Borrower has supplied Lender with evidence satisfactory to Lender of payment of all Required Repairs and, if requested by Lender, waivers of liens and/or, in the case of Required Repairs greater than $50,000.00, a title search of the Property or an endorsement to the mortgagee’s title insurance policy), or (2) payment in full by Borrower of all sums evidenced by the Note and secured by the Security Instrument and release by Lender of the lien of the Security Instrument, Lender shall disburse to Borrower all remaining Required Repair Funds.
     Section 7.2 Tax and Insurance Escrow Fund.
     Borrower shall pay to Lender on each Payment Date (a) one-twelfth of the Taxes (the “Monthly Tax Deposit”) that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates; and (b) at the option of Lender, if the liability or casualty Policy maintained by Borrower covering the Property shall not constitute an approved blanket or umbrella Policy pursuant to Section 6.1(c) hereof, or Lender shall require Borrower to obtain a separate Policy pursuant to Section 6.1(c) hereof, one-twelfth of the Insurance Premiums (the “Monthly Insurance Premium Deposit”) that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Escrow Fund”). In the event Lender shall elect to collect payments in escrow for Insurance Premiums pursuant to clause (b) above, Borrower shall pay to Lender an initial deposit to be determined by Lender, in its sole discretion, to increase the amounts in the Tax and Insurance Escrow Fund to an amount which, together with anticipated Monthly Insurance Premium Deposits, shall be sufficient to pay all Insurance Premiums as they become due. The Tax and Insurance Escrow Fund and the payments of interest or principal or both, payable pursuant to the Note and this Agreement, shall be added together and shall be paid as an aggregate sum by Borrower to Lender. Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Sections 5.1.2(a) and 6.1, respectively, hereof. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 5.1.2(a) and 6.1, respectively, hereof. Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to delinquency of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.
     Section 7.3 Replacements and Replacement Reserve.
     7.3.1 Replacement Reserve Fund.
     Borrower shall pay to Lender on each Payment Date $9,183.41 (the “Replacement Reserve Monthly Deposit”) for replacements and repairs required to be made to the Property during the calendar year (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund”.
     7.3.2 Disbursements from Replacement Reserve Account.
     (a) Lender shall make disbursements from the Replacement Reserve Account to reimburse Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs of routine maintenance to the Property or for costs which are to be reimbursed from the Required Repair Fund.
     (b) Lender shall, upon written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the Replacement Reserve Account necessary to reimburse Borrower for the actual approved costs and Replacements upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section 7.3.2(e), as determined by Lender. In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if a Default or an Event of Default exists.
     (c) Each request for disbursement from the Replacement Reserve Account shall be in a form specified or approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the quantity and price of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which the disbursement is requested. With each request Borrower shall certify that, to the best of Borrower’s knowledge, all Replacements have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the Property to which the Replacements are being provided. Each request for disbursement shall include copies of invoices for all items or materials purchased and all contracted labor or services provided and, unless Lender has agreed to issue joint checks as described below in connection with a particular Replacement, each request shall include evidence satisfactory to Lender of payment of all such amounts. Except as provided in Section 7.3.2(e), each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested. Borrower shall provide Lender evidence of completion satisfactory to Lender in its reasonable judgment.
     (d) Borrower shall pay all invoices in connection with the Replacements with respect to each request for disbursement prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement. In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement from the Replacement Reserve Account. In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than $25,000 for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of Applicable Law and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).
     (e) If the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract (and if such contract is for work the cost of which exceeds $25,000.00, and Lender has approved in writing in advance such contract), a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed at the Property, (C) all other conditions in this Section 7.3 for disbursement have been satisfied, (D) funds remaining in the Replacement Reserve Account are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required, and (E) if required by Lender, each contractor or subcontractor receiving payments under such contract shall provide a waiver of lien with respect to amounts which have been paid to that contractor or subcontractor.

     (f) Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than $10,000.
     7.3.3 Performance of Replacements.
     (a) Borrower shall make Replacements when required in order to keep the Property in condition and repair consistent with other first class, full service office properties in the same market segment in the metropolitan area in which the Property is located, and to keep the Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.
     (b) Lender reserves the right, at its option, to approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements costing, in the aggregate, in excess of $50,000.00, such approval not to be unreasonably withheld, conditioned or delayed. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.
     (c) In the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.
     (d) In order to facilitate Lender’s completion or making of the Replacements pursuant to Section 7.3.3(c) above, Borrower grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete or make the Replacements and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Security Instrument. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney in fact with full power of substitution to complete or undertake the Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney in fact as follows: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing the Replacements; (ii) to make such additions, changes and corrections to the Replacements as shall be necessary or desirable to complete the Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of the Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do in its own behalf to fulfill the terms of this Agreement.
     (e) Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing the Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with the Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.
     (f) Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto the Property during normal business hours (subject to the rights of tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and to complete any Replacements made pursuant to this Section 7.3.3. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3.
     (g) Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in excess of $50,000, with respect to the Property, in order to verify completion of the Replacements for which reimbursement is sought. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account. Borrower shall pay the expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.
     (h) The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other Liens.
     (i) Before each disbursement from the Replacement Reserve Account with respect to the Property in excess of $50,000, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s Liens or other Liens of any nature have been placed against the Property since the date of recordation of the Security Instrument and that title to the Property is free and clear of all Liens (other than the Lien of the Security Instrument and other Permitted Encumbrances.

     (j) All Replacements shall comply with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.
     (k) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under Applicable Law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender
     7.3.4 Failure to Make Replacements.
     (a) It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after notice from Lender. Upon the occurrence of an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Sections 7.3.3(c) and 7.3.3(d), or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Replacement Reserve Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.
     (b) Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.
     7.3.5 Balance in the Replacement Reserve Account.
     The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.
     Section 7.4 Rollover Reserve.
     7.4.1 Deposits to Rollover Reserve Fund.
     (a) Except as set forth in Section 7.4.1(b) below, on the Closing Date, Borrower shall pay to Lender the sum of $2,400,000.00 (the “Rollover Reserve Deposit”), which amount, together with all Lease Termination Payments, shall be deposited in the Rollover Reserve Account with and held by Lender for tenant improvement and leasing commission obligations incurred in connection with the re-leasing of the space demised under the related Lease on or after January 1, 2009. Amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Fund”.

     (b) In lieu of making payment as required pursuant to Section 7.4.1(a) hereof, Borrower may deliver to Lender (i) the Initial Letter of Credit as security for Borrower’s obligations under such Section 7.4.1(a) hereof and in accordance with the provisions of this Section 7.4, or (ii) the Rollover Guaranty guaranteeing the amount that would have been deposited pursuant to Section 7.4.1(a) hereof. Notwithstanding the foregoing, Borrower may only elect item (ii) above if Guarantor meets the Guarantor Requirements. In the event that Guarantor fails to maintain the Guarantor Requirements or if, due to the Rollover Guaranty, the economics of the Securitization are worse than the economics of the Securitization would have been had cash or the Initial Letter of Credit been delivered instead of the Rollover Guaranty, Borrower shall substitute the Rollover Guaranty with cash or an Initial Letter of Credit in an amount equal to the Rollover Reserve Deposit as set forth in this Section 7.4. Borrower shall cause Guarantor to furnish to Lender, within ten (10) days of Lender’s request but no more frequently than once each calendar quarter (unless such request is made in connection with a Securitization or Syndication), a copy of the then most recent financial statements and all other materials that Guarantor is required to provide to the lender under the Guarantor Credit Facility.
     7.4.2 Withdrawal of Rollover Reserve Funds.
     Lender shall make disbursements from the Rollover Reserve Fund for tenant improvement and leasing commission obligations incurred by Borrower. All such expenses shall be approved by Lender in its sole discretion. Lender shall make disbursements as requested by Borrower on a monthly basis in increments of no less than $25,000.00 upon delivery by Borrower of Lender’s standard form of draw request accompanied by copies of paid invoices for the amounts requested and, if required by Lender, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement in order to verify completion of improvements for which reimbursement is sought. All earnings or interest on the Rollover Reserve Fund shall be and become part of such Rollover Reserve Fund and shall be disbursed as provided in this Section 7.4. Notwithstanding the foregoing, no disbursements from the Rollover Reserve Fund shall be made prior to January 1, 2009.
     7.4.3 Provisions Regarding Letters of Credit.
     (a) Lender shall be the beneficiary of any Letter of Credit and Borrower shall not be entitled to draw down any such Letter of Credit for any reason whatsoever. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence and during the continuation of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. On the Maturity Date, if the Debt is not paid in full, any such Letter of Credit may be applied to reduce the Debt.

     (b) In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full on any Letter of Credit: (i) if Lender has received a notice from the Issuing Bank that such Letter of Credit will not be renewed and either (y) a substitute Letter of Credit or (z) cash in the amount of the Letter of Credit is not provided at least ten (10) Business Days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) upon receipt of notice from the Issuing Bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (iii) if Lender has received notice that the Issuing Bank shall cease to meet the rating criteria set forth in the definition of “Letter of Credit” herein and Borrower has failed to deliver to Lender either (y) a substitute Letter of Credit or (z) cash in the amount of the Letter of Credit. Notwithstanding anything to the contrary contained in the above, Lender shall not be obligated to draw down on any Letter of Credit upon the happening of an event specified in clause (i), (ii) or (iii) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the Issuing Bank if Lender has not drawn the Letter of Credit, and in the event of the insolvency of the Issuing Bank or if the Issuing Bank ceases to meet the rating criteria set forth in the definition of “Letter of Credit” herein, Borrower shall promptly provide to Lender either (y) a substitute Letter of Credit or (z) cash in the amount of the Letter of Credit.
     Section 7.5 Unfunded Tenant Obligations Reserve Fund.
     On the Closing Date, Borrower shall deposit with Lender the sum of $200,443, which amount shall be deposited in the Unfunded Tenant Obligation Reserve Account with and held by Lender for tenant improvement and leasing commission obligations outstanding as of the Closing Date as set forth on Schedule 7.5 attached hereto. Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.5 hereof and shall hereinafter be referred to as the “Unfunded Tenant Obligation Reserve Fund”. Upon the occurrence and during the continuance of an Event of Default, Lender, at its option and following written notice to Borrower, may withdraw all Unfunded Tenant Obligation Reserve Funds from the Unfunded Tenant Obligation Reserve Account and Lender may apply such funds toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Unfunded Tenant Obligation Reserve Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.
     7.5.1 Withdrawal of Unfunded Tenant Obligation Reserve Funds.
     Provided no Event of Default has occurred and is continuing, Lender shall make disbursements from the Unfunded Tenant Obligation Reserve Fund for the tenant improvement and leasing commission obligations set forth on Schedule 7.5 hereof paid or incurred by Borrower to the tenants at the Property. Lender shall make disbursements as requested by Borrower on a monthly basis in amounts of no less than $6,000 upon delivery by Borrower of (i) Lender’s standard form of draw request accompanied by an Officer’s Certificate stating that all such tenant improvement and leasing commission obligations have been paid or incurred for the amounts requested, and (ii) tenant estoppel certificate indicating that all tenant improvement and leasing commissions have been paid and that all landlord obligations have been fulfilled, or that after tenant’s receipt of the amounts set forth in the draw request submitted by Borrower, all tenant improvement and leasing commissions will have been paid and that all landlord obligations will have been fulfilled. Upon the earlier of (1) Lender’s receipt of an Officer’s Certificate that no further unfunded tenant improvement and leasing commission obligations set forth on Schedule 7.5 hereof remain outstanding or (2) payment in full by Borrower of all sums evidenced by the Note and secured by the Security Instrument, and, in the case of clause (1) immediately above, provided no Event of Default shall have occurred and be continuing, Lender shall disburse to Borrower all remaining Unfunded Tenant Obligation Reserve Funds.
     Section 7.6 Intentionally Omitted.
     Section 7.7 Reserve Funds, Generally.
     (a) Borrower grants to Lender a first priority perfected security interest in each of the Reserve Funds and the related Accounts and any and all monies now or hereafter deposited in each Reserve Fund and related Account as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds and the related Accounts shall constitute additional security for the Debt.
     (b) Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.
     (c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.
     (d) The Reserve Funds shall be held in interest bearing accounts and all earnings or interest on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund.
     (e) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or related Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC 1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
     (f) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the related Accounts or the performance of the obligations for which the Reserve Funds or the related Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds or the related Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
     VIII. DEFAULTS
     Section 8.1 Event of Default.
     (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
     (i) if any portion of the Debt is not paid on or before the date the same is due and payable; provided, however, that Borrower shall not be in default so long as there is there is sufficient money in the Accounts for payments of all amounts then due and payable (including any deposits into Reserve Accounts) and Lender is not prohibited from withdrawing or applying any funds in the Accounts by Applicable Law or otherwise;
     (ii) if any of the Taxes or Other Charges are not paid on or before the date when the same are due and payable; provided, however, that Borrower shall not be in default so long as there is there is sufficient money in the Accounts for payments of all amounts then due and payable (including any deposits into Reserve Accounts) and Lender is not prohibited from withdrawing or applying any funds in the Accounts by Applicable Law or otherwise;
     (iii) if the Policies are not kept in full force and effect or if certified copies of the Policies are not delivered to Lender on request; provided, however, that Borrower shall not be in default so long as there is there is sufficient money in the Accounts for payments of all amounts then due and payable (including any deposits into Reserve Accounts) and Lender is not prohibited from withdrawing or applying any funds in the Accounts by Applicable Law or otherwise;
     (iv) if Borrower transfers or encumbers any portion of the Property in violation of the provisions of Section 5.2.10 hereof or Section 7.2 of the Security Instrument;
     (v) if any representation or warranty made by Borrower, Principal, or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;
     (vi) if Borrower, Principal, Guarantor or any other guarantor under any guaranty issued in connection with the Loan shall make an assignment for the benefit of creditors;

     (vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Principal, Guarantor or any other guarantor under any guarantee issued in connection with the Loan or if Borrower, Principal, Guarantor or such other guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or State law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Principal, Guarantor or such other guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Principal, Guarantor or such other guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Principal, Guarantor or such other guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days;
     (viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
     (ix) if Borrower breaches any of its respective negative covenants contained in Section 5.2 hereof in any material respect; provided, however, that any such breach shall not result in an Event of Default if such breach was inadvertent and is either (1) promptly corrected upon Borrower’s obtaining knowledge of such breach or (2) corrected to Lender’s reasonable satisfaction, within fifteen (15) days following notice from Lender of such breach;
     (x) if Borrower violates or does not comply with any of the provisions of Section 5.1.17 hereof in any material respect; provided, however, that any such breach shall not result in an Event of Default if such breach was inadvertent and is either (1) promptly corrected upon Borrower’s obtaining knowledge of such breach or (2) corrected to Lender’s reasonable satisfaction, within fifteen (15) days following notice from Lender of such breach;
     (xi) if a default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement);
     (xii) if Borrower or Principal violates or does not comply with any of the provisions of Section 4.1.35 hereof in any material respect; provided, however, that any such breach shall not result in an Event of Default if (A) such breach was inadvertent, does not materially increase the likelihood of a substantive consolidation of the assets and liabilities of Borrower or Principal, as the case may be, with those of any other Person subject to a bankruptcy or insolvency proceeding, and is either (1) promptly corrected upon Borrower’s obtaining knowledge of such breach or (2) corrected to Lender’s reasonable satisfaction, within fifteen (15) days following notice from Lender of such breach, and (B) if requested by Lender, within fifteen (15) days following such request,

Borrower delivers to Lender an opinion of counsel or other confirmation reasonably acceptable to Lender to the effect that such breach shall not negate or impair the Insolvency Opinion most recently delivered to Lender;
     (xiii) if the Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for local real estate taxes and assessments not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;
     (xiv) if any federal tax Lien or state or local income tax Lien is filed against Borrower, Principal, any Guarantor, or the Property and same is not discharged of record within thirty (30) days after same is filed;
     (xv) (A) Borrower fails to timely provide Lender, within ten (10) days after request by Lender. with the written certification and evidence referred to in Section 5.2.8 hereof, (B) Borrower is a Plan or its assets constitute Plan Assets, or (C) Borrower consummates a transaction which would cause the Security Instrument or Lender’s exercise of its rights under the Security Instrument, the Note, this Agreement or the other Loan Documents to constitute a nonexempt prohibited transaction under ERISA or result in a violation of a State statute regulating governmental plans, subjecting Lender to liability for a violation of ERISA, the Code a State statute or other similar law;
     (xvi) if Borrower shall fail to deliver to Lender, within ten (10) days after request by Lender, the estoppel certificates required pursuant to the terms of Section 5.1.13(a) hereof;
     (xvii) if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Guaranty and the Environmental Indemnity) and such default continues after the expiration of applicable grace periods, if any;
     (xviii) if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property whether it be superior or junior in lien to the Security Instrument;
     (xix) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
     (xx) if any of the assumptions contained in the Insolvency Opinion, or in any other “non-consolidation” opinion delivered to Lender in connection with the Loan, or in any other “non-consolidation” delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

     (xxi) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xx) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such 30 day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days; or
     (xxii) if there shall be a default under the Security Instrument or any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;
     (b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and or any part of the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
     Section 8.2 Remedies.
     (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property or any other Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the other Collateral and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
     (b) With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property or Collateral for the satisfaction of any of the Debt in preference or priority to any other Collateral, and Lender may seek satisfaction out of the Property or all of the Collateral or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.
     (c) Lender shall have the right, from time to time, to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

     Section 8.3 Remedies Cumulative; Waivers.
     The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one or more Defaults or Events of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
     IX. SPECIAL PROVISIONS
     Section 9.1 Sale of Notes and Securitization
     Lender may, at any time, sell, transfer or assign the Note, this Agreement, the Security Instrument and the other Loan Documents, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities (the “Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement (a “Securitization”). At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower, at Borrower’s expense, shall satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with a Securitization or the sale of the Note or the participations or Securities, including, without limitation, to:
     (a) (i) provide such financial and other information with respect to the Property, Borrower, Guarantor, and the Manager, (ii) provide budgets relating to the Property and (iii) to perform or permit or cause to be performed or permitted such site inspection, appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), engineering reports and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization (the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies;
     (b) if required by the Rating Agencies, deliver (i) a revised Insolvency Opinion, (ii) revised opinions of counsel as to due execution and enforceability with respect to the Property, Borrower, Guarantor, Principal and their respective Affiliates and the Loan Documents, and (iii) revised organizational documents for Borrower, Guarantor, Principal and their respective Affiliates (including, without limitation, such revisions as are necessary to comply with the provisions of Section 4.1.35 hereof), which counsel, opinions and organizational documents shall be satisfactory to Lender and the Rating Agencies;
     (c) if required by the Rating Agencies, deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements or other agreements shall be satisfactory to Lender and the Rating Agencies.
     (d) execute such amendments to the Loan Documents and organizational documents as may be reasonably requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization; provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (except for modifications and amendments required to be made pursuant to Section (e) below,) (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, (ii) modify or amend any other material economic term of the Loan, or (iii) materially increase any obligations of Borrower, Guarantor or their respective Affiliates or materially decrease the rights of Borrower, Guarantor or their respective Affiliates in any respect.
     (e) if Lender elects, in its sole discretion, prior to or upon a Securitization, to split the Loan into two or more parts, or the Note into multiple component notes or tranches which may have different interest rates, amortization payments, principal amounts, payment priorities and maturities, Borrower agrees to cooperate with Lender in connection with the foregoing and to execute the required modifications and amendments to the Note, this Agreement and the Loan Documents and to provide opinions necessary to effectuate the same. Such Notes or components may be assigned different interest rates, so long as the initial weighted average of such interest rates does not exceed the Applicable Interest Rate and the scheduled amortization payments do not exceed the Scheduled Amortization Payment;
     (f) make such representations and warranties as of the closing date of the Securitization with respect to the Property, Borrower, and the Loan Documents as are customarily provided in securitization transactions and as may be reasonably requested by the holder of the Note or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents; and
     All reasonable and customary third party costs and expenses incurred by Lender or Borrower in connection with Borrower’s complying with requests made under this Section 9.1 shall be paid by Lender, including, the reasonable and customary fees and expenses of Borrower’s legal counsel selected by Borrower and approved by Lender in its sole discretion. Nothing in this paragraph shall limit or affect Borrower’s obligations to pay for any actual out-of-pocket costs or expenses which Borrower incurs in complying with the other provisions of this Agreement.

     Section 9.2 Securitization Indemnification.
     (a) Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus supplement, private placement memorandum, offering circular or other offering document (each a “Disclosure Document”) and may also be included in filings (an “Exchange Act Filing”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to Investors or prospective Investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.
     (b) Borrower agrees to provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, or (iii) collateral and structured term sheets or similar materials, an indemnification certificate (A) certifying that Borrower has carefully examined such memorandum or prospectus or term sheets, as applicable, including without limitation, the sections entitled “Special Considerations,” “Description of the Mortgages,” “Description of the Mortgage Loans and Mortgaged Property,” “The Manager,” “The Borrower” and “Certain Legal Aspects of the Mortgage Loan,” and such sections (and any other sections reasonably requested) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Lehman Brothers Inc. (“Lehman”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person who controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lehman Group”), and Lehman, each of its directors and each Person who controls Lehman within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Lehman Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections described in clause (A) above, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections or in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Lehman Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender the Lehman Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such Liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the memorandum or prospectus or in connection with the underwriting of the debt, including, without limitation, financial statements of Borrower, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to the Property. This indemnification will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower or its Affiliates if Borrower does not provide the indemnification certificate.
     (c) In connection with filings under the Exchange Act, Borrower agrees to indemnify (i) Lender, the Lehman Group and the Underwriter Group for Liabilities to which Lender, the Lehman Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Lehman Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Lehman Group or the Underwriter Group in connection with defending or investigating the Liabilities.
     (d) Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2 the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party to parties. The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.
     (e) In order to provide for just and equitable contribution in circumstances in which the indemnifications provided for in Section 9.2(b) or (c) is or are for any reason held to be unenforceable by an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Lehman’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined solely by pro rata or per capita allocation.
     (f) The liabilities and obligations of Borrower and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
     Section 9.3 Servicer.
     At the option of Lender or Agent, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender or Agent and Lender or Agent may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender or Agent and Servicer. Borrower shall be responsible for any reasonable set up fees or any other initial costs relating to or arising under the Servicing Agreement.
     Section 9.4 Exculpation.
     (a) Except as otherwise provided herein, in the Security Instrument or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in this Agreement, the Note or the Security Instrument by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Security Instrument, the other Loan Documents, and the interest in the Property, the Rents and any other collateral given to Lender created by this Agreement, the Note, the Security Instrument and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender. Lender, by accepting this Agreement, the Note and the Security Instrument, agrees that it shall not, except as otherwise provided herein or in the Security Instrument, sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Security Instrument or the other Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under the Security Instrument; (iii) affect the validity or enforceability of any indemnity (including, without limitation, the Environmental Indemnity), guaranty (including without limitation, the Guaranty) master lease or similar instrument made in connection with this Agreement, the Note, the Security Instrument, or the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Leases; (vi) impair the right of Lender to enforce the provisions of Sections 9.9 and 10.2 of the Security Instrument or Sections 4.1.8, 4.1.28, 5.1.9 and 5.2.8 hereof; or (vii) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower if necessary to (A) preserve or enforce its rights and remedies against the Property or (B) obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under the terms of this Agreement or the Security Instrument; provided however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.
     (b) Notwithstanding the provisions of this Section 9.4 to the contrary, Borrower shall be personally liable to Lender for the Losses it incurs due to: (i) fraud or intentional misrepresentation in connection with the execution and the delivery of this Agreement, the Note, the Security Instrument or the other Loan Documents; (ii) Borrower’s misapplication or misappropriation of Rents received by Borrower after the occurrence of a Default or Event of Default; (iii) Borrower’s misapplication or misappropriation of Security Deposits or Rents collected more than thirty (30) days in advance; (iv) Borrower’s misapplication or the misappropriation of Insurance Proceeds or Awards; (v) in the event that Gross Income from Operations are sufficient to satisfy the Taxes or Other Charges, Borrower’s failure to pay Taxes or Other Charges (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Lender pursuant to the terms of Section 7.2 hereof), charges for labor or materials or other charges that can create Liens on the Property; (vi) Borrower’s failure to return or to reimburse Lender for all Personal Property taken from the Property by or on behalf of Borrower and not replaced with Personal Property of the same utility and of the same or greater value; (vii) any act of intentional waste or arson by Borrower, Principal, any Affiliate thereof or by any Guarantor; (viii) any fees or commissions paid by Borrower to Principal or any Affiliate of Borrower or Principal, or Guarantor in violation of the terms of this Agreement, the Note, the Security Instrument or the other Loan Documents; or (ix) if an Event of Default shall occur under Section 4.1.35 or 5.1.10 hereof.
     (c) Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in Subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect (i) in the event of Borrower’s default under Section 5.2.10 hereof or Section 7.2 of the Security Instrument, or (ii) if the Property or any part thereof shall become an asset in (A) a voluntary bankruptcy or insolvency proceeding or (B) an involuntary bankruptcy or insolvency proceeding commenced by any Person (other than Lender) and Borrower fails to use its best efforts to obtain a dismissal of such proceedings.
     (d) Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Security Instrument or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Security Instrument and the other Loan Documents.
     Section 9.5 Intentionally Omitted.
     Section 9.6 Contributions and Waivers.
     (a) As a result of the transactions contemplated by this Agreement, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its Obligations and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section 9.6 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of the Borrowers in the event any payment is made by any individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution,” and for purposes of this Section 9.6, includes any exercise of recourse by Lender against any Collateral of a Borrower and application of proceeds of such Collateral in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).
     (b) Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any State law.
     (c) In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section 9.6.
     (d) For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates from extensions of credit made by Lender to (a) such Borrower and (b) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged the Property to secure the Obligations of such Borrower to Lender.

     (e) Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (A) the (i) ratio of the Benefit Amount of such Borrower to the total amount of the Obligations, multiplied by (ii) the amount of Obligations paid by such Funding Borrower, or (B) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).
     (f) In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 9.6 above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.
     (g) Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.
     (h) No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section 9.6 shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full. Nothing contained in this Section 9.6 shall limit or affect in any way the Obligations of any Borrower to Lender under this Note or any other Loan Documents.
     (i) Each Borrower waives:
     (A) any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;
     (B) the defense of the statute of limitations in any action against any other Borrower or for the collection of any indebtedness or the performance of any obligation under the Loan;
     (C) any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Note, this Agreement and any of the other Loan Documents;
     (D) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;
     (E) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;
     (F) any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;
     (G) presentment, demand, protest and notice of any kind;
     (H) any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;
     (I) any defense based upon any failure of Lender to comply with Applicable Laws in connection with the sale or other disposition of any collateral, including, without limitation, any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;
     (J) any defense based upon any election by Lender, in any bankruptcy proceeding, of the application or non-application of Section 1111(6)(2) of the Bankruptcy Code or any successor statute;
     (K) any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;
     (L) any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;
     (M) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;
     (N) any defense based upon the avoidance of any security interest in favor of Lender for any reason;

     (O) any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents; and
     (P) any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the applicable Security Instruments to be satisfied by any payment from any other Borrower or any such party.
     (j) Each Borrower waives:
     (A) all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as nonjudicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower;
     (B) all rights and defenses that Borrower may have because any of Debt is secured by real property. This means, among other things: (i) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, (ii) if Lender forecloses on any real property collateral pledged by any other Borrower, (a) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (b) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and
     (C) any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Note, this Agreement, the Security Instrument or the other Loan Documents, including, without limitation, any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.
     Section 9.7 Syndication
     9.7.1 Syndication.

     The provisions of this Section 9.7 shall only apply in the event that the Loan is syndicated in accordance with the provisions of this Section 9.7 set forth below.
     9.7.2 Sale of Loan, Co-Lenders, Participations and Servicing.
     (a) Lender and any Co-Lender may, at their option, without Borrower’s consent (but with notice to Borrower), sell with novation all or any part of their right, title and interest in, and to, and under the Loan (the “Syndication”), to one or more additional lenders (each a “Co-Lender”). Each additional Co-Lender shall enter into an assignment and assumption agreement (the “Assignment and Assumption”) assigning a portion of Lender’s or Co-Lender’s rights and obligations under the Loan, and pursuant to which the additional Co-Lender accepts such assignment and assumes the assigned obligations. From and after the effective date specified in the Assignment and Assumption (i) each Co-Lender shall be a party hereto and to each Loan Document to the extent of the applicable percentage or percentages set forth in the Assignment and Assumption and, except as specified otherwise herein, shall succeed to the rights and obligations of Lender and the Co-Lenders hereunder and thereunder in respect of the Loan, and (ii) Lender, as lender and each Co-Lender, as applicable, shall, to the extent such rights and obligations have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations hereunder and under the Loan Documents.
     (b) The liabilities of Lender and each of the Co-Lenders shall be several and not joint, and Lender’s and each Co-Lender’s obligations to Borrower under this Agreement shall be reduced by the amount of each such Assignment and Assumption. Neither Lender nor any Co-Lender shall be responsible for the obligations of any other Co-Lender. Lender and each Co-Lender shall be liable to Borrower only for their respective proportionate shares of the Loan. If for any reason any of the Co-Lenders shall fail or refuse to abide by their obligations under this Agreement, Lender and the other Co-Lenders shall not be relieved of their obligations, if any, hereunder; notwithstanding the foregoing, Lender and the Co-Lenders shall have the right, but not the obligation, at their sole option, to make the defaulting Co- Lender’s pro rata share of such advance pursuant to the Co-Lending Agreement.
     (c) Borrower agrees that it shall, in connection with any sale of all or any portion of the Loan, whether in whole or to an additional Co-Lender or Participant, within ten (10) Business Days after requested by Agent, furnish Agent with the certificates required under Sections 5.1.10 and 5.1.13 hereof and such other information as reasonably requested by any additional Co-Lender or Participant in performing its due diligence in connection with its purchase of an interest in the Loan.
     (d) Lender (or an Affiliate of Lender) shall act as administrative agent for itself and the Co-Lenders (together with any successor administrative agent, the “Agent”) pursuant to this Section 9.7. Borrower acknowledges that Lender, as Agent, shall have the sole and exclusive authority to execute and perform this Agreement and each Loan Document on behalf of itself, as Lender and as agent for itself and the Co-Lenders subject to the terms of the Co-Lending Agreement. Lender acknowledges that Lender, as Agent, shall retain the exclusive right to grant approvals and give consents with respect to the operating budgets required to be delivered hereunder and with respect to matters concerning the establishment and administration of the Lockbox Account and the other Accounts. Except as otherwise provided herein, Borrower shall have no obligation to recognize or deal directly with any Co-Lender, and no Co-Lender shall have any right to deal directly with Borrower with respect to the rights, benefits and obligations of Borrower under this Agreement, the Loan Documents or any one or more documents or instruments in respect thereof. Borrower may rely conclusively on the actions of Lender as Agent to bind Lender and the Co-Lenders, notwithstanding that the particular action in question may, pursuant to this Agreement or the Co-Lending Agreement be subject to the consent or direction of some or all of the Co-Lenders. Lender may resign as Agent of the Co-Lenders, in its sole discretion, or if required to by the Co-Lenders in accordance with the term of the Co-Lending Agreement, in each case without the consent of Borrower. Upon any such resignation, a successor Agent shall be determined pursuant to the terms of the Co-Lending Agreement. The term Agent shall mean any successor Agent.
     (e) Notwithstanding any provision to the contrary in this Agreement, the Agent shall not have any duties or responsibilities except those expressly set forth herein (and in the Co-Lending Agreement) and no covenants, functions, responsibilities, duties, obligations or liabilities of Agent shall be implied by or inferred from this Agreement, the Co-Lending Agreement, or any other Loan Document, or otherwise exist against Agent.
     (f) Except to the extent its obligations hereunder and its interest in the Loan have been assigned pursuant to one or more Assignments and Assumption, Lender, as Agent, shall have the same rights and powers under this Agreement as any other Co-Lender and may exercise the same as though it were not Agent, respectively. The term “Co-Lender” or “Co-Lenders” shall, unless otherwise expressly indicated, include Lender in its individual capacity. Lender and the other Co-Lenders and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, or any Affiliate of Borrower and any Person who may do business with or own securities of Borrower or any Affiliate of Borrower, all as if they were not serving in such capacities hereunder and without any duty to account therefor to each other.
     (g) If required by any Co-Lender, each Borrower hereby agrees to execute supplemental notes in the principal amount of such Co-Lender’s pro rata share of the Loan substantially in the form of the Note, and such supplemental note shall (i) be payable to order of such Co-Lender, (ii) be dated as of the Closing Date, and (iii) mature on the Maturity Date. Such supplemental note shall provide that it evidences a portion of the existing indebtedness hereunder and under the Note and not any new or additional indebtedness of Borrower. The term “Note” as used in this Agreement and in all the other Loan Documents shall include all such supplemental notes.
     (h) Lender, as Agent, shall maintain at its domestic lending office or at such other location as Lender, as Agent, shall designate in writing to each Co-Lender and Borrower a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Co-Lenders, the amount of each Co-Lender’s proportionate share of the Loan and the name and address of each

Co-Lender’s agent for service of process (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Lender, as Agent, and the Co-Lenders may treat each Person whose name is recorded in the Register as a Co-Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection and copying by Borrower or any Co-Lender during normal business hours upon reasonable prior notice to the Agent. A Co-Lender may change its address and its agent for service of process upon written notice to Lender, as Agent, which notice shall only be effective upon actual receipt by Lender, as Agent, which receipt will be acknowledged by Lender, as Agent, upon request.
     (i) Notwithstanding anything herein to the contrary, any financial institution or other entity may be sold a participation interest in the Loan by Lender or any Co-Lender without Borrower’s consent (such financial institution or entity, a “Participant”) (x) if such sale is without novation and (y) if the other conditions set forth in this paragraph are met. No Participant shall be considered a Co-Lender hereunder or under the Note or the Loan Documents. No Participant shall have any rights under this Agreement, the Note or any of the Loan Documents and the Participant’s rights in respect of such participation shall be solely against Lender or Co-Lender, as the case may be, as set forth in the participation agreement executed by and between Lender or Co-Lender, as the case may be, and such Participant. No participation shall relieve Lender or Co-Lender, as the case may be, from its obligations hereunder or under the Note or the Loan Documents and Lender or Co- Lender, as the case may be, shall remain solely responsible for the performance of its obligations hereunder.
     (j) Notwithstanding any other provision set forth in this Agreement, Lender or any Co-Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, amounts owing to it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System), provided that no such security interest or the exercise by the secured party of any of its rights thereunder shall release Lender or Co-Lender from its funding obligations hereunder.
     9.7.3 Cooperation in Syndication.
     Borrower agrees to assist Lender in completing a Syndication satisfactory to Lender. Such assistance shall include (i) direct contact between senior management and advisors of Borrower and the proposed Co-Lenders, (ii) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the Syndication, (iii) the hosting, with Lender, of one or more meetings of prospective Co-Lenders or with the Rating Agencies, (iv) the delivery of appraisals satisfactory to Lender if required, and (v) working with Lender to procure a rating for the Loan by the Rating Agencies.
     (a) Lender shall manage all aspects of the Syndication of the Loan, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Co-Lenders and the amount and distribution of fees among the Co-Lenders. To assist Lender in its Syndication efforts, Borrower agrees promptly to prepare and provide to Lender all information with respect to Borrower, Manager, Guarantor and the Property contemplated hereby, including all financial information and projections (the “Projections”), as Lender may reasonably request in connection with the Syndication of the Loan. Borrower hereby represents and covenants that (i) all information other than the Projections (the “Information”) that has been or will be made available to Lender by Borrower or any of their representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (ii) the Projections that have been or will be made available to Lender by Borrower or any of their representatives have been or will be prepared in good faith based upon reasonable assumptions. Borrower understands that in arranging and syndicating the Loan, Lender, the Co-Lenders and, if applicable, the Rating Agencies, may use and rely on the Information and Projections without independent verification thereof.
     (b) If required in connection with the Syndication, Borrower hereby agrees to:
     (i) amend the Loan Documents to give Lender the right, at Borrower’s sole cost and expense, to have the Property reappraised on an annual basis;
     (ii) deliver updated financial and operating statements and other information reasonably required by Lender to facilitate the Syndication;
     (iii) deliver reliance letters reasonably satisfactory to Lender with respect to the environmental assessments and reports delivered to Lender prior to the Closing Date, which will run to Lender and its successors and assigns; and
     (iv) execute modifications to the Loan Documents required by the Co- Lenders, provided that such modification will not (except as set forth in (v)) change any material or economic terms of the Loan Documents, or otherwise materially increase the obligations or materially decrease the rights of Borrower pursuant to the Loan Documents; and
     (v) if Lender elects, in its sole discretion, prior to or upon a Syndication, to split the Loan into two or more parts, or the Note into multiple component notes or tranches which may have different interest rates, principal amounts, payment priorities and maturities, Borrower agrees to cooperate with Lender in connection with the foregoing and to execute the required modifications and amendments to the Note, this Agreement and the Loan Documents and to provide opinions necessary to effectuate the same. Such Notes or components may be assigned different interest rates, so long as the initial weighted average of such interest rates does not exceed the Applicable Interest Rate.
All reasonable and customary third party costs and expenses incurred by Lender or Borrower in connection with Borrower’s complying with requests made under this

Section 9.7.3 shall be paid by Lender, including, the reasonable and customary fees and expenses of Borrower’s legal counsel selected by Borrower and approved by Lender in its sole discretion. Nothing in this paragraph shall limit or affect Borrower’s obligations to pay for any actual out-of-pocket costs or expenses which Borrower incurs in complying with the other provisions of this Agreement.
     9.7.4 Payment of Agent’s, and Co-Lender’s Expenses, Indemnity, etc.
     Borrower shall:
     (a) whether or not the transactions contemplated in this Section 9.7 are consummated, pay all reasonable out-of-pocket costs and expenses (A) of Agent’s counsel fees and expenses relating to the negotiation, preparation, execution and delivery of the Note, this Agreement, the Security Instrument, and the other Loan Documents and the documents and instruments referred to therein, the creation, perfection or protection of Lender’s and Co-Lender’s liens on the Property (including, without limitation, fees and expenses for title insurance, property inspections, appraisals, if required for Syndication, surveys, lien searches, filing and recording fees, and escrow fees and expenses), and any amendment, waiver or consent relating to any of the Loan Documents including releases, (but Agent and the Co-Lender’s shall pay their own respective counsel fees) and (B) of Agent and Co-Lenders in connection with the preservation of rights under, any amendment, waiver or consent relating to, and enforcement of, the Loan Documents and the documents and instruments referred to therein or in connection with any restructuring or rescheduling of the Obligations (including, without limitation, the reasonable fees and disbursements of counsel for Agent and the Co-Lenders);
     (b) pay, and hold Agent and each Co-Lender harmless from and against, any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters and hold Agent and each Co-Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to Agent or such Co-Lender) to pay such taxes; and
     (c) indemnify Agent, (in its capacity as Lender and as Agent), and each Co- Lender, its officers, directors, employees, representatives and agents and any persons or entities owned or Controlled by, owning or Controlling, or under common Control or Affiliated with Agent, Agent, or each Co-Lender (each an “Indemnitee”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising in any manner out of, or in any way related to or by reason of, (i) the execution, delivery or performance of any Loan Document by Borrower, (ii) the breach of any of Borrower’s representations and warranties or of any of Borrower’s Obligations, (iii) a default under Section 5.2.8 hereof, including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA, the Code, any State statute or other similar law that may be required, and (iv) the exercise by Agent and the Co-Lenders of their rights and remedies (including, without limitation, foreclosure) under any Loan Documents, but excluding, as to any Indemnitee, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred solely by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction (collectively, “Indemnified Liabilities”). Borrower further agrees that, without Agent’s or the Co-Lenders’ prior written consent, it will not enter into any settlement of a lawsuit, claim or other proceeding arising or relating to any Indemnified Liability unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of each Indemnitee. Borrower’s obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations. Borrower shall have the right to undertake, conduct and control through counsel of its own choosing (which counsel shall be acceptable to the Indemnitee acting reasonably), the conduct and settlement of the Indemnified Liabilities, and the Indemnitee shall cooperate with Borrower in connection therewith; provided that Borrower shall permit the Indemnitee to participate in such conduct and settlement through counsel chosen by the Indemnitee, but reasonable fees and expenses of such counsel shall be borne by the Indemnitee. Notwithstanding the foregoing, the Indemnitee shall have the right to employ its own counsel, and the reasonable fees and expenses of such counsel shall be at Borrower’s cost and expense if the Indemnitee reasonably determines that (i) Borrower’s counsel is not adequately defending any claim or proceeding in a manner reasonably acceptable to Indemnitee, or (ii) the interests of Borrower and the Indemnitee have become adverse in any such claim or course of action; provided, however Borrower, in such event, shall only be liable for the reasonable legal expenses of one counsel for all such Indemnitees. None of Borrower nor any Indemnitee shall be liable for any settlement of any Indemnified Liability effected without its prior written consent, such consent not to be unreasonably withheld. No Indemnitee shall be liable for any indirect or consequential damages in connection with its activities related to the Loan, the Securitization or the Syndication.
     9.7.5 Limitation of Liability.
     No claim may be made by Borrower, or any other Person against Agent, or any Co-Lenders or the Affiliates, directors, officers, employees, attorneys or agent of any of such Persons for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     9.7.6 No Joint Venture.

     Notwithstanding anything to the contrary herein contained, neither Agent, nor any Co-Lender by entering into this Agreement or by taking any action pursuant hereto, will be deemed a partner or joint venturer with Borrower.
     9.7.7 Voting Rights of Co-Lenders.
     Borrower acknowledges that the Co-Lending Agreement may contain provisions which require that amendments, waivers, extensions, modifications, and other decisions with respect to the Loan Documents shall require the approval of all or a number of the Co-Lenders holding in the aggregate a specified percentage of the Loan or any one or more Co-Lenders that are specifically affected by such amendment, waiver, extension, modification or other decision.
     Section 9.8 Intentionally Omitted.
     Section 9.9 Mezzanine Financing.
     In connection with any Securitization or Syndication of the Loan, Lender shall have the right at any time to divide the Loan into two or more parts (the “Mezzanine Option”): a mortgage loan (the “Mortgage Loan”) and one or more mezzanine loans (the “Mezzanine Loan(s)”). The principal amount of the Mortgage Loan plus the principal amount of the Mezzanine Loan(s) shall equal the outstanding principal balance of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan(s). In effectuating the foregoing, (in its capacity as the lender under the Mezzanine Loan(s), the “Mezzanine Lender”) will make a loan to one or more newly formed entities meeting the requirements of Section 9.9(b) hereof (each a “Mezzanine Borrower”); Mezzanine Borrower(s) will contribute the amount of the Mezzanine Loan(s) to Borrower and Borrower will apply the contribution to pay down the Mortgage Loan. The Mortgage Loan and the Mezzanine Loan(s) will be on the same terms and subject to the same conditions set forth in this Agreement, the Note, the Security Instrument and the other Loan Documents except as follows:
     (a) Lender shall have the right to establish different interest rates and debt service payments for the Mortgage Loan(s) and the Mezzanine Loan and to require the payment of the Mortgage Loan and the Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (i) the total loan amounts for the Mortgage Loan and the Mezzanine Loan(s) shall equal the amount of the Loan immediately prior to the creation of the Mortgage Loan and the Mezzanine Loan(s), (ii) the initial weighted average interest rate of the Mortgage Loan and the Mezzanine Loan(s) shall initially on the date created equal the interest rate which was applicable to the Loan immediately prior to creation of the Mortgage Loan and the Mezzanine Loan(s) and (iii) the initial debt service payments on the Mortgage Loan note and the Mezzanine Loan note(s) shall initially on the date created equal the debt service payment which was due under the Loan immediately prior to creation of the Mortgage Loan and the Mezzanine Loan(s). The Mezzanine Loan(s) will be made pursuant to Lender’s standard mezzanine loan documents. The Mezzanine Loan(s) will be subordinate to the Mortgage Loan and will be governed by the terms of an intercreditor agreement between the holders of the Mortgage Loan and the Mezzanine Loan(s).
     (b) Mezzanine Borrower(s) shall be a special purpose, bankruptcy remote entity pursuant to applicable Rating Agency criteria and shall own directly or indirectly one hundred percent (100%) of Borrower. The direct equity holder(s) of Mezzanine Borrower(s) (such holder(s) the “Second Level SPE”) shall be a special purpose, bankruptcy remote entity pursuant to applicable Rating Agency criteria and shall own directly or indirectly one hundred percent (100%) of Mezzanine Borrower. The security for the Mezzanine Loan shall be a pledge of one hundred percent (100%) of the direct and indirect ownership interests in Borrower and Mezzanine Borrower.
     (c) Mezzanine Borrower, Second Level SPE and Borrower shall cooperate with all reasonable requests of Lender in order to divide the Loan into a Mortgage Loan and one or more Mezzanine Loan(s) and shall execute and deliver such documents as shall reasonably be required by Lender and any Rating Agency in connection therewith, including, without limitation, (i) the delivery of non-consolidation opinions, (ii) the modification of organizational documents and Loan Documents, (iii) authorize Lender to file any UCC-1 Financing Statements reasonably required by Lender to perfect its security interest in the collateral pledged as security for the Mezzanine Loan(s), (iv) execute such other documents reasonably required by Lender in connection with the creation of the Mezzanine Loan(s), including, without limitation, a guaranty substantially similar in form and substance to the Guaranty delivered on the date hereof in connection with the Loan, an environmental indemnity substantially similar in form and substance to the Environmental Indemnity delivered on the date hereof in connection with the Loan and a conditional assignment of management agreement substantially similar in form and substance to the Assignment of Management Agreement delivered on the date hereof in connection with the Loan, (v) deliver appropriate authorization, execution and enforceability opinions with respect to the Mezzanine Loan(s) and amendments to the Mortgage Loan, and (vi) deliver an “Eagle 9” or equivalent UCC title insurance policy, satisfactory to Lender, insuring the perfection and priority of the lien on the collateral pledged as security for the Mezzanine Loan.
     All reasonable and customary third party costs and expenses incurred by Lender or Borrower in connection with Borrower’s complying with requests made under this Section 9.9 shall be paid by Lender, including, the reasonable and customary fees and expenses of Borrower’s legal counsel selected by Borrower and approved by Lender in its sole discretion. Nothing in this paragraph shall limit or affect Borrower’s obligations to pay for any actual out-of-pocket costs or expenses which Borrower incurs in complying with the other provisions of this Agreement.
     It shall be an Event of Default under this Agreement, the Note, the Security Instrument and the other Loan Documents if Borrower, Mezzanine Borrower, or Second Level SPE fails to comply with any of the terms, covenants or conditions of this Section 9.9 after expiration of ten (10) Business Days after notice thereof.

     X. MISCELLANEOUS
     Section 10.1 Survival.
     This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
     Section 10.2 Lender’s Discretion.
     Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.
     Section 10.3 Governing Law.
     (a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS), PROVIDED HOWEVER, THAT WITH RESPECT TO THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED BY THIS AGREEMENT, THE SECURITY INSTRUMENT AND THE OTHER LOAN DOCUMENTS, AND THE DETERMINATION OF DEFICIENCY JUDGMENTS, THE LAWS OF THE STATE WHERE THE PROPERTY IS LOCATED SHALL APPLY.
     (b) WITH RESPECT TO ANY CLAIM OR ACTION ARISING HEREUNDER OR UNDER THIS AGREEMENT, THE NOTE, OR THE OTHER LOAN DOCUMENTS, BORROWER (A) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, AND (B) IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING ON VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS BROUGHT

IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS WILL BE DEEMED TO PRECLUDE LENDER FROM BRINGING AN ACTION OR PROCEEDING WITH RESPECT HERETO IN ANY OTHER JURISDICTION.
     Section 10.4 Modification, Waiver in Writing.
     No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
     Section 10.5 Delay Not a Waiver.
     Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
     Section 10.6 Notices.
     All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U. S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	c/o Republic Property Trust
1280 Maryland Avenue, S.W., Suite 280
Washington, DC 20024

Attention: Gary R. Siegel, Chief Operating Officer
Facsimile No.: (202) 863-4049

With a copy to:	Glazer Winston Honigman Ellick
5301 Wisconsin Avenue, NW, Suite 740
Washington, DC 20015
Attention: Lori J. Honigman
Facsimile No.: (202) 537-5500

If to Lender / Agent:	Lehman Brothers Bank, FSB
c/o Lehman Brothers Holdings
399 Park Avenue
New York, New York 10022
Attention: Tim Johnson
Facsimile No.: (212) 520-0405

With Copy to:	Lehman Brothers Bank, FSB
c/o Lehman Brothers Holdings
399 Park Avenue
New York, New York 10022
Attention: Gary Taylor
Facsimile No.: (646) 758-2256

and

Thacher Proffitt & Wood LLP
Two World Financial Center
New York, New York 10281
Attention: Mitchell G. Williams, Esq.
Facsimile No.: (212) 912-7751

With a copy of all notices, certificates, and other information under Section 5.1.10 to:	Wachovia Bank, N.A.
NC 1075
8739 Research Drive, URP4
Charlotte, North Carolina 28262-1075
Attention: Robert T. Uhlin
Facsimile No.: (704) 593-7734
or addressed as such party may from time to time designate by written notice to the other parties.
     Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

     Section 10.7 Trial by Jury.
     BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.
     Section 10.8 Headings.
     The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
     Section 10.9 Severability.
     Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     Section 10.10 Preferences.
     Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, State or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
     Section 10.11 Waiver of Notice.
     Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
     Section 10.12 Remedies of Borrower.
     In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
     Section 10.13 Expenses; Indemnity.
     (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within five (5) days of receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account.
     (b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Additional Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Additional Indemnified Liabilities incurred by Lender.
     (c) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Lender and the Indemnified Parties from and against any and all losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA, the Code, any State statute or other similar law that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Sections 4.1.8 or 5.2.8 hereof.
     (d) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, (i) any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or (ii) any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.
     Section 10.14 Schedules and Exhibits Incorporated.
     The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

     Section 10.15 Offsets, Counterclaims and Defenses.
     Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
     Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.
     (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
     (b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
     Section 10.17 Publicity.
     All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Lehman, or any of their Affiliates shall be subject to the prior written approval of Lender, which shall not be unreasonably withheld. Notwithstanding the foregoing, disclosure required by any federal or State securities laws, rules or regulations, as determined by Borrower’s counsel, shall not be subject to the prior written approval of Lender.
     Section 10.18 Waiver of Marshalling of Assets.
     (a) To the fullest extent permitted by Applicable Law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of all or part of the Security

Instrument, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.
     Section 10.19 Waiver of Counterclaim.
     Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
     Section 10.20 Conflict; Construction of Documents; Reliance.
     In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
     Section 10.21 Brokers and Financial Advisors.
     Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

     Section 10.22 Prior Agreements.
     This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and/or its Affiliates and Lender are superseded by the terms of this Agreement and the other Loan Documents.
[NO FURTHER TEXT ON THIS PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

RPB WILLOWWOOD I LLC, a Delaware limited
liability company

By:	/s/ Gary R. Siegel

Name: Gary R. Siegel
Title: Chief Operating Officer

RPB WILLOWWOOD II LLC, a Delaware limited
liability company

By:	/s/ Gary R. Siegel

Name: Gary R. Siegel
Title: Chief Operating Officer

LENDER:

LEHMAN BROTHERS BANK, FSB, a federal stock savings bank, individually and as Agent for one or more Co-Lenders

By:	/s/ Charlene Thomas

Name: Charlene Thomas
Title: Vice President

EXHIBIT B
Tenant Notice Letter
TENANT DIRECTION LETTER
                    , 200___
[Addressee]
     Re: Payment Direction Letter for                                                                                   (the “Property”)
Dear [                    ]:
                                                            , a                                          (“Borrower”), the owner of the Property, has granted a security interest in the Property to [LEHMAN BROTHERS BANK, FSB, a federal stock savings bank] (together with its successors and assigns, “Lender”) and has agreed that all rents due for the Property will be paid directly to a bank selected by Borrower and approved by Lender. Therefore, from and after the date hereof, all rent to be paid by you under the Lease between Borrower and you (the “Lease”) should be sent directly to the following address:
[BANK’S ADDRESS]

or by wire transfer to:

Bank:
ABA No.:
Account No.:
Account Name: Clearing Account, [Lehman Brothers Bank, FSB, as Secured Party]
All checks should be made out to “                                                            ”.
These payment instructions cannot be withdrawn or modified without the prior written consent of Lender or its agent (“Servicer”), or pursuant to a joint written instruction from Borrower and Lender or Servicer. Until you receive written instructions from Lender or Servicer, continue to send all rent payments due under the Lease to                     . All rent payments must be delivered to                      no later than the day on which such amounts are due under the Lease.
If you have any questions concerning this letter, please contact                      of Borrower at                      or                      of Lender at                      or                       of Servicer at                     . We appreciate your cooperation in this matter.

[BORROWER]

By:
Name:
Title:

EXHIBIT C
Rollover Guaranty
New York, New York
As of May 24, 2006
GUARANTY
     FOR VALUE RECEIVED, and to induce LEHMAN BROTHERS BANK, FSB, a federal stock savings bank, having an address at 1000 West Street, Suite 200, Wilmington, Delaware 19801, individually and as Agent for one or more Co-Lenders (“Lender”), to lend to RPB WILLOWWOOD I LLC, a Delaware limited liability company, having its principal place of business at c/o Republic Property Trust, 1280 Maryland Avenue, S.W., Suite 280, Washington, DC 20024, and RPB WILLOWWOOD II LLC, a Delaware limited liability company, having its principal place of business at c/o Republic Property Trust, 1280 Maryland Avenue, S.W., Suite 280, Washington, DC 20024 (individually and collectively, as the context may require, “Borrower”), the principal sum of FORTY-SIX MILLION FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($46,400,000.00) (the “Loan”), advanced pursuant to that certain Loan Agreement, dated as of the date hereof, between Borrower and Lender (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”) and evidenced by the Note (as defined in the Loan Agreement) and the other Loan Documents (as defined in the Loan Agreement), the undersigned, REPUBLIC PROPERTY LIMITED PARTNERSHIP, a Delaware limited partnership, having its principal place of business at c/o Republic Property Trust, 1280 Maryland Avenue, S.W., Suite 280, Washington, DC 20024 and REPUBLIC PROPERTY TRUST, a Maryland real estate investment trust, having its principal place of business at 1280 Maryland Avenue, S.W., Suite 280, Washington, DC 20024 (individually and collectively, as the context may require, “Guarantor”) hereby absolutely and unconditionally guarantees to Lender the prompt and unconditional payment of the Guaranteed Obligations of Borrower (hereinafter defined). All capitalized words and phrases not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.
     It is expressly understood and agreed that this is a continuing guaranty and that the obligations of Guarantor hereunder are and shall be absolute under any and all circumstances, without regard to the validity, regularity or enforceability of the Note, the Loan Agreement, or the other Loan Documents, a true copy of each of said documents Guarantor hereby acknowledges having received and reviewed.
     The term “Debt” as used in this Guaranty of Recourse Obligations of Borrower (this “Guaranty”) shall mean the principal sum evidenced by the Note and secured by the Security Instrument, or so much thereof as may be outstanding from time to time, together with interest thereon at the rate of interest specified in the Note and all other sums other than principal or interest which may or shall become due and payable pursuant to the provisions of the Note, the Loan Agreement, or the other Loan Documents.
     The term “Guaranteed Obligations of Borrower” as used in this Guaranty shall mean an amount equal to the sum of all of the obligations and liabilities of Borrower with respect to tenant improvement and leasing commission costs and expenses incurred in connection with the re-leasing of space at the Property demised under Leases on or after January 1, 2009, which are due and payable by Borrower to the extent such costs and expenses are not paid in accordance with the terms of such Leases and the Loan Documents. The Guaranteed Obligations of Borrower shall not exceed, in the aggregate, $2,400,000.00 and such Guaranteed Obligations of Borrower shall be reduced, on a dollar for dollar basis, with respect to such tenant improvement and leasing commission costs and expenses to the extent actually paid by Borrower as required pursuant to the terms of such Leases and the Loan Documents.
     Any indebtedness of Borrower to Guarantor now or hereafter existing (including, but not limited to, any rights to subrogation Guarantor may have as a result of any payment by Guarantor under this Guaranty), together with any interest thereon, shall be, and such indebtedness is, hereby deferred, postponed and subordinated to the prior payment in full of the Debt. Until payment in full of the Debt (and including interest accruing on the Note after the commencement of a proceeding by or against Borrower under the Bankruptcy Code and the regulations adopted and promulgated pursuant thereto, which interest the parties agree shall remain a claim that is prior and superior to any claim of Guarantor notwithstanding any contrary practice, custom or ruling in cases under the Bankruptcy Code generally), Guarantor agrees not to accept any payment or satisfaction of any kind of indebtedness of Borrower to Guarantor and hereby assigns such indebtedness to Lender, including the right to file proof of claim and to vote thereon in connection with any such proceeding under the Bankruptcy Code, including the right to vote on any plan of reorganization. Further, if Guarantor shall comprise more than one person, firm or corporation, Guarantor agrees that until such payment in full of the Debt, (a) no one of them shall accept payment from the others by way of contribution on account of any payment made hereunder by such party to Lender, (b) no one of them will take any action to exercise or enforce any rights to such contribution, and (c) if any Guarantor should receive any payment, satisfaction or security for any indebtedness of Borrower to any Guarantor or for any contribution by the other Guarantors for payment made hereunder by the recipient to Lender, the same shall be delivered to Lender in the form received, endorsed or assigned as may be appropriate for application on account of, or as security for, the Debt and until so delivered, shall be held in trust for Lender as security for the Debt. Nothing herein is intended to prevent Guarantor from receiving periodic distributions from Borrower with respect to its interest in Borrower and in accordance with Borrower’s organizational documents, absent an Event of Default.
     Guarantor agrees that, within five (5) days of written demand, Guarantor will reimburse Lender, to the extent that such reimbursement is not made by Borrower, for all expenses (including counsel fees and disbursements) incurred by Lender in connection with the collection of the Guaranteed Obligations of Borrower or any portion thereof or with the enforcement of this Guaranty.
     All moneys available to Lender for application in payment or reduction of the Debt may be applied by Lender in such manner and in such amounts and at such time or times and in such order and priority as Lender may see fit to the payment or reduction of such portion of the Debt as Lender may elect.

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     Guarantor hereby waives notice of the acceptance hereof, presentment, demand for payment, protest, notice of protest, or any and all notice of non-payment, non-performance or non-observance, or other proof, or notice or demand, whereby to charge Guarantor therefor.
     Guarantor further agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected or impaired (a) by reason of the assertion by Lender of any rights or remedies which it may have under or with respect to either the Note, the Loan Agreement, or the other Loan Documents, against any person obligated thereunder or the Property covered under the Loan Agreement, or (b) by reason of any failure to file or record any of such instruments or to take or perfect any security intended to be provided thereby, or (c) by reason of the release of the Property covered under the Loan Agreement or other collateral for the Loan, or (d) by reason of Lender’s failure to exercise, or delay in exercising, any such right or remedy or any right or remedy Lender may have hereunder or in respect to this Guaranty, or (e) by reason of the commencement of a case under the Bankruptcy Code by or against any person obligated under the Note, the Loan Agreement or the other Loan Documents, or the death of any Guarantor, or (f) by reason of any payment made on the Debt or any other indebtedness arising under the Note, the Loan Agreement, or the other Loan Documents, whether made by Borrower or Guarantor or any other person, which is required to be refunded pursuant to any bankruptcy or insolvency law; it being understood that no payment so refunded shall be considered as a payment of any portion of the Debt, nor shall it have the effect of reducing the liability of Guarantor hereunder. It is further understood, that if Borrower shall have taken advantage of, or be subject to the protection of, any provision in the Bankruptcy Code, the effect of which is to prevent or delay Lender from taking any remedial action against Borrower, including the exercise of any option Lender has to declare the Debt due and payable on the happening of any default or event by which under the terms of the Note, the Loan Agreement, or the other Loan Documents, the Debt shall become due and payable, Lender may, as against Guarantor, nevertheless, declare the Debt due and payable and enforce any or all of its rights and remedies against Guarantor provided for herein.
     Guarantor further covenants that this Guaranty shall remain and continue in full force and effect as to any modification, extension or renewal of the Note, the Loan Agreement, or the other Loan Documents, that Lender shall not be under a duty to protect, secure or insure the Property covered under the Loan Agreement, and that other indulgences or forbearance may be granted under any or all of such documents, all of which may be made, done or suffered without notice to, or further consent of, Guarantor.
     Guarantor hereby represents and warrants that Guarantor is not a Plan and none of the assets of Guarantor constitute or will constitute “Plan Assets” of one or more Plans. If Guarantor is not a natural person, Guarantor further represents and warrants that (a) Guarantor is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Guarantor are not subject to State statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Guaranty.
     If Guarantor is not a natural person, Guarantor hereby covenants and agrees with Lender that:

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     (a) During the term of the Loan or of any obligation or right hereunder, Guarantor shall not be a Plan and none of the assets of Guarantor shall constitute Plan Assets.
     (b) Guarantor further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion and represents and covenants that (A) Guarantor is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Guarantor is not subject to State statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:
     (i) Equity interests in Guarantor are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
     (ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Guarantor are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or
     (iii) Guarantor qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).
     As a further inducement to Lender to make the Loan and in consideration thereof, Guarantor further covenants and agrees (a) that in any action or proceeding brought by Lender against Guarantor on this Guaranty, Guarantor shall and does hereby waive trial by jury, (b) that the Supreme Court of the State of New York for the County of New York, or, in a case involving diversity of citizenship, the United States District Court for the Southern District of New York, shall have exclusive jurisdiction of any such action or proceeding, and (c) that service of any summons and complaint or other process in any such action or proceeding may be made by registered or certified mail directed to Guarantor at Guarantor’s address set forth above, Guarantor waiving personal service thereof. Nothing in this Guaranty will be deemed to preclude Lender from bringing an action or proceeding with respect hereto in any other jurisdiction.
     This is a guaranty of payment and not of collection and upon any default of Borrower under the Note, the Loan Agreement, or the other Loan Documents, Lender may, at its option, proceed directly and at once, without notice, against Guarantor to collect and recover the full amount of the liability hereunder or any portion thereof, without proceeding against Borrower or any other person, or foreclosing upon, selling, or otherwise disposing of or collecting or applying against the Property or other collateral for the Loan. Guarantor hereby waives the pleading of any statute of limitations as a defense to the obligation hereunder.
     Each reference herein to Lender shall be deemed to include its successors and assigns, to whose favor the provisions of this Guaranty shall also inure. Each reference herein to Guarantor shall be deemed to include the heirs, executors, administrators, legal representatives, successors and assigns of Guarantor, all of whom shall be bound by the provisions of this Guaranty.

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     If any party hereto shall be a partnership, the agreements and obligations on the part of Guarantor herein contained shall remain in force and application notwithstanding any changes in the individuals composing the partnership and the term “Guarantor” shall include any altered or successive partnerships but the predecessor partnerships and their partners shall not thereby be released from any obligations or liability hereunder.
     Guarantor (and its representative, executing below, if any) has full power, authority and legal right to execute this Guaranty and to perform all its obligations under this Guaranty.
     All understandings, representations and agreements heretofore had with respect to this Guaranty are merged into this Guaranty which alone fully and completely expresses the agreement of Guarantor and Lender.
     This Guaranty may be executed in one or more counterparts by some or all of the parties hereto, each of which counterparts shall be an original and all of which together shall constitute a single agreement of Guaranty. The failure of any party hereto to execute this Guaranty, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.
     This Guaranty may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Lender or Borrower, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.
     This Guaranty shall be governed, construed and interpreted as to validity, enforcement and in all other respects, in accordance with the laws of the State of New York.
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     IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty as of the date first above set forth.

REPUBLIC PROPERTY LIMITED
PARTNERSHIP, a Delaware limited partnership

By:	Republic Property Trust, a Maryland real estate
investment trust, its General Partner

By:

Name:
Title:

REPUBLIC PROPERTY TRUST, a Maryland real estate
investment trust

By:

Name:
Title:

EXHIBIT D
Form of Non-Disturbance Agreement

(Lender)
- and -

(Tenant)

NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

Dated:
Location:
Section:
Block:
Lot:
County:
PREPARED BY AND UPON RECORDATION RETURN TO:
[Messrs. Thacher Proffitt & Wood
Two World Financial Center
New York, New York 10281
Attention: Mitchell G. Williams
File No.: 16248-00693

NON-DISTURBANCE AND ATTORNMENT AGREEMENT
          THIS NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is made as of the ___ day of                     , ___ by and between                                                              , a                                                             , having an address at                                                                                                        (“Lender”) and                                                             , a                                                              , having an address at                                                                                                       (“Tenant”).
RECITALS:
          A. Lender is the present owner and holder of a certain [mortgage/deed of trust/deed to secure debt] and security agreement ( together with any and all extensions, renewals, substitutions, replacements, amendments, modifications and/or restatements thereof, the “Security Instrument”) dated                     , ___, given by Landlord (defined below) to Lender which encumbers the                      estate of Landlord in certain premises described in Exhibit A attached hereto (the “Property”) and which secures the payment of certain indebtedness owed by Landlord to Lender evidenced by a certain promissory note dated                     , ___, given by Landlord to Lender (the note together with all extensions, renewals, modifications, substitutions and amendments thereof shall collectively be referred to as the “Note”);
          B. Tenant is the holder of a leasehold estate in a portion of the Property under and pursuant to the provisions of a certain lease dated                     , ___ between                     , as landlord (“Landlord”) and Tenant, as tenant, [as amended by that certain agreement dated                     , ___] (such lease, as modified and amended as set forth herein being hereinafter referred to as the “Lease”); and
          C. Lender has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter set forth.
AGREEMENT:
          For good and valuable consideration, Tenant and Lender agree as follows:
          1. Intentionally Omitted.
          2. Non-Disturbance. If any action or proceeding is commenced by Lender for the foreclosure of the Security Instrument or the sale of the Property, Tenant shall not be named as a party therein unless such joinder shall be required by law, provided, however, such joinder shall not result in the termination of the Lease or disturb the Tenant’s possession or use of the premises demised thereunder, and the sale of the Property in any such action or proceeding and the exercise by Lender of any of its other rights under the Note or the Security Instrument shall be made subject to all rights of Tenant under the Lease, provided that at the time of the commencement of any such action or proceeding or at the time of any such sale or exercise of any such other rights (a) the Lease shall be in full force and effect and (b) Tenant shall not be in default under any of the terms, covenants or conditions of the Lease or of this Agreement on Tenant’s part to be observed or performed.

          3. Attornment. If Lender or any other subsequent purchaser of the Property shall become the owner of the Property by reason of the foreclosure of the Security Instrument or the acceptance of a deed or assignment in lieu of foreclosure or by reason of any other enforcement of the Security Instrument (Lender or such other purchaser being hereinafter referred as “Purchaser”), and the conditions set forth in Section 2 above have been met at the time Purchaser becomes owner of the Property, the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between Purchaser and Tenant upon all of the terms, covenants and conditions set forth in the Lease and in that event, Tenant agrees to attorn to Purchaser and Purchaser by virtue of such acquisition of the Property shall be deemed to have agreed to accept such attornment, provided, however, that Purchaser shall not be (a) liable for the failure of any prior landlord (any such prior landlord, including Landlord, being hereinafter referred to as a “Prior Landlord”) to perform any obligations of Prior Landlord under the Lease which have accrued prior to the date on which Purchaser shall become the owner of the Property, (b) subject to any offsets, defenses, abatements or counterclaims which shall have accrued in favor of Tenant against any Prior Landlord prior to the date upon which Purchaser shall become the owner of the Property, (c) liable for the return of rental security deposits, if any, paid by Tenant to any Prior Landlord in accordance with the Lease unless such sums are actually received by Purchaser, (d) bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance to any Prior Landlord unless (i) such sums are actually received by Purchaser or (ii) such prepayment shall have been expressly approved of by Purchaser or (e) bound by any agreement terminating or amending or modifying the rent, term, commencement date or other material term of the Lease, or any voluntary surrender of the premises demised under the Lease, made without Lender’s or Purchaser’s prior written consent prior to the time Purchaser succeeded to Landlord’s interest. In the event that any liability of Purchaser does arise pursuant to this Agreement or the Lease, such liability shall be limited and restricted to Purchaser’s interest in the Property and shall in no event exceed such interest.
          4. Notice to Tenant. After notice is given to Tenant by Lender that the Landlord is in default under the Note and the Security Instrument and that the rentals under the Lease should be paid to Lender pursuant to the terms of the assignment of leases and rents executed and delivered by Landlord to Lender in connection therewith, Tenant shall thereafter pay to Lender or as directed by the Lender, all rentals and all other monies due or to become due to Landlord under the Lease and Landlord hereby expressly authorizes Tenant to make such payments to Lender and hereby releases and discharges Tenant from any liability to Landlord on account of any such payments.
          5. Notice to Lender and Right to Cure. Tenant shall notify Lender of any default by Landlord under the Lease and agrees that, notwithstanding any provisions of the Lease to the contrary, no notice of cancellation thereof or of an abatement shall be effective unless Lender shall have received notice of default giving rise to such cancellation or abatement and shall have failed within sixty (60) days after receipt of such notice to cure such default, or if such default cannot be cured within sixty (60) days, shall have failed within sixty (60) days after receipt of such notice to commence and thereafter diligently pursue any action necessary to cure such default. Notwithstanding the foregoing, Lender shall have no obligation to cure any such default.

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          6. Notices. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (ii) one (1) Business Day (hereinafter defined) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Tenant:

Attention:

Facsimile No.

If to Lender:

Attention:

Facsimile No.

or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section 6, the term “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in the state where the Property is located. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.
          7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Lender, Tenant and Purchaser and their respective successors and assigns.
          8. Governing Law. This Agreement shall be deemed to be a contract entered into pursuant to the laws of the State where the Property is located and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the State where the Property is located.
          9. Miscellaneous. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder. Whenever the context may require, any pronouns used herein shall include the corresponding masculine,

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feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.
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          IN WITNESS WHEREOF, Lender and Tenant have duly executed this Agreement as of the date first above written.

LENDER:

LEHMAN BROTHERS BANK, FSB, a federal stock savings back

By:

Name:
Title:

TENANT:

,

a

By:

Name:
Title:
The undersigned accepts and agrees to the provisions of Section 4 hereof:
LANDLORD:

,

a

By:

Name:
Title:

ACKNOWLEDGMENTS
(To be attached)

EXHIBIT A
(Description of Property)

EXHIBIT E
Form of Assignment of Management Agreement
CONDITIONAL ASSIGNMENT OF MANAGEMENT AGREEMENT
     THIS CONDITIONAL ASSIGNMENT OF MANAGEMENT AGREEMENT (this “Assignment”) is made as of the       day of May, 2006, by                     , a                     , having its principal place of business at                     , and                     , a                     , having its principal place of business at                      (individually and collectively, as the context may require, “Borrower”) to [LEHMAN BROTHERS BANK FSB, a federal stock savings bank, having an address at [1000 West Street, Suite 200, Wilmington, Delaware 19801], individually and as Agent for one or more Co-Lenders (“Lender”), and is acknowledged and consented to by                     , a                     , having its principal place of business at                      (“Manager”).
RECITALS:
     A. Lender has advanced a loan to Borrower in the principal sum of [FORTY-SIX MILLION FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($46,400,000.00)] (the “Loan”) advanced pursuant to that certain Loan Agreement of even date herewith between Borrower and Lender (together with all extensions, renewals, modifications, substitutions and amendments thereof, the “Loan Agreement”).
     B. The Loan is secured by, among other things, the Security Instrument (as defined in the Loan Agreement) which grants Lender a first lien on the Property encumbered thereby (as defined in the Loan Agreement) and is further evidenced by the Note (as defined in the Loan Agreement).
     C. Pursuant to the Management Agreement (a true and correct copy of which Management Agreement is attached hereto as Exhibit A), Borrower employed Manager exclusively to rent, lease, operate and manage the Property and Manager is entitled to certain management fees (the “Management Fees”) thereunder.
     D. Lender requires as a condition to the making of the Loan that Borrower assign the Management Agreement and that Manager subordinate its interest under the Management Agreement in lien and payment to the Note, the Loan Agreement, the Security Instrument and the other Loan Documents as set forth below.
     E. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.
AGREEMENT:
     For good and valuable consideration the parties hereto agree as follows:
     1. Assignment of Management Agreement. As additional collateral security for the Loan, Borrower hereby conditionally transfers, sets over and assigns to Lender all of Borrower’s right, title and interest in and to the Management Agreement, said transfer and assignment to automatically become a present, unconditional assignment, at Lender’s option, upon the occurrence of an Event of Default under the Note, the Loan Agreement, any Security Instrument or any of the other Loan Documents, including but not limited to escrow agreements, and the failure of Borrower to cure such default within any applicable grace period.
     2. Borrower’s Covenants. Borrower and Manager hereby covenant with Lender that during the term of this Assignment: (a) neither Borrower nor Manager shall transfer the responsibility for the management of any Individual Property to any other person or entity without prior written notification to Lender and the prior written consent of Lender, which consent may be withheld by Lender in Lender’s sole discretion; (b) neither Borrower nor Manager shall terminate or amend any of the terms or provisions of the Management Agreement without the prior written consent of Lender, which consent may be withheld in accordance with the terms of the Loan Agreement; and (c) Borrower or Manager, as the case may be, shall, in the manner provided for in this Assignment, give notice to Lender of any notice or information that Borrower or Manager, as the case may be, receives which indicates that the other party is terminating the Management Agreement or that Manager is otherwise discontinuing its management of the Property.
     3. Termination. At such time as the Loan is paid in full, all of Lender’s right, title and interest hereunder with respect to the Management Agreement shall terminate.
     4. Estoppel. Manager represents and warrants that (a) the Management Agreement is in full force and effect and has not been modified, amended or assigned other than pursuant to this Assignment, (b) neither Manager nor Borrower is in default under any of the terms, covenants or provisions of the Management Agreement and Manager knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Management Agreement, (c) neither Manager nor Borrower has commenced any action or given or received any notice for the purpose of terminating the Management Agreement and (d) the Management Fees and all other sums due and payable to Manager under the Management Agreement as of the date hereof have been paid in full.
     5. Agreement by Borrower and Manager; Lender’s Right to Replace Manager. Borrower and Manager hereby agree that if (a) Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, (b) there exists an Event of Default, or (c) there exists a default by Manager (other than an Approved Manager) under the Management Agreement beyond any applicable notice and cure periods during the term of this Assignment, then in any such event, at the option of Lender exercised by written notice to Borrower and Manager, Lender may exercise its rights under this Assignment and may immediately terminate the Management Agreement and require Manager to transfer its responsibility for the management of the Property to a Qualified Manager pursuant to a Replacement Management Agreement.
     6. Subordination of Management Agreement. The Management Agreement and any and all liens, rights and interests (whether choate or inchoate and including, without limitation, all mechanic’s and materialmen’s liens under applicable law) owed, claimed or held, by Manager in and to the Property, are and shall be in all respects subordinate and inferior to the liens and security interests created or to be created for the benefit of Lender, and securing the repayment of the Note and the obligations under the Loan Agreement including, without limitation, those created under the Security Instrument covering, among other things, the Property, and filed or to

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be filed of record in the public records maintained for the recording of mortgages in the jurisdiction where the Property is located, and all renewals, extensions, increases, supplements, amendments, modifications or replacements thereof.
     7. Subordination of Management Fees. Borrower and Manager hereby agree that Manager shall not be entitled to receive any fee, commission or other amount payable to Manager under the Management Agreement for and during any period of time that any amount due and owing Lender under the Note and the Loan Agreement is not paid when due; provided, however, that Manager shall not be obligated to return or refund to Lender any fee, commission or other amount already received by Manager, and to which Manager was entitled under this Assignment.
     8. Consent and Agreement by Manager. Manager hereby acknowledges and consents to this Assignment and the terms and provisions of Section 5.1.18 of the Loan Agreement. Manager agrees that it will act in conformity with the provisions of this Assignment and Section 5.1.18 of the Loan Agreement and Lender’s rights hereunder or otherwise related to the Management Agreement. In the event that the responsibility for the management of the Property is transferred from Manager in accordance with the provisions hereof, Manager shall, and hereby agrees to, fully cooperate in transferring its responsibility to a new Qualified Manager and effectuate such transfer no later than thirty (30) days from the date the Management Agreement is terminated. Further, Manager hereby agrees (a) not to contest or impede the exercise by Lender of any right it has under or in connection with this Assignment; and (b) that it shall, in the manner provided for in this Assignment, give at least thirty (30) days prior written notice to Lender of its intention to terminate the Management Agreement or otherwise discontinue its management of the Property.
     9. Further Assurances. Manager further agrees to (a) execute such affidavits and certificates as Lender shall reasonably require to further evidence the agreements herein contained, (b) on request from Lender, furnish Lender with copies of such information as Borrower is entitled to receive under the Management Agreement and (c) cooperate with Lender’s representative in any inspection of all or any portion of the Property. Manager hereby acknowledges that some, or all, permits, licenses and authorizations necessary for the use, operation and maintenance of the Property (the “Permits”) may be held by, or on behalf of, Manager. By executing this Assignment, Manager (i) agrees that it is holding or providing all such Permits for the benefit of Borrower and (ii) hereby agrees that as security for the repayment of the Debt by Borrower in accordance with the Loan Agreement, to the extent permitted by applicable law, Manager hereby grants to Lender a security interest in and to the Permits. Moreover, Manager hereby agrees that, upon an Event of Default, it will assign the Permits to Lender if such Permits are assignable or otherwise continue to hold such Permits for the benefit of Lender until such time as Lender can obtain such Permits in its own name or the name of a nominee.
     10. Assignment of Proceeds. Manager acknowledges that, as further security for the Note, (a) Borrower has executed and delivered to Lender certain Loan Documents, assigning to Lender, among other things, all of Borrower’s right, title and interest in and to all of the revenues of the Property and (b) pursuant to the terms of the Loan Agreement, Borrower has agreed that

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any Rents and other income and proceeds from the Property are to be deposited directly into an account of Lender established pursuant to the Loan Agreement.
     11. Manager Not Entitled to Rents. Manager acknowledges and agrees that it is collecting and processing the Rents solely as the agent for Borrower and Manager has no right to, or title in, the Rents. Notwithstanding anything to the contrary in the Management Agreement, Manager acknowledges and agrees that the Rents are the sole property of Borrower, encumbered by the lien of the Security Instrument and the other Loan Documents in favor of Lender. In any bankruptcy, insolvency or similar proceeding, Manager, or any trustee acting on behalf of Manager, waives any claim to the Rents other than as such Rents may be used to pay the fees and compensation of Manager pursuant to the terms and conditions of the Management Agreement.
     12. Governing Law. This Assignment shall be governed, construed, applied and enforced in accordance with Section 10.3 of the Loan Agreement.
     13. Notices. All notices required or permitted hereunder shall be given and shall become effective as provided in Section 10.6 of the Loan Agreement.
     All notices to Manager shall be addressed as follows:

Attention:
Facsimile No.:

With a copy to:

Attention:
Facsimile No.:
     14. No Oral Change. This Assignment, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.
     15. Liability. If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Assignment shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

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     16. Inapplicable Provisions. If any term, covenant or condition of this Assignment is held to be invalid, illegal or unenforceable in any respect, this Assignment shall be construed without such provision.
     17. Headings, etc. The headings and captions of various paragraphs of this Assignment are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.
     18. Duplicate Originals; Counterparts. This Assignment may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Assignment may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Assignment. The failure of any party hereto to execute this Assignment, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.
     19. Number and Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.
     20. Secondary Market. Lender may sell, transfer and deliver the Note and assign the Loan Agreement, the Security Instrument, this Assignment and the other Loan Documents to one or more Investors in the secondary mortgage market. In connection with such sale, Lender may retain or assign responsibility for servicing the Loan, including the Note, the Loan Agreement, the Security Instrument, this Assignment and the other Loan Documents, or may delegate some or all of such responsibility and/or obligations to a servicer including, but not limited to, any subservicer or master servicer, on behalf of the Investors. All references to Lender herein shall refer to and include any such servicer to the extent applicable.
     21. Miscellaneous. (a) Wherever pursuant to this Assignment (i) Lender exercises any right given to it to approve or disapprove, (ii) any arrangement or term is to be satisfactory to Lender, or (iii) any other decision or determination is to be made by Lender, the decision of Lender to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Lender, shall be in the sole and absolute discretion of Lender and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.
          (b) Wherever pursuant to this Assignment it is provided that Borrower pay any costs and expenses, such costs and expenses shall include, but not be limited to, legal fees and disbursements of Lender, whether with respect to retained firms, the reimbursement for the expenses of in-house staff or otherwise.
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     IN WITNESS WHEREOF the undersigned have executed this Assignment as of the date and year first written above.

BORROWER: [BORROWER]
By:
Name:
Title:

LENDER: [LEHMAN BROTHERS BANK, FSB, a federal stock savings bank], individually and as Agent for one or more Co-Lenders
By:
Name:
Title:

MANAGER: [MANAGER]
By:
Name:
Title:

EXHIBIT A
MANAGEMENT AGREEMENT

EXHIBIT F
Guarantor Requirements
§9. FINANCIAL COVENANTS.
     The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:
     §9.1 Borrowing Base. The Borrower shall not permit the outstanding principal balance of the Loans and the Letter of Credit Liabilities to be greater than the Borrowing Base.
     §9.2 Consolidated Total Indebtedness to Gross Asset Value. Borrower will not permit Consolidated Total Indebtedness to exceed seventy percent (70%) of its Gross Asset Value.
     §9.3 Minimum Mortgaged Property Debt Service. The Borrower will not permit the ratio of the Net Operating Income of all Mortgaged Properties for the two (2) most recently ended calendar quarters annualized to its Implied Debt Service to be less than 1.40 to 1.00.
     §9.4 Adjusted Consolidated EBITDA to Consolidated Fixed Charges. The Borrower will not permit the ratio of Adjusted Consolidated EBITDA to Consolidated Fixed Charges, each for the sum of the two (2) most recently ended calendar quarters, to be less than 1.45 to 1.00.
     §9.5 Minimum Consolidated Tangible Net Worth. The Borrower will not at any time permit its Consolidated Tangible Net Worth to be less than the sum of $190,000,000, plus seventy-five percent (75%) of the sum of (a) Net Offering Proceeds plus (b) the value of units in the Borrower or shares in RPB issued upon the contribution of assets to Borrower or its Subsidiaries.
     §9.6 Borrowing; Base Assets. The Mortgaged Properties must satisfy all of the following conditions:
          (a) at all times, at least eighty percent (80%) of the total Net Rentable Area of the Mortgaged Properties within the Borrowing Base (on a portfolio basis) shall be physically occupied by tenants under arms-length written Leases which are in full force and effect and pursuant to which the tenants are paying rent; provided that, Agent and the Lenders agree that for the purposes of determining compliance with this §9.6, the Mortgaged Property commonly known as Presidents Park II shall only be included in the calculation set forth in this clause (a) beginning with the calculation made at the end of the calendar quarter ending March 31, 2007;
          (b) at all times, the Borrowing Base shall be comprised of at least two (2) Mortgaged Properties having an aggregate Appraised Value of not less than $150,000,000.00; and
          (c) no more than fifteen percent (15%) of the Appraised Value of all Mortgaged Properties included in the Borrowing Base shall be attributable to Eligible Real Estate leased under a ground lease.

§1. DEFINITIONS AND RULES OF INTERPRETATION.
     §1.1 Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Agreement referred to below:
          Additional Commitment Request Notice. See §2.10(a).
          Additional Guarantor. Each additional Subsidiary of Borrower which becomes a Guarantor pursuant to §5.5.
          Adjusted Consolidated EBITDA. On any date of determination, the sum of (a) the Consolidated EBITDA for the two (2) fiscal quarters most recently ended less (b)the Capital Improvement Reserve for such period.
          Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote twenty percent (20%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing twenty percent (20%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.
          Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.
          Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.
          Agent’s Special Counsel. McKenna Long & Aldridge LLP or such other counsel as selected by Agent.
          Agreement. This Senior Secured Revolving Credit Agreement, including the Schedules and Exhibits hereto.
          Agreement Regarding Fees. See §4.2.

          Applicable Margin. On any date, the Applicable Margin set forth below based on the ratio of the Consolidated Total Indebtedness of Borrower to the Gross Asset Value of Borrower:

		Revolving
		Credit
		LIBOR Rate	Base Rate
Pricing Level	Ratio	Loans	Loans

Pricing Level 1	Less than or equal to 50%	1.15%	0.00%

Pricing Level 2	Greater than 50% but less than	1.25%	0.00%
	or equal to 55%

Pricing Level 3	Greater than 55% but less than	1.40%	0.00%
	or equal to 60%

Pricing Level 4	Greater than 60% but less than	1.55%	0.25%
	or equal to 65%

Pricing Level 5	Greater than 65%	1.90%	0.50%
The initial Applicable Margin shall be at Pricing Level 2. The Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first (1st) day of the first (1st) month following the delivery by RPB to the Agent of the Compliance Certificate at the end of a calendar quarter. In the event that RPB shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin shall be at Pricing Level 5 until such failure is cured within any applicable cure period, in which event the Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate.
          Appraisal. An MAI appraisal of the value of a parcel of Real Estate, determined on an “as-is” market value basis, performed by an independent appraiser selected by the Agent who is not an employee of the Borrower, the Guarantors or any of their Subsidiaries, the Agent or a Lender, the form and substance of such appraisal and the identity of the appraiser to be in compliance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto and all other regulatory laws and policies (both regulatory and internal) applicable to the Lenders and otherwise acceptable to the Agent.
          Appraised Value. The “as-is” market value of a parcel of Mortgaged Property as reflected in the then-most recent Appraisal of such Mortgaged Property, obtained pursuant to §2.11, §5.2 or §10.13; subject, however, to such reasonable adjustments to the value determined thereby as may be required by the appraisal department of the Agent in its good faith business judgment based on criteria and factors then generally used and considered by the Agent in determining the value of similar properties, which review shall be conducted prior to acceptance of such Appraisal by the Agent.
          Arranger. KeyBanc Capital Markets or any successor.
          Assignment and Acceptance Agreement. See §18.1.
          Assignment of Leases and Rents. Each of the assignments of leases and rents from the Borrower or a Subsidiary Guarantor to the Agent, as it may be modified or amended, pursuant to which there shall be assigned to the Agent for the benefit of the Lenders a security interest in the interest of the Borrower or such Subsidiary Guarantor as lessor with respect to all Leases of all or any part of each Mortgaged Property, each such assignment entered into after the date hereof to be substantially in the form of Exhibit C annexed hereto, with such changes thereto as Agent may require as a result of state law or practice.
          Assignment of Loan Documents. The Assignment and Acceptance dated of even date herewith from Goldman Sachs Mortgage Company to Agent.
          Authorized Officer. Any of the following Persons: Michael Green, Mark R. Keller and Gary R. Siegel, and such other Persons as Borrower shall designate in a written notice to Agent.
          Balance Sheet Date. December 31 ,2005.
          Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

          Base Rate. The greater of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate” or (b) one half of one percent (0.5%) above the Federal Funds Effective Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.
          Base Rate Loans. Collectively, the Revolving Credit Base Rate Loans and the Swing Loans.
          Borrower. As defined in the preamble hereto.
          Borrowing Base. The Borrowing Base for Eligible Real Estate owned by the Borrower or any Subsidiary Guarantor included in the Mortgaged Property shall be the amount which is sixty-five percent (65%) of the sum of the Appraised Values of each Mortgaged Property as most recently determined under §2.11(e), §5.2 or §10.13.
          Breakage Costs. The cost to any Lender of re-employing funds bearing interest at LIBOR (calculated based on the change in LIBOR) for the balance of an applicable Interest Period (actual or requested), incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a Revolving Credit LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which Borrower has elected a Revolving Credit LIBOR Rate Loan.
          Building. With respect to each Mortgaged Property or parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.
          Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of Revolving Credit LIBOR Rate Loans, which also is a LIBOR Business Day.
          Capital Improvement Reserve. For any period and with respect to any improved Real Estate, an amount equal to (a) $ 0.30 multiplied by the Net Rentable Area in such Real Estate, multiplied by (b) a fraction, the numerator of which is the number of days in such period and the denominator of which is 365. If the term Capital Improvement Reserve is used without reference to any specific Real Estate, then the amount shall be determined on an aggregate basis with respect to all Real Estate of the Borrower, Guarantors and their Subsidiaries and a proportionate share of all Real Estate of all Unconsolidated Affiliates.
          Capitalization Rate. For Real Estate located in the District of Columbia, seven percent (7.00%); for all other Real Estate, seven and three-quarters percent (7.75%).
          Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.
          Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000.00; provided, however, that funds up to $5,000,000.00 may be deposited in EagleBank, Maryland, notwithstanding that it may not satisfy (A) and (B) above provided that EagleBank, Maryland is rated “well capitalized”, (iii) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.
          CERCLA. See §6.20.
          Change of Control. A Change of Control shall exist upon the occurrence of any of the following:
          (a) any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of RPB equal to at least twenty percent (20%) (or with respect to Richard Kramer and Steven Grigg and their Affiliates, an aggregate of at least forty percent (40%));
          (b) as of any date a majority of the Board of Directors or Trustees (the “Board”) of RPB consists of individuals who were not either (i) directors or trustees of RPB as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Corporate Governance and Nominating Committee of RPB, which is comprised solely of independent directors, as required by the New York Stock Exchange, and approved by a majority of the Board of RPB, which majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors or trustees by the Corporate Governance and Nominating Committee of RPB and approved by a majority of the Board of RPB, which majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above (excluding, in the case of both clause (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board); or
          (c) the Borrower or RPB consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by §8.4); or
          (d) RPB fails to own, directly, at least fifty-one percent (51%) of the economic, voting and beneficial interests in Borrower; or

          (e) RPB shall fail to be the sole general partner of Borrower, shall fail to own such general partnership interest in Borrower free of any lien, encumbrance or other adverse claim, or shall fail to control the management and policies of Borrower; or
          (f) Borrower fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor (unless such Subsidiary Guarantor or the Mortgaged Property owned by such Subsidiary Guarantor is sold or otherwise disposed of in accordance with the terms of the Loan Documents); or
          (g) Mark R. Keller shall cease to be the Chief Executive Officer of RPB and a competent and experienced successor Chief Executive Officer shall not be reasonably approved by the Majority Lenders within six (6) months of such event.
          Closing Date. The first date on which all of the conditions set forth in §10 and §11 have been satisfied.
          Code. The Internal Revenue Code of 1986, as amended.
          Collateral. All of the property, rights and interests of the Borrower and each Guarantor which are subject to the security interests, security title, liens and mortgages created by the Security Documents, including, without limitation, the Mortgaged Properties, and the Guaranty.
          Commitment. With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s Commitment to make or maintain Loans (other than Swing Loans) to the Borrower, to participate in Letters of Credit for the account of the Borrower and to participate in Swing Loans to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.
          Commitment Increase. An increase in the Total Commitment to not more than $250,000,000.00 pursuant to §2.10.
          Commitment Increase Date. See §2.10(a).
          Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
          Compliance Certificate. See §7.4(c).
          Condemnation Proceeds. All compensation, awards, damages, judgments and proceeds awarded to the Borrower or a Subsidiary Guarantor by reason of any Taking, net of all reasonable and customary amounts actually expended to collect the same.

          Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
          Consolidated EBITDA. With respect to any period, an amount equal to the EBITDA of Borrower and its Subsidiaries for such period determined on a Consolidated basis.
          Consolidated Fixed Charges. For any period, the sum of (a) Consolidated Interest Expense for such period, plus (b) all regularly scheduled principal payments made with respect to Indebtedness of RPB, the Borrower and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, plus (c) all Preferred Distributions paid during such period. Such Person’s Equity Percentage in the Fixed Charges of its Unconsolidated Affiliates shall be included in the determination of Fixed Charges.
          Consolidated Interest Expense. For any period, without duplication, (a) total Interest Expense of RPB, the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates for such period.
          Consolidated Tangible Net Worth. The amount by which Gross Asset Value exceeds Consolidated Total Indebtedness.
          Consolidated Total Indebtedness. All Indebtedness of RPB, the Borrower and its Subsidiaries determined on a consolidated basis and shall include (without duplication), such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates.
          Construction in Progress. On a consolidated basis for Borrower and its Subsidiaries, the sum of all cash expenditures for land and improvements (including indirect costs internally allocated and development costs) in accordance with GAAP on properties that are under construction or with respect to which construction is reasonably scheduled to commence within twelve (12) months of the relevant determination. For the purposes of calculating Construction in Progress of Borrower and its Subsidiaries with respect to properties under construction of Unconsolidated Affiliates, the Construction in Progress of Borrower and its Subsidiaries shall be the lesser of (a) the Investment of Borrower or its Subsidiary in the applicable Unconsolidated Affiliate or (b) the Borrower’s or such Subsidiary’s pro rata share (based upon the Equity Percentage of such Person in such Unconsolidated Affiliate) of such Unconsolidated Affiliate’s Construction in Progress.
          Contribution Agreement. That certain Contribution Agreement dated of even date herewith among the Borrower, the Guarantors and each Additional Guarantor which may hereafter become a party thereto, as the same may be modified, amended or ratified fiom time to time.
          Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.
          Debt Offering. The issuance and sale by the Borrower or any Guarantor of any debt securities of the Borrower or such Guarantor.

     Default. See §12.1.
     Default Rate. See §4.12.
     Delinquent Lender. See §14.5(c).
     Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.
     Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).
     Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of RPB, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of RPB, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of RPB, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding.
     Dollars or $. Dollars in lawful currency of the United States of America.
     Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

     Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Maturity Date is converted in accordance with §4.1.
     EBITDA. With respect to a Person for any period (without duplication): (a) net income (or loss) of such Person for such period determined on a consolidated basis (prior to any impact of adjustments for minority interests in such Person) in accordance with GAAP, exclusive of the following (but only to the extent included in the determination of such net income (loss)): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense; and (iv) extraordinary or non-recurring gains and losses; plus (b) such Person’s pro rata share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of all intangibles, without duplication, pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001.
     Eligible Real Estate. Real Estate:
     (a) which is wholly-owned in fee (or a ground lease acceptable to the Agent in its reasonable discretion) by the Borrower or a Subsidiary Guarantor;
     (b) which is located within the contiguous 48 States of the continental United States or the District of Columbia, excluding those States which prescribe a “single-action” or similar rule limiting the rights of creditors secured by real property, which exclusion shall apply, without limitation, to the States of California and Washington except to the extent such exclusion is waived in writing by the Required Lenders with respect to a specific parcel of Real Estate;
     (c) which is improved by an income-producing office property;
     (d) as to which all of the representations set forth in §6 of this Agreement concerning Mortgaged Property are true and correct;
     (e) as to which the Agent and the Required Lenders, as applicable, have received and approved all Eligible Real Estate Qualification Documents, or will receive and approve them prior to inclusion of such Real Estate as a Mortgaged Property; and
     (f) as to which, notwithstanding anything to the contrary contained herein, but subject to the last sentence of §5.3(a), the Agent and the Required Lenders have approved for inclusion in the Borrowing Base.
     Eligible Real Estate Qualification Documents. See Schedule 1.2 attached hereto.
     Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by either of the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.
     Environmental Engineer. ATC Associates, Inc., EMG or another firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.
     Environmental Laws. As defined in the Indemnity Agreements.
     Equity Interests. With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without Limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
     Equity Offering. The issuance and sale after the Closing Date by RPB, the Borrower or any Subsidiary of Borrower of any equity securities of such Person.
     Equity Percentage. The aggregate ownership percentage of the Borrower, the other Guarantors or their respective Subsidiaries in each Unconsolidated Affiliate.
     ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.
     ERISA Affiliate. Any Person which is treated as a single employer with the Borrower, the Guarantors or their respective Subsidiaries under §414 of the Code.
     ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.
     Event of Default. See §12.1.
     Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”
     Funds from Operations. With respect to any Person for any period, an amount equal to the Net Income (or Loss) of such Person for such period, computed in accordance with GAAP, excluding gains (or losses) from extraordinary items or non-recurring gains or losses (but including gains or losses on sales of Real Estate in the ordinary course of business, e.g. build to suits), plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be recalculated to reflect funds from operations on the same basis.
     GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.
     Gross Asset Value. On a consolidated basis for the Borrower and its Subsidiaries, Gross Asset Value shall mean the sum of (without duplication with respect to any Real Estate):
          (i) with respect to any Real Estate owned by the Borrower or any of its Subsidiaries as of the Closing Date (excluding any Real Estate included within clauses (iii) or (v) of this definition), an amount equal to the product of (x) the Net Operating Income attributable to such Real Estate for the period of the two (2) consecutive calendar quarters just ended prior to the date of determination times (y) two (2) (which is the annualization factor) divided by (z) the applicable Capitalization Rate; plus
          (ii) with respect to any Real Estate acquired by the Borrower or any of its Subsidiaries after the Closing Date (excluding any Real Estate included within clauses (iii) or (v) of this definition), the lesser of (x) the acquisition cost of such Real Estate determined in accordance with GAAP and (y) (A) the Net Operating Income attributable to such Real Estate for the period of the two (2) calendar quarters just ended prior to the date of determination times (B) two (2) (which is the annualization factor) divided by (C) 6.50% (which is the capitalization rate) (the calculation pursuant to this clause (ii) shall, with respect to any Real Estate, be performed only once at the time of acquisition of such Real Estate); plus
          (iii) Construction in Progress as of the date of determination, until, as to each parcel of Real Estate included in Construction in Progress, the earlier of (x) the one (1) year anniversary date of the issuance of a temporary or permanent certificate of occupancy (whichever occurs first) for such Real Estate and (y) the first day of the first calendar quarter after such Real Estate achieves eighty-five percent (85%) occupancy by tenants paying rent under executed leases; plus
          (iv) the aggregate amount of all Unrestricted Cash and Cash Equivalents of Borrower and its Subsidiaries as of the date of determination; plus
          (v) the acquisition cost of Land Assets determined in accordance with GAAP.
Gross Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the two (2) calendar quarters most recently ended prior to a date of determination. All income, expense and value associated with Real Estate disposed of during the two (2) calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Additionally, without limiting or affecting any other provision hereof, Gross Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated principally as an office property (provided such property may have ancillary supporting retail). Gross Asset Value will be adjusted to include an amount equal to the Borrower’s or any of its Subsidiaries’ pro rata share (based upon such Person’s Equity Percentage in such Unconsolidated Affiliate) of the Gross Asset Value attributable to any Real Estate owned by such Unconsolidated Affiliate.
     Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
     Guarantors. Collectively, RPB, the Subsidiary Guarantors and each Additional Guarantor, and individually any one of them.
     Guaranty. The Unconditional Guaranty of Payment and Performance dated of even date herewith made by RPB, and the Subsidiary Guarantors in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, such Guaranty to be in form and substance satisfactory to the Agent.
     Hazardous Substances. As defined in the Indemnity Agreements.
     Implied Debt Service. On any date of determination, an amount equal to the annual principal and interest payment sufficient to amortize in full during a thirty (30) year period, a loan in an amount equal to the sum of the aggregate principal balance of Loans and Letters of Credit Liabilities as of such date, calculated using an interest rate equal to one and one half percent (1.5%) plus the greater of (a) the then current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination as determined by the Agent and (b) five percent (5.0%).
     Increase Notice. See §2.10(a).
     Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligation of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests), (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliates) of any Unconsolidated Affiliate of such Person. “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001.
     Indemnity Agreements. Each of the Indemnity Agreements Regarding Hazardous Materials now or hereafter made by the Borrower and Guarantors in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, pursuant to which the Borrower and each Guarantor agree to indemnify the Agent and the Lenders with respect to Hazardous Substances and Environmental Laws, each such agreement entered into after the date hereof to be substantially in the form of Exhibit E annexed hereto.
     Insurance Proceeds. All insurance proceeds, damages and claims and the right thereto under any insurance policies relating to any portion of any Collateral, net of all reasonable and customary amounts actually expended to collect the same.
     Interest Expense. For any period, without duplication, (a) total interest expense incurred (both expensed and capitalized) of the Borrower, the Guarantors and their respective Subsidiaries, including the portion of rents payable under a Capitalized Lease allocable to interest expense in accordance with GAAP (but excluding capitalized interest funded under a construction loan interest reserve account), determined on a consolidated basis in accordance with GAAP for such period, plus (b) the Borrower’s, the Guarantors’ and their respective Subsidiaries’ Equity Percentage of Interest Expense of their Unconsolidated Affiliates for such period.
     Interest Payment Date. As to each Loan, the tenth (10th) day of each calendar month during the term of such Loan.
     Interest Period. With respect to each Revolving Credit LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such Revolving Credit LIBOR Rate Loan and ending one, two, three or six months thereafter (provided, however, until the completion of the syndication of the Loan as determined by Agent, the interest period for any

Revolving Credit LIBOR Rate Loan shall be one month), and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
          (i) if any Interest Period with respect to a Revolving Credit LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;
          (ii) if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a conversion of the affected Revolving Credit LIBOR Rate Loan to a Base Rate Loan on the last day of the then current Interest Period with respect thereto;
          (iii) any Interest Period pertaining to a Revolving Credit LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and
          (iv) no Interest Period relating to any Revolving Credit LIBOR Rate Loan shall extend beyond the Maturity Date.
     Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.
     Issuing Lender. KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto.

     Joinder Agreement. The Joinder Agreement with respect to the Guaranty, Contribution Agreement and Indemnity Agreement to be executed and delivered pursuant to §5.5 by any Additional Guarantor, such Joinder Agreement to be substantially in the form of Exhibit D hereto.
     KevBank. As defined in the preamble hereto.
     Land Assets. Land with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.
     Lease Summaries. Summaries or abstracts of the material terms of the Leases. Such Lease Summaries shall be in form and substance reasonably satisfactory to the Agent.
     Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.
     Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to § 18 (but not including any participant as described in §18).
     Letter of Credit. Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with §2.9.
     Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, the sum of (a) the maximum face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Lender (other than the Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.9, and the Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Lender acting as the Issuing Lender of their participation interests under such Section.
     Letter of Credit Request. See §2.9(a).
     LIBOR. For any Revolving Credit LIBOR Rate Loan for any Interest Period, the average rate (rounded upwards to the nearest 1/16th) as shown in Dow Jones Markets (formerly Telerate) (Page 3750) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If Dow Jones Markets no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Applicable Margin. For any period during which a Reserve Percentage shall apply, LIBOR with respect to Revolving Credit LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.
     LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.
     LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Revolving Credit LIBOR Rate Loans.
     Lien. See §8.2.
     Loan Documents. This Agreement, the Notes, the Letter of Credit Request, the Security Documents and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or any Guarantor in connection with the Loans.
     Loan Request. See §2.6.
     Loan and Loans. An individual loan or the aggregate loans (including a Revolving Credit Loan (or Loans) and a Swing Loan (or Loans)), as the case may be, to be made by the Lenders hereunder. All Loans shall be made in Dollars. Amounts drawn under a Letter of Credit shall also be considered Loans as provided in §2.9(f).
     Major Tenant. A tenant of the Borrower or any Subsidiary Guarantor which leases space in a Mortgaged Property pursuant to a Lease which entitles it to occupy 10,000 square feet or more.
     Majority Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is greater than fifty percent (50%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Delinquent Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Delinquent Lenders.
     Management Agreements. Agreements, whether written or oral, providing for the management of the Mortgaged Properties or any of them.
     Material Adverse Effect. A material adverse effect on (a) the business activities, properties, assets, financial condition or results of operations of RPB, the Borrower and its Subsidiaries considered as a whole, individually or in the aggregate with other events in excess of $10,000,000.00 of value; (b) the ability of Borrower or any Guarantor to perform any of its obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of Agent or the Lenders thereunder.

     Maturity Date. May 1, 2009, as the same may be extended by Borrower as provided in §2.11, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.
     Moody’s. Moody’s Investor Service, Inc.
     Mortgaged Property or Mortgaged Properties. The Eligible Real Estate owned or leased pursuant to a ground lease approved by the Agent, by the Borrower or a Subsidiary Guarantor which is security for the Obligations pursuant to the Mortgages.
     Mortgages. The Mortgages, Deeds to Secure Debt and/or Deeds of Trust from the Borrower or a Subsidiary Guarantor to the Agent for the benefit of the Lenders (or to trustees named therein acting on behalf of the Agent for the benefit of the Lenders), as the same may be modified or amended, pursuant to which the Borrower or a Subsidiary Guarantor has conveyed or granted a mortgage lien upon or a conveyance in fee simple (or of a leasehold, if applicable) of a Mortgaged Property as security for the Obligations, each such mortgage entered into after the date hereof to be substantially in the form of Exhibit F annexed hereto, with such changes thereto as Agent may require as a result of state law or practice.
     Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.
     Net Income (or Loss). With respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.
     Net Offering Proceeds. The gross cash proceeds received by RPB, the Borrower or any of its Subsidiaries as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by RPB, Borrower or such Subsidiary in connection therewith.
     Net Operating Income. For any Real Estate and for a given period, an amount equal to the sum of (a) the rents and other revenues for such Real Estate for such period received in the ordinary course of business (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Real Estate, but specifically excluding general overhead expenses of the Borrower and its Subsidiaries and any property management fees), minus (c) the Capital Improvement Reserve for such Real Estate as of the end of such period, minus (d) the greater of (i) actual property management expenses of such Real Estate or (ii) an amount equal to three percent (3.0%) of the gross revenues from such Real Estate. For purposes of calculating the Net Operating Income of any Real Estate, if such Real Estate is owned, in whole or in part, by one or more Unconsolidated Affiliates of the Borrower or a Guarantor, such Net Operating Income of such Unconsolidated Affiliates attributable to the Borrower or such Guarantor shall be an amount equal to the Borrower’s or such Guarantor’s Equity Percentage thereof. Net Operating Income shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of all intangibles, without duplication, pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001.
     Net Rentable Area. With respect to any Real Estate, the floor area of any buildings, structures or improvements available for leasing to tenants determined in accordance with the Rent Roll for such Real Estate, the manner of such determination to be reasonably consistent for all Real Estate of the same type unless otherwise approved by the Agent.
     Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness; or (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document).
     Non-Recourse Indebtedness. Indebtedness of the Borrower, its Subsidiaries or a Unconsolidated Affiliate which is secured by one or more parcels of Real Estate (other than a Mortgaged Property) or interests therein and which is not a general obligation of the Borrower or such Subsidiary or Unconsolidated Affiliate, the holder of such Indebtedness having recourse solely to the parcels of Real Estate, or interests therein, securing such Indebtedness, the leases thereon and the rents, profits and equity thereof (except for recourse against the general credit of the Borrower or its Subsidiaries or an Unconsolidated Affiliate for any Non-Recourse Exclusions), provided that in calculating the amount of Non-Recourse Indebtedness at any time, the amount of any Non-Recourse Exclusions which are the subject of a claim shall not be included in the Non-Recourse Indebtedness but shall constitute recourse Indebtedness. Non-Recourse Indebtedness shall also include Indebtedness of a Subsidiary of Borrower that is not a Guarantor or of an Unconsolidated Affiliate which is a special purpose entity that is recourse solely to such Subsidiary or Unconsolidated Affiliate, which is not cross-defaulted to other Indebtedness of the Borrower and the Guarantors and which does not constitute Indebtedness of any other Person (other than such Subsidiary or Unconsolidated Affiliate which is the borrower thereunder).
     Notes. Collectively, the Revolving Credit Notes and the Swing Loan Note.
     Notice. See §19.
     Obligations. All indebtedness, obligations and liabilities of the Borrower or any Guarantor to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes or the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.
     OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.
     Off-Balance Sheet Obligations. Liabilities and obligations of RPB, the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which RPB would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of RPB’s report on Form 10-Q or Form 10-K (or their equivalents) which RPB is required to file with the SEC (or any Governmental Authority substituted therefore). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).
     Original Loan Agreement. The “Loan Agreement”, as defined in the Assignment of Loan Documents.
     Original Note. The “Note”, as defined in the Assignment of Loan Documents.
     Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.
     Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
     PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.
     Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.
     Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.
     Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle A, Title I of ERISA.
     Potential Collateral. Any property of the Borrower or a Subsidiary Guarantor which is not at the time included in the Collateral and which consists of (i) Eligible Real Estate, or (ii) Real Estate which is capable of becoming Eligible Real Estate through the approval of the Required Lenders and the completion and delivery of Eligible Real Estate Qualification Documents.

     Preferred Distributions. For any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by RPB, the Borrower or any of its Subsidiaries. Preferred Distributions shall not include dividends or distributions (a) paid or payable solely in Equity lnterests of identical class payable to holders of such class of Equity Interests; (b) paid or payable to the Borrower or any of its Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
     Preferred Securities. With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.
     Pricing Level. Such term shall have the meaning established within the definition of Applicable Margin.
     RPB. As defined in the preamble hereto.
     Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower, any Guarantor or any of their respective Subsidiaries, including, without limitation, the Mortgaged Properties.
     Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.
     Register. See $1 8.2.
     REIT Status. With respect to RPB, its status as a real estate investment trust as defined in §856(a) of the Code.
     Release. See §6.20(c)(iii).
     Rent Roll. A report prepared by the Borrower showing for each Mortgaged Property owned or leased by Borrower or a Subsidiary Guarantor, its occupancy, lease expiration dates, lease rent and other information in substantially the form presented to Agent prior to the date hereof or in such other form as may be reasonably acceptable to the Agent.
     Required Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty-six and 7/10 percent (66.7%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Delinquent Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Delinquent Lenders.
     Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Merest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other federal or state governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.
     Revolving Credit Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.
     Revolving Credit LIBOR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to LIBOR.
     Revolving Credit Loan or Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of $150,000,000.00 (subject to increase as provided in §2.10) to be made by the Lenders hereunder as more particularly described in 52. Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.9(f).
     Revolving Credit Notes. See §2.1 (b).
     SEC. The federal Securities and Exchange Commission.
     Security Documents. Collectively, the Guaranty, the Joinder Agreements, the Mortgages, the Assignments of Leases and Rents, the Indemnity Agreements, UCC-1 financing statements and any further collateral assignments to the Agent for the benefit of the Lenders.
     S&P. Standard & Poor’s Ratings Group.
     State. A state of the United States of America and the District of Columbia.
     Subordination, Attornment and Non-Disturbance Agreement. An agreement among the Agent, the Borrower or a Subsidiary Guarantor and a tenant under a Lease pursuant to which such tenant agrees to subordinate its rights under the Lease to the lien or security title of the applicable Mortgage and agrees to recognize the Agent or its successor in interest as landlord under the Lease in the event of a foreclosure under such Mortgage, and the Agent agrees to not disturb the possession of such tenant, such agreement to be in form and substance reasonably satisfactory to Agent.
     Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.
     Subsidiary Guarantors. RPT Presidents Park LLC, Presidents Park I LLC, Presidents Park II LLC, Presidents Park III LLC, RKB Dulles Tech LLC, each a Delaware limited liability company, and any Additional Guarantor that is the direct or indirect owner of a Mortgaged Property.
     Survey. An instrument survey of each parcel of Mortgaged Property prepared by a registered land surveyor which shall show the location of all buildings, structures, easements and utility lines on such property, shall be sufficient to remove the standard survey exception from the Title Policy, shall show that all buildings and structures are within the lot lines of the Mortgaged Property and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be acceptable to the Agent in its reasonable discretion), shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets and such other details as the Agent may reasonably require; and shall show whether or not the Mortgaged Property is located in a flood hazard district as established by the Federal Emergency Management Agency or any successor agency or is located in any flood plain, flood hazard or wetland protection district established under federal, state or local law and shall otherwise be in form and substance reasonably satisfactory to the Agent.
     Surveyor Certification. With respect to each parcel of Mortgaged Property, a certificate executed by the surveyor who prepared the Survey with respect thereto, dated as of a recent date and containing such information relating to such parcel as the Agent or the Title Insurance Company may reasonably require, such certificate to be reasonably satisfactory to the Agent in form and substance.
     Swing Loan. See §2.4(a).
     Swing Loan Lender. KeyBank, in its capacity as Swing Loan Lender and any successor thereof.
     Swing Loan Commitment. The sum of $30,000,000.00, as the same may be changed from time to time in accordance with the terms of this Agreement.
     Swing Loan Note. See §2.4(b).
     Taking. The taking or appropriation (including by deed in lieu of condemnation) of any Mortgaged Property, or any part thereof or interest therein, whether permanently or temporarily, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation proceeding, or in any other manner or any damage or injury or diminution in value through condemnation, inverse condemnation or other exercise of the power of eminent domain.
     Title Insurance Company. Lawyers Title Insurance Corporation and/or any other title insurance company or companies approved by the Agent and the Borrower.
     Title Policy. With respect to each parcel of Mortgaged Property, an ALTA standard form title insurance policy (or, if such form is not available, an equivalent, legally promulgated form of mortgagee title insurance policy reasonably acceptable to the Agent) issued by a Title Insurance Company (with such reinsurance as the Agent may reasonably require, any such reinsurance to be with direct access endorsements to the extent available under applicable law) in an amount as the Agent may reasonably require based upon the fair market value of the applicable Mortgaged Property insuring the priority of the Mortgage thereon and that the Borrower or a Subsidiary Guarantor, as applicable, holds marketable fee simple title to or a valid and subsisting leasehold interest in such parcel, subject only to the encumbrances acceptable to Agent in its reasonable discretion and which shall not contain standard exceptions for mechanics liens, persons in occupancy (other than tenants as tenants only under Leases) or matters which would be shown by a survey, shall not insure over any matter except to the extent that any such affirmative insurance is acceptable to the Agent in its reasonable discretion, and shall contain (a) a revolving credit endorsement and (b) such other endorsements and affirmative insurance as the Agent may reasonably require and is available in the State in which the Real Estate is located, including but not limited to (i) a comprehensive endorsement, (ii) a variable rate of interest endorsement, (iii) a usury endorsement, (iv) a doing business endorsement, (v) an ALTA form 3.1 zoning endorsement, (vi) a “tie-in” endorsement relating to all Title Policies issued by such Title Insurance Company in respect of other Mortgaged Property, (vii) a “first loss” endorsement, and (viii) a utility location endorsement.
     Total Commitment. The sum of the Commitments of the Lenders, as in effect fiom time to time.
     Type. As to any Loan, its nature as a Base Rate Loan or a Revolving Credit LIBOR Rate Loan.
     Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment, (a) which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.
     Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, reserves or Liens or claims of any kind in favor of any Person.